Exhibit 10.1

EXECUTION VERSION

MASTER REPURCHASE AGREEMENT

Dated as of October 23, 2018

by and among

DB LOAN NT-II, LLC

and

CLNC CREDIT 5, LLC

individually and/or collectively, as the context requires, as Master Seller,

and

DEUTSCHE BANK AG, CAYMAN ISLANDS BRANCH,

as Buyer

31.	ACKNOWLEDGEMENT AND CONSENT TO BAIL-IN OF EEA FINANCIAL INSTITUTIONS	96

ANNEXES, EXHIBITS AND SCHEDULES

ANNEX I	Names and Addresses for Communications between Parties

EXHIBIT I	Form of Confirmation

EXHIBIT II	Authorized Representatives of Seller

EXHIBIT III	Financial Reporting Website

EXHIBIT IV	Form of Custodial Delivery

EXHIBIT V	Form of Power of Attorney

EXHIBIT VI	Representations and Warranties Regarding Individual Purchased Loans

EXHIBIT VII	Organizational Chart

EXHIBIT VIII	Transaction Procedures

EXHIBIT IX	Form of Servicer Notice and Agreement

EXHIBIT X	Prohibited Transferees

EXHIBIT XI	Form of Joinder Agreement

EXHIBIT XII	Permitted Fund Managers

EXHIBIT XIII	Form of Bailee Letter

THIS MASTER REPURCHASE AGREEMENT (this “Agreement”) is dated as of October 23, 2018, by and among DB LOAN NT-II, LLC and CLNC CREDIT 5, LLC, each a Delaware limited liability company organized in series (individually and/or collectively as the context may require, “Master Seller”) and DEUTSCHE BANK AG, CAYMAN ISLANDS BRANCH, a branch of a foreign banking institution (“Buyer”).

WHEREAS, the limited liability company agreement of the Master Seller provides for the establishment of one or more designated series of limited liability company interests and assets of the Master Seller (each, a “Series”, each such Series that executes and delivers a Joinder Agreement (as hereinafter defined) pursuant to Section 3(n), a “Series Seller”) which may have separate rights, powers or duties with respect to specified property, including rights to profits and losses associated with such specified property and obligations under this Agreement with respect to such specified property, with the assets and obligations of each such Series Seller accounted for separately in the records of Master Seller and such Series Seller from the other assets of the Master Seller and the assets of each other Series Seller; and the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to each Series Seller shall be enforceable solely against the assets of such Series Seller except to the extent expressly provided for hereunder. Upon its execution of a Joinder Agreement pursuant to Section 3(n) of this Agreement, each such Series Seller shall be bound by all provisions herein with respect to the assets of such Series Seller and its related obligations in respect of any Transactions. As used herein, the term “Seller” shall mean the Master Seller and/or each Series Seller, individually or collectively, as the context may require.

1.    APPLICABILITY

Subject to the terms and conditions of this Agreement, from time to time the parties hereto may enter into transactions in which Seller agrees to transfer to Buyer certain Eligible Loans (as hereinafter defined) on a servicing-released basis against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to Seller such Eligible Loans at a date certain or on demand, against the transfer of funds by Seller. Master Seller shall designate a Series Seller for each such transaction in accordance with Section 3(n) of this Agreement. Each such transaction shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing, shall be governed by this Agreement, including any supplemental terms or conditions contained in any exhibits identified herein as applicable hereunder.

2.    DEFINITIONS

(a)    As used in this Agreement, the following terms shall have the following meanings:

“1934 Act” shall have the meaning specified in Section 23(a).

“A-Note” shall mean a Mortgage Note evidencing a senior position (or pari passu senior position) in a Mortgage Loan. Payments with respect to an A-Note shall not be junior to any other Mortgage Note.

“Accelerated Repurchase Date” shall have the meaning specified in Section 13(b)(i) of this Agreement.

“Accelerated Transaction Repurchase Date” shall have the meaning specified in Section 13(c)(i) of this Agreement.

“Accepted Servicing Practices” shall mean with respect to any Purchased Loan, those mortgage servicing practices of prudent commercial mortgage lending institutions which service commercial mortgage loans of a substantially similar type as such Purchased Loan in the jurisdiction where the related Mortgaged Property is located or as otherwise defined in the applicable Servicing Agreement.

“Act of Insolvency” shall mean with respect to any Person, (i) the commencement by such Person as debtor of any case or proceeding under any Bankruptcy Law, or such Person seeking the appointment or election of a receiver, conservator, trustee, custodian or similar official for such Person or any substantial part of its property, (ii) the commencement of any such case or proceeding against such Person, seeking such an appointment or election, or the filing against such Person of an application for a protective decree under the provisions of SIPA, which (A) is consented to or not timely contested by such Person, (B) results in the entry of an order for relief, such an appointment or election, the issuance of such a protective decree or the entry of an order having a similar effect against such Person, or (C) is not dismissed within 60 days, (iii) the making by such Person of a general assignment for the benefit of its creditors, (iv) the admission in writing by such Person of such Person’s inability to pay such Person’s debts as they become due or (v) the taking of action by such Person in furtherance of any of the foregoing.

“Actual Original Purchase Percentage” shall mean, with respect to any Transaction, a percentage equal to the lesser of (x) the Maximum Original Purchase Percentage for such Transaction and (y) a percentage designated by Seller in its sole and absolute discretion, and set forth in the Confirmation for such Transaction.

“Additional Confirmation Conditions” shall mean, with respect to each Purchased Loan, the Additional Confirmation Conditions (if any) set forth in the Confirmation for the related Transaction.

“Affiliate” shall mean, (i) when used with respect to Seller, Pledgor, Guarantor or Parent, Parent and its Subsidiaries, or (ii) when used with respect to any other specified Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such Person.

“Agreement” shall mean this Master Repurchase Agreement, dated as of October     , 2018 by and among Seller and Deutsche Bank AG, Cayman Islands Branch, as same may be amended, modified and/or restated from time to time.

“Allocable Percentage” shall mean, with respect to any Principal Payment on any Purchased Loan, a fraction (expressed as a percentage) the numerator of which is the Repurchase Price with respect to such Purchased Loan as in effect immediately prior to such Principal Payment (net of any accrued Price Differential and, unless a Facility Event of Default or a Transaction Event of Default related to such Purchased Loan has occurred and is continuing, excluding any other amounts then owing to Buyer), and the denominator of which is the outstanding principal balance of such Purchased Loan immediately prior to such Principal Payment.

“Alternate Index” shall mean the floating rate index selected by Buyer that Buyer intends to use as an alternative to LIBOR for Seller and all similarly situated counterparties in commercial real estate repurchase facilities; provided that in no event shall Buyer be required to disclose confidential information concerning other customers.

“Alternate Index Rate” shall mean, with respect to each Pricing Rate Period, the per annum rate of interest of the Alternate Index, determined as of the Pricing Rate Determination Date immediately preceding the commencement of such Pricing Rate Period; provided that in no event will the Alternate Index Rate be less than zero.

“Alternate Rate” shall mean, with respect to each Pricing Rate Period, the per annum rate of interest equal to the sum of the Alternate Index Rate plus the Alternate Rate Spread.

“Alternate Rate Spread” shall mean, in connection with any conversion of any Transaction in accordance with the terms hereof to an Alternate Rate Transaction, the difference (expressed as the number of basis points and determined at the time of such conversion) between (a) the sum of (i) LIBOR, determined as of the Pricing Rate Determination Date for which LIBOR was last applicable to the Transaction, plus (ii) the Applicable Spread minus (b) the Alternate Index Rate as of such Pricing Rate Determination Date; provided, however, that if such difference is a negative number, then the Alternate Rate Spread shall be zero.

“Alternate Rate Transaction” shall mean, with respect to any Pricing Rate Period, any Transaction with respect to which the Pricing Rate for such Pricing Rate Period is determined with reference to the Alternate Index.

“Applicable Servicer Account” shall mean, with respect to each Purchased Loan, the account(s) established by the applicable Servicer into which the related Mortgagor or other obligor shall be required to remit principal, interest and other payments due with respect to such Purchased Loan under the related Purchased Loan Documents.

“Applicable Spread” shall mean, with respect to each Purchased Loan:

(i)

so long as no Event of Default shall have occurred and be continuing, the per annum rate designated by Buyer in its sole and absolute discretion as the “Applicable Spread” for such Purchased Loan as set forth in the Confirmation for such Purchased Loan; and

(ii)	after the occurrence and during the continuance of an Event of Default, the per annum rate for such Purchased Loan set forth in clause (i) plus 500 basis points (5.00%).

“Appraisal” shall mean an appraisal of the related underlying Mortgaged Property from an Independent Appraiser, complying with the requirements of Title XI of the Federal Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended from time to time, and conducted in accordance with the standards of the American Appraisal Institute.

“Approved Future Funding Amounts” shall have the meaning specified in Section 3(p) of this Agreement.

Asset Management Agreement” shall mean that certain Management Agreement, dated as of January 31, 2018, by and among Parent, Guarantor and Manager, or such other asset management or advisory agreement with respect to CLNS Credit RE acceptable to Buyer in its reasonable discretion, in each case, as same shall be amended, modified and/or restated from time to time.

“Assignment of Leases” shall mean, with respect to any Purchased Loan, an assignment of leases thereunder, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the Mortgaged Property is located to reflect the assignment of leases.

“Assignment of Mortgage” shall mean, with respect to any Purchased Loan, an assignment or notice of transfer (or equivalent instrument) of the applicable Mortgage, in recordable form and otherwise sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the assignment and pledge of the Mortgage, subject to the terms, covenants and provisions of this Agreement.

“Authorized Representative of Seller” shall mean the individuals listed on Exhibit II attached hereto, as the same may be revised by Master Seller by notice to Buyer from time to time.

“Available Income” shall mean, all Income other than (a) the Underlying Purchased Loan Reserves, (b) Qualified Servicing Expenses, (c) origination fees and expense deposits paid by Mortgagors in connection with the origination and closing of the Purchased Loans, (d) any reimbursements by the related Mortgagors of costs and expenses, and (e) insurance proceeds and condemnation awards from any Mortgaged Property that are not permitted to be applied to amounts due under the applicable Purchased Loan pursuant to the applicable Purchased Loan Documents.

“Bailee” shall mean Ropes & Gray LLP or any other law firm reasonably acceptable to Buyer that has delivered a Bailee Letter with respect to a Purchased Loan.

“Bailee Letter” shall mean a letter from Seller and acknowledged by Bailee and Buyer substantially in the form attached hereto as Exhibit XIII.

“Bankruptcy Code” shall mean the United States Bankruptcy Code (11 U.S.C. § 101 et seq.), as amended from time to time or any successor statute or rule promulgated thereto.

“Bankruptcy Laws” shall mean the Bankruptcy Code or any other United States bankruptcy, insolvency, reorganization, liquidation, moratorium, dissolution, delinquency or any similar statute, law, rules, regulations or similar legal requirements of any other applicable jurisdiction from time to time in effect, and in each case, as amended from time to time.

“Blocked by Operation of Law” shall mean, with respect to OFAC’s SDN List, any Person that is in the aggregate owned, directly or indirectly, 50 percent or greater by a Person or Persons that are either identified on the SDN List or themselves blocked Persons.

“Business Day” shall mean a day other than (i) a Saturday or Sunday, or (ii) a day in which the New York Stock Exchange or banks in the State of New York are authorized or obligated by law or executive order to be closed. When used with respect to a Pricing Rate Determination Date, “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in London, England are closed for interbank or foreign exchange transactions.

“Buyer” shall mean Deutsche Bank AG, Cayman Islands Branch, or any successor or assignee thereof.

“Cash Flow Deficiency” shall mean, with respect to any Purchased Loan as of any Remittance Date, the amount (if any) by which (i) the total of all amounts due to Buyer, its Affiliates and Custodian under Sections 5(c)(i)-(iv), 5(d)(i)-(v) or 5(e), as applicable, in respect of such Purchased Loan as of such Remittance Date exceed (ii) the amount of Available Income (including Principal Payments) received by Buyer or Depository in respect of all the Purchased Loans during such Collection Period.

“Cash Management Account” shall mean a segregated interest bearing account, entitled “DB Loan NT-II, LLC, as Master Seller, for the benefit of Deutsche Bank AG, Cayman Islands Branch, as Buyer”, established at the Depository, bearing account number ########.

“Cause” means, with respect to an Independent Manager, (i) acts or omissions by such Independent Manager that constitute willful disregard of or bad faith or gross negligence with respect to, such Independent Manager’s duties, (ii) such Independent Manager has engaged in or has been charged with, indicted or convicted for any crime or crimes of moral turpitude, fraud, or dishonesty or for any violation of any Requirement of Law, (iii) such Independent Manager no longer satisfies the requirements set forth in the definition of “Independent Manager”, (iv) the fees charged for the services of such Independent Manager are materially in excess of the fees charged by the other providers of Independent Managers listed in the definition of “Independent Manager”, (v) such Independent Manager is unable to perform his or her duties due to death, disability or incapacity or (vi) any other reason for which the prior written consent of Buyer shall have been obtained.

“CDO Asset Manager” shall mean, with respect to any Securitization Vehicle that is a CDO, the entity that is responsible for managing or administering the underlying assets of such Securitization Vehicle or, if applicable, the assets of any Intervening Trust Vehicle (including, without limitation, the right to exercise any consent and control rights available to the holder of the applicable Related Interest).

“Change of Control” shall mean the occurrence of any of the following events shall have occurred without the prior written approval of Buyer: (i) prior to an internalization of management by Parent or Guarantor, if Manager or an Affiliate thereof shall cease to act as the external manager of Parent pursuant to a Management Agreement; (ii) any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the 1934 Act) (other than the Manager or any Affiliate of CLNY) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the beneficial owner, directly or indirectly, of 49% or more of the total voting power of all classes of ownership interests of Parent, Guarantor or Manager entitled to vote generally in the election of the directors (or the applicable equivalent) of such Person; (iii) Parent or CLNY shall cease to be the sole managing member of Guarantor or Parent shall cease to directly or indirectly own, of record and beneficially, 51% or more of the ownership interests of Guarantor and Control Guarantor; (iv) Guarantor shall cease to directly or indirectly own, of record and beneficially, 100% of the ownership interests in Member and Control Member; or (v) Member shall cease to own, of record and beneficially, 100% of the ownership interests in Seller and Control Seller. Notwithstanding the foregoing, Buyer shall not be deemed to approve or to have approved any internalization of management by Parent.

“CLNY” shall mean Colony Capital Inc., a Maryland corporation.

“Closing Date” shall mean the date hereof.

“Code” shall mean the Internal Revenue Code of 1986, and the regulations promulgated and rulings issued thereunder, in each case as amended, modified or replaced from time to time.

“Collateral” shall have the meaning specified in Section 6 of this Agreement.

“Collection Period” shall mean with respect to the Remittance Date in any month, the period beginning on but excluding the Cut-off Date in the month preceding the month in which such Remittance Date occurs and continuing to and including the Cut-off Date immediately preceding such Remittance Date.

“Confirmation” shall have the meaning specified in Section 3(b) of this Agreement.

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise and “Controlling,” “Controlled” and “under common Control” shall have meanings correlative thereto. For purposes of this definition, debt securities that are convertible into common stock will be treated as voting securities only when converted.

“Controlled Account Agreement” shall mean that certain Controlled Account Agreement, dated as of the date hereof, among Buyer, Master Seller (on behalf of itself and each Series Seller) and the Depository, relating to the Cash Management Account, as the same may be amended, modified and/or restated from time to time.

“Credit Event” shall mean, with respect to any Purchased Loan, the occurrence of any of the following with respect to such individual Purchased Loan, in each case, as determined by Buyer in its sole and absolute discretion exercised in good faith; provided, however, that in no event shall a Credit Event exist solely by reason of fluctuations in current interest rates or current spreads:

(i)	the occurrence and continuance of a Purchased Loan Event of Default or a monetary or material non-monetary Purchased Loan Default with respect to such Purchased Loan;

(ii)	the occurrence of an Act of Insolvency with respect to any Mortgagor or any obligor or guarantor for such Purchased Loan;

(iii)

a material deterioration in (A) the Mortgaged Property Value of the related Mortgaged Property, (B) the underwritten or actual net operating income, cash flows, or debt service coverage ratio of such Mortgaged Property at actual financing terms, or (C) the condition of the related Mortgaged Property, in each case, other than changes contemplated by the related business plan as set forth in the credit memorandum delivered by Seller to Buyer as of the related Purchase Date;

(iv)	the occurrence of a material adverse change in the financial condition of the Mortgagor, any underlying guarantor or underlying sponsor, taken as a whole, with respect to such Purchased Loan;

(v)	the occurrence of a material breach of a Purchased Loan Representation relating to such Purchased Loan;

(vi)

the existence of any pending litigation, action, suit, arbitration, investigation or other legal or arbitration proceeding affecting any Mortgagor or guarantor for the Purchased Loan or the applicable Mortgaged Property which if adversely determined could reasonably be expected to have a material adverse effect on such Mortgagor, or guarantor, taken in the aggregate;

(vii)	the loss or impairment of any lien or security interest (or the priority thereof) securing such Purchased Loan or securing the Repurchase Obligations hereunder; or

(viii)

the (a) occurrence of any event or condition specifically designated as a Credit Event in the applicable Confirmation for such Purchased Loan, or (b) a failure to satisfy any Additional Confirmation Conditions, if any, applicable to such Purchased Loan.

“Custodial Agreement” shall mean the Amended and Restated Custodial Agreement, dated as of the date hereof, by and among the Custodian, Master Seller (on behalf of itself and each Series Seller) and Buyer, as the same may be amended, modified and/or restated from time to time.

“Custodial Delivery” shall mean the form executed by Seller in order to deliver the Purchased Loan Schedule and the Purchased Loan File with respect to any Purchased Loan to Buyer or its designee (including the Bailee or the Custodian, as applicable) pursuant to Section 7, a form of which is attached hereto as Exhibit IV.

“Custodian” shall mean Wells Fargo Bank, National Association, or any successor Custodian appointed by Buyer with the prior written consent of Master Seller (which consent shall not be unreasonably withheld or delayed).

“Cut-off Date” shall mean the second (2nd) Business Day preceding each Remittance Date.

“Default” shall mean a Facility Default or a Transaction Default.

“Depository” shall mean Wells Fargo Bank, National Association, or any successor Depository appointed by Buyer with the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed).

“Diligence Materials” shall mean, collectively, (i) the Preliminary Due Diligence Package furnished by Seller to Buyer, and (ii) any other diligence materials delivered by Seller to Buyer in connection with Buyer’s review of any New Collateral, whether pursuant to a Supplemental Due Diligence List or otherwise.

“Division/Series Transaction” shall mean, with respect to any Person that is a limited liability company organized under the laws of the State of Delaware, that any such Person (a) divides into two or more Persons (whether or not the original Person or Subsidiary thereof survives such division) or (b) creates, or reorganizes into, one or more series, in each case, as contemplated under the laws of the State of Delaware, including without limitation Section 18-217 of the Delaware LLC Act.

“Dollars” and “$” shall mean lawful money of the United States of America.

“Early Repurchase” shall have the meaning specified in Section 3(d) of this Agreement.

“Early Repurchase Date” shall have the meaning specified in Section 3(d) of this Agreement.

“Eligibility Requirements” shall mean, with respect to any Person, that such Person has at least $200,000,000 in capital/statutory surplus or shareholders’ equity (except with respect to a pension advisory firm or similar fiduciary) and at least $600,000,000 in total assets (in name or under management), and is regularly engaged in the business of making or owning commercial real estate loans (or interests therein), mezzanine loans (or interests therein) or commercial loans (or interests therein) similar to the applicable Purchased Loan.

“Eligible Loan” shall mean a whole Mortgage Loan or Senior Interest in a whole mortgage loan secured by a first mortgage lien or liens on one or more multifamily, office, retail, industrial, hospitality and/or other commercial properties (including, without limitation, a leasehold interest therein), as to which each of the Purchased Loan Representations are true and correct as of the Purchase Date (except for any exceptions disclosed in writing by Seller which are approved by Buyer, in its sole and absolute discretion and set forth in the Confirmation for the applicable Purchased Loan) and which Mortgage Loan or Senior Interest is approved by Buyer as of the Purchase Date, in its sole and absolute discretion, based upon all facts and circumstances considered relevant by Buyer or any other asset approved by Buyer, in its sole and absolute discretion. An “Eligible Loan” that is a Purchased Loan hereunder may, in Buyer’s sole and absolute discretion, include a junior Related Interest provided that, and only for so long as, the corresponding Senior Interest with respect to any such junior Related Interest also remains subject to the applicable Transaction for such Purchased Loan.

“Environmental Law” shall mean any present or future federal, state or local law, statute, regulation or ordinance, any judicial or administrative order or judgment thereunder, pertaining to health, industrial hygiene, hazardous substances or the environment, including, but not limited to, each of the following, as enacted as of the date hereof or as hereafter amended: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§ 6901 et seq.; the Toxic Substance Control Act, 15 U.S.C. §§ 2601 et seq.; the Water Pollution Control Act (also known as the Clean Water Act, 22 U.S.C. §§ 1251 et seq.), the Clean Air Act, 42 U.S.C. §§ 7401 et seq. and the Hazardous Materials Transportation Act, 49 U.S.C. §§ 1801 et seq.

“Equity Interests” shall mean, with respect to any Person, (a) any share, interest, participation and other equivalent (however denominated) of capital stock of (or other ownership, equity or profit interests in) such Person, (b) any warrant, option or other right for the purchase or other acquisition from such Person of any of the foregoing, (c) any security convertible into or exchangeable for any of the foregoing, and (d) any other ownership or profit interest in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and, as of the relevant date, any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which Seller is a member and (ii) solely for purposes of potential liability under Section 302(b) of ERISA and Section 412(b) of the Code and the lien created under Section 303(k) of ERISA and Section 430(k)(4) of the Code, described in Section 414(m) or (o) of the Code of which Seller is a member.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to Buyer or required to be withheld or deducted from a payment to Buyer: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Buyer being organized under the laws of, or having its principal office or the office from which it books a Transaction located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of Buyer with respect to an interest in a Transaction pursuant to a law in effect as of the date on which such Person (i) acquires such interest in a Transaction or (ii) changes its principal office or the office from which it books such interest in a Transaction, except to the extent that, pursuant to Section 29, amounts with respect to such Taxes were payable either to such Person’s assignor immediately before such Person became a party hereto or to such Person immediately before it changed its applicable office,

(c) Taxes attributable to such Buyer’s failure to comply with Section 29(e) of this Agreement, and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Event of Default” shall mean a Facility Event of Default or a Transaction Event of Default.

“Exit Fee” shall have the meaning specified in the Letter Agreement.

“Facility Amount” shall mean the amount specified in the Letter Agreement.

“Facility Default” shall mean any event which, with the giving of notice, the passage of time, or both, would constitute a Facility Event of Default.

“Facility Event of Default” shall have the meaning specified in Section 13(a)(II) of this Agreement.

“Facility Termination Date” shall have the meaning specified in the Letter Agreement.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant thereto, including any intergovernmental agreements and any rules or guidance implementing such intergovernmental agreements.

“FDIA” shall have the meaning specified in Section 22(c) of this Agreement.

“FDICIA” shall have the meaning specified in Section 22(d) of this Agreement.

“Filings” shall have the meaning specified in Section 6 of this Agreement.

“Financing Fee” shall mean, with respect to any Transaction as of any date, the aggregate amount obtained by daily application of the Financing Fee Rate to the then outstanding Purchase Price for such Transaction on a 360-day-per-year basis for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on the date of determination (reduced by any amount of such Financing Fee previously paid by Seller to Buyer with respect to such Transaction).

“Financing Fee Cap” shall have the meaning specified in Section 3(o) of this Agreement.

“Financing Fee Rate” shall have the meaning specified in Section 3(o) of this Agreement.

“Financing Fee Payee” shall have the meaning specified in Section 3(o) of this Agreement.

“Future Funding Amount” shall have the meaning specified in Section 3(p) of this Agreement.

“Future Funding Date” shall have the meaning specified in Section 3(p) of this Agreement.

“Future Funding Purchased Loan” shall mean any Purchased Loan with respect to which there exists a continuing obligation on the part of the holder of the Purchased Loan after the related closing date of such Purchased Loan to provide additional funding to the Mortgagor upon the terms and conditions in the applicable Purchased Loan Documents and which is approved by Buyer as a “Future Funding Purchased Loan” as of the Purchase Date for such Purchased Loan and set forth in the Confirmation therefor or as may be approved by Buyer from time to time pursuant to a Future Funding Transaction Request made by Seller under Section 3(p) hereof.

“Future Funding Transaction Request” shall have the meaning specified in Section 3(p).

“GAAP” shall mean United States generally accepted accounting principles consistently applied as in effect from time to time.

“Governmental Authority” shall mean any national or federal government, any state, regional, local or other political subdivision thereof with jurisdiction and any Person with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantor” shall mean Credit RE Operating Company, LLC, a Delaware limited liability company.

“Guarantor Threshold” shall have the meaning specified in the Letter Agreement.

“Guaranty” shall mean that certain Guaranty, dated as of the date hereof, from the Guarantor to Buyer, as the same may be amended, modified and/or restated from time to time.

“Hazardous Materials” shall mean oil, flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, hazardous wastes, toxic or contaminated substances or similar materials or gases, including any substances which are “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances,” “wastes,” “regulated substances,” “industrial solid wastes,” or “pollutants” under Environmental Laws and including arsenic, perchlorate, methane and carbon monoxide.

“Income” shall mean, with respect to any Purchased Loan at any time, the sum of (x) payments of principal, interest, dividends or other distributions or collections (including, without limitation, all funds received for deposit in any Underlying Purchased Loan Reserves) and (y) all net sale proceeds received by Seller or any Affiliate of Seller in connection with a sale of such Purchased Loan, other than any origination fees that were earned and paid on or prior to the related Purchase Date.

“Indemnified Amounts” shall have the meaning specified in Section 26 of this Agreement.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Seller under any Transaction Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnified Parties” shall have the meaning specified in Section 26 of this Agreement.

“Independent Appraiser” shall mean an independent professional real estate appraiser who is a member in good standing of the American Appraisal Institute, and, if the state in which the subject Mortgaged Property is located certifies or licenses appraisers, is certified or licensed in such state, and in each such case, who has a minimum of five years’ experience in the subject property type and is acceptable to Buyer in its sole and absolute discretion, applied in good faith.

“Independent Manager” shall mean an individual who has prior experience as an independent director, independent manager or independent member with at least three years of employment experience and who is provided by CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional Independent Managers, another nationally-recognized company reasonably approved by Buyer, in each case that is not an Affiliate of Seller and that provides professional Independent Managers and other corporate services in the ordinary course of its business, and which individual is duly appointed as an Independent Manager and is not, and has never been, and will not while serving as Independent Manager be, any of the following:

(A)    a member, partner, equityholder, manager, director, officer or employee of Seller or any of its equityholders or Affiliates (other than as an Independent Manager of Seller or an Affiliate of Seller that is not in the direct chain of ownership of the Seller and that is required by a creditor to be a single purpose bankruptcy remote entity, provided that such Independent Manager is employed by a company that routinely provides professional Independent Managers or managers in the ordinary course of its business);

(B)    a creditor, supplier or service provider (including provider of professional services) to Seller or any of its equityholders or Affiliates (other than a nationally-recognized company that routinely provides professional Independent Managers and other corporate services to Seller or any of its Affiliates in the ordinary course of its business);

(C)    a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider of Seller or its Affiliates; or

(D)    a Person that controls (whether directly, indirectly or otherwise) any of the entities described in (A), (B) or (C) above.

A natural person who otherwise satisfies the foregoing definition except for subparagraph (A) by reason of being the Independent Manager of a “special purpose entity” affiliated with Seller shall be qualified to serve as an Independent Manager of Seller, provided that the fees that such individual earns from serving as an Independent Manager of affiliates of Seller in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. For purposes of this paragraph, a “special purpose entity” is an entity, whose organizational documents contain restrictions on its activities and impose requirements intended to preserve such entity’s separateness that are substantially similar to those contained in Section 12 of this Agreement.

“Initial Buyer” shall mean Deutsche Bank AG, Cayman Islands Branch.

“Intervening Trust Vehicle” shall mean, with respect to any Securitization Vehicle that is a CDO, a trust vehicle or entity which holds the applicable Related Interest as collateral securing (in whole or in part) any obligation or security held by such Securitization Vehicle as collateral for the CDO.

“Joinder Agreement” shall have the meaning specified in Section 3(n).

“Last Endorsee” shall have the meaning specified in Section 7(b)(i).

“Letter Agreement” shall mean that certain letter agreement, dated as of the date hereof, among Buyer and Master Seller, as the same may be amended, modified and/or restated from time to time.

“LIBO Rate” shall mean, with respect to any Pricing Rate Period pertaining to a Transaction, a rate per annum determined for such Pricing Rate Period in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

LIBOR
1 Requirement	–	Reserve

“LIBOR” shall mean, with respect to each Pricing Rate Period, the rate (expressed as a percentage per annum and rounded upward, if necessary, to the next nearest 1/1000 of 1%) for deposits in U.S. dollars, for a one-month period, that appears on Reuters Screen LIBOR01 (or the successor thereto) as of 11:00 a.m., London time, on the related Pricing Rate Determination Date. If such rate does not appear on Reuters Screen LIBOR01 as of 11:00 a.m., London time, on such Pricing Rate Determination Date, Buyer shall request the principal London office of any four major reference banks in the London interbank market selected by Buyer to provide such bank’s offered quotation (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in U.S. dollars for a one-month period as of 11:00 a.m., London time, on such Pricing Rate Determination Date for amounts of not less than the Repurchase Price of the Transaction. If at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, Buyer shall request any three major banks in New York City selected by Buyer to provide such bank’s rate (expressed as a percentage per annum) for loans in U.S. dollars to leading European banks for a one-month period as of approximately 11:00 a.m., New York City time on the applicable Pricing Rate Determination Date for amounts of not less than the Repurchase Price of the Transaction. If at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates. LIBOR shall be determined by Buyer or its agent pursuant to the terms of this Agreement, which determination shall be conclusive absent manifest error. Notwithstanding the foregoing, in no event shall LIBOR be less than zero. “Manager” shall mean CLNC Manager, LLC, a Delaware limited liability company.

“LIBOR Floor” shall mean zero percent (0%).

“LIBOR Rate” shall mean, with respect to each Pricing Rate Period, the per annum rate equal to (i) the greater of LIBO Rate and the LIBOR Floor plus (ii) the Applicable Spread.

“LIBOR Transaction” shall mean, with respect to any Pricing Rate Period, any Transaction with respect to which the Pricing Rate is determined for such Pricing Rate Period with reference to LIBOR.

“London Business Day” shall mean any day other than (a) a Saturday, (b) a Sunday or (c) any other day on which commercial banks in London, England are not open for business.

“Management Agreement” shall mean the Management Agreement, dated as of January 31, 2018, by and between Manager, Guarantor and Parent, or such other agreement acceptable to Buyer in its reasonable discretion, in each case, as the same may be amended, modified, waived, supplemented, extended, replaced or restated from time to time.

“Mandatory Early Repurchase” shall have the meaning specified in Section 3(l) of this Agreement.

“Mandatory Early Repurchase Date” shall have the meaning specified in Section 3(l) of this Agreement.

“Mandatory Early Repurchase Event” shall mean, with respect to any Purchased Loan, the occurrence of any of the following:

(i)	a payment default on such Purchased Loan which remains uncured for the lesser of (A) ten (10) Business Days or (B) the cure period specified in the applicable Purchased Loan Documents;

(ii)	an Act of Insolvency with respect to the related Mortgagor or guarantor of such Purchased Loan;;

(iii)	the maturity or acceleration of such Purchased Loan;

(iv)

any other Purchased Loan Event of Default with respect to such Purchased Loan (including any other payment default other than a payment default described in clause (i) on such Purchased Loan) but excluding circumstances which would only be a breach of an MTM Representation;

(v)

the occurrence and continuance of any material breach of a Purchased Loan Representation (other than an MTM Representation) relating to such Purchased Loan, subject to exceptions approved by Buyer in writing;

(vi)

all or any material portion of the Mortgaged Property securing such Purchased Loan shall be (A) materially damaged or destroyed by fire, flood, wind, earthquake, decay, environmental condition or other casualty or (B) taken by any Governmental Authority having jurisdiction over such Mortgaged Property as the result of or in lieu of the exercise of the right of condemnation or eminent domain;

(vii)	such Purchased Loan ceases to be an Eligible Loan;

(viii)

if any Purchased Loan includes a junior Related Interest and the corresponding Senior Interest with respect to such Purchased Loan is repurchased by Seller, such repurchase of the related Senior Interest shall constitute a Mandatory Early Repurchase Event with respect to such junior Related Interest; or

(ix)	any other event or condition specifically designated as a Mandatory Early Repurchase Event in the applicable Confirmation for such Purchased Loan.

“Margin Deadline” shall mean 2:00 p.m. (New York City time).

“Margin Deficit” shall have the meaning specified in Section 4(a) of this Agreement.

“Margin Excess” shall have the meaning specified in Section 4(a) of this Agreement.

“Margin Notice” shall have the meaning specified in Section 4(b) of this Agreement.

“Market Value” shall mean, with respect to any Eligible Loan or Purchased Loan, as of any relevant date, the lesser of (i) the price at which such Eligible Loan or Purchased Loan may be sold, assigned or participated in an arms’ length transaction to a third party (without regard to any unpaid interest which has accrued but is not yet due and payable), determined by Buyer in its sole and absolute discretion exercised in good faith, and (ii) the Principal Balance thereof; provided, however, that Buyer shall not reduce the Market Value for any Purchased Loan unless a Credit Event has occurred and is continuing with respect to such Purchased Loan. For purposes of Section 4, changes in the Market Value of the Purchased Loan shall be determined solely in relation to material positive or negative changes relative to Buyer’s initial underwriting or the most recent determination of Market Value relating to (I) any breach of an MTM Representation or (II) the performance or condition of (x) the Mortgaged Property securing the Purchased Loan or other collateral securing or related to the Purchased Loan, (y) the Purchased Loan’s borrower (including obligors, guarantors, participants and sponsors) and the borrower on any Mortgaged Property or other collateral securing the Purchased Loan, or (z) the commercial real estate market relevant to the Mortgaged Property, considered in the aggregate.

“Market Value Percentage” shall mean, with respect to any Eligible Loan or Purchased Loan, as of any date, the fraction, expressed as a percentage and rounded to the next highest hundredth of a percent, the numerator of which is the then current Market Value of such Eligible Loan or Purchased Loan, and the denominator of which is the then current Principal Balance of such Eligible Loan or Purchased Loan.

“Master Seller” shall mean, individually or collectively, as the context may require, DB Loan NT-II, LLC and CLNC Credit 5, LLC, each a Delaware series limited liability company.

“Master Seller LLC Agreement” shall mean the limited liability company agreement of each Master Seller, as applicable, as each of the same may be amended, modified and/or restated with Buyer’s prior written consent, and together with each completed Schedule C thereto hereafter executed with respect to each Series Seller.

“Material Action” shall mean any material extension, amendment, waiver, termination, rescission, cancellation, release or other modification to the terms of, or any collateral, guaranty or indemnity for, or the exercise of any material right or remedy of a holder (including all lending, corporate and voting rights, remedies, consents, approvals and waivers) of, any Purchased Loan or the related Purchased Loan Documents, and which, in each case, would have the effect of:

(a)    In the case of a whole Mortgage Loan:

(i)    decreasing the principal of, or interest on, the Purchased Loan, other than with respect to a principal prepayment to the extent such principal prepayment is distributed pursuant to Section 5;

(ii)    postponing or extending any scheduled date fixed for any payment of principal of, or interest on, the Purchased Loan (other than postponements or extension required by the terms of the underlying Purchased Loan Documents and for which no material lender consent is applicable);

(iii)    releasing any material portion of the collateral securing the Purchased Loan (other than any release required by and expressly in accordance with the terms of the related underlying Purchased Loan Documents, including, without limitation, releases of condominium units as and when the same are sold);

(iv)    releasing any borrower in respect of the Purchased Loan or underlying Mortgage Loan (other than any release required by and expressly in accordance with the terms of the related underlying Purchased Loan Documents);

(v)    waiving any default or event of default, or modifying or amending any default provision, including the definition of “Default” or “Event of Default” or other similar term under the related Purchased Loan Documents;

(vi)    exercising any consent or approval right of Seller relating to the termination or appointment of any Servicer in respect of any Purchased Loan (or underlying Mortgage Loan related thereto);

(vii)    waiving any “due-on-sale” or “due-on-encumbrance” clause with respect to the Purchased Loan (or the Mortgage Loan or Mezzanine Loan, as applicable) or consenting to (i) such a waiver, (ii) a transfer of all or any portion of a Mortgaged Property or interests in the Mortgagor or (iii) the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related Purchased Loan Documents;

(viii)    accepting an assumption agreement releasing a Mortgagor from liability under a Purchased Loan (or related Mortgage Loan, as applicable) other than pursuant to the specific terms of such Purchased Loan (or the Mortgage Loan or Mezzanine Loan, as applicable) and for which lender’s consent is not required and there is no material lender discretion;

(ix)    consenting to the incurrence of additional debt by a Mortgagor or any mezzanine financing by any beneficial owner of a Mortgagor other than pursuant to the express terms of such Purchased Loan and for which lender’s consent is not required and there is no material lender discretion;

(x)    entering into, amending, modifying or terminating any franchise agreement (except, in each of the foregoing cases, entering into, amending, modifying or terminating any franchise agreement pursuant to the express terms of the Purchased Loan Documents and for which lender’s consent is not required and there is no material lender discretion);

(xi)    releasing any material amounts from any escrow accounts, reserve funds or letters of credit, in each case, held as “performance”, “earn-out”, or “holdback” escrows or reserves, other than those required pursuant to the specific terms of the related Purchased Loan Documents and for which there is no material lender discretion (and, in each case, excluding releases of any escrows or reserves held for taxes and insurance capital expenditures, tenant improvement and leasing costs, “PIP”, debt service and similar escrows and reserves pursuant to the express terms of the Purchased Loan Documents and for which there is no material lender discretion);

(xii)    waiving, amending or modifying in a material manner, in Seller’s reasonable judgment, any cash management or reserve account requirements of such Purchased Loan, or any other material change to the manner, timing, or method of the application of payments under the Purchased Loan Documents, other than changes required under the related Purchased Loan Documents for which lender’s consent is not required and there is no material lender discretion;

(xiii)    modifying, waiving, amending or terminating any ground lease, or any lease of all or substantially all of the Mortgaged Property relating to any Purchased Loan, or the execution of any new ground lease or a lease of all or substantially all of the Mortgaged Property relating to any Purchased Loan;

(xiv)    modifying or waiving any material provision in the related Purchased Loan Documents governing the type, nature or amount of insurance coverage required to be obtained and maintained by the related Mortgagor;

(xv)    approving any material alteration or improvement to the Mortgaged Property other than as contemplated under the Purchased Loan Documents (and in accordance with the terms and conditions thereof including the delivery of any additional collateral or security required thereunder), to the extent the lender has such approval right under the Purchased Loan Documents;

(xvi)    approving or modifying or waiving the Purchased Loan Documents in a manner that would result in any discounted pay-off or deed-in-lieu of foreclosure relating to any Purchased Loan, Purchased Loan Document or Mortgaged Property;

(xvii)    modifying any release prices or any provisions of the Purchased Loan Documents relating to the release of any properties; or

(xviii)    modifying or amending in any material respect any condominium documents relating to the Mortgaged Property;

(b)    in the case of any Senior Interest, any consent, modification, waiver, forbearance, appointment, right or other action to which the Senior Interest holder has any such right under the related co-lender agreement, participation agreement or intercreditor agreement to the extent that such action would, be a Material Action under clauses (a) through (s) of this definition.

“Material Adverse Effect” shall mean a material adverse effect on or material adverse change in or to (a) the property, assets, business, operations or financial condition of Seller, Member or Guarantor, taken as a whole, (b) the ability of Seller, Member or Guarantor to pay or perform its obligations under any of the Transaction Documents to which it is a party, (c) the validity or enforceability of any of the Transaction Documents, or (d) the rights and remedies of Buyer under any of the Transaction Documents.

“Maximum Original Purchase Percentage” shall mean, with respect to any Transaction, the percentage specified as the Maximum Original Purchase Percentage in the Confirmation for such Transaction as determined by Buyer in its sole and absolute discretion as of the related Purchase Date.

“Member” shall mean, individually or collectively as the context may require, DB Loan Member NT-II, LLC, a Delaware limited liability company, which is the sole member of DB Loan NT-II, LLC, and CLNC Credit 5 Member Guarantor, LLC, a Delaware limited liability company, which is the sole member of CLNC Credit 5, LLC.

“Member Guaranty” shall mean the Member Guaranty, dated as of the date hereof, from Member to Buyer, as the same may be amended, modified and/or restated from time to time.

“Mezzanine Borrower” shall mean the obligor on any applicable Mezzanine Note.

“Mezzanine Loan” shall mean a loan made by Seller or its Affiliate secured by the direct or indirect ownership interest in a Mortgagor in connection with the origination of a Purchased Loan.

“Mezzanine Loan Documents” shall mean, respect to any Purchased Loan that is a Mezzanine Loan, the Mezzanine Note, those documents executed in connection with, evidencing or governing such Mezzanine Loan, including, without limitation, those documents which are required to be delivered to Custodian under the Custodial Agreement.

“Mezzanine Note” shall mean the original executed promissory note or other tangible evidence of the Mezzanine Loan indebtedness.

“Mortgage” shall mean a mortgage, deed of trust, deed to secure debt or other instrument, creating a valid and enforceable first lien on or a first priority ownership interest in an estate in fee simple or ground leasehold interest in real property and the improvements thereon, securing a mortgage note or similar evidence of indebtedness.

“Mortgage Loan” shall mean a loan made by Seller or its Affiliate to a Mortgagor and secured by a Mortgage.

“Mortgage Note” shall mean a note or other evidence of indebtedness of a Mortgagor secured by a Mortgage in connection with a Purchased Loan.

“Mortgaged Property” shall mean (i) with respect to any Mortgage Loan, Senior Interest or Related Interest (other than a Mezzanine Loan), the mortgaged property securing such Mortgage Loan, Senior Interest or Related Interest and (ii) with respect to any Mezzanine Loan, the mortgaged property owned by the Person the Equity Interests of which is pledged as collateral for such Mezzanine Loan.

“Mortgaged Property Value” shall mean, with respect to any Mortgaged Property, the market value of such Mortgaged Property as determined by Buyer in its sole and absolute discretion applied in good faith.

“Mortgagee” shall mean the record holder of a Mortgage Note secured by a Mortgage.

“Mortgagor” shall mean, with respect to any Purchased Loan, the obligor on a Mortgage Note and the mortgagor/grantor under the related Mortgage.

“MTM Representation” shall mean each of the representations and warranties set forth as items (11), (12), (15), (21), (26), (28), (35)(f) (provided that the representations in item 35(f) shall only be MTM Representations to the extent that any breach of same is cured within ten (10) Business Days after the occurrence of such breach and such breach does not otherwise constitute a Purchased Loan Event of Default), (36) and (41) (with respect to the last sentence only) in Part I of Exhibit VI attached hereto.

“Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been, or were required to have been, made by Seller or any ERISA Affiliate and which is covered by Title IV of ERISA.

“Net Market Value Decrease” shall mean, with respect to any Purchased Loan, as of any date of determination, an amount equal to the greater of (i) zero and (ii) the product of (1) the then current Principal Balance of such Purchased Loan and (2) (x) the Purchase Date Market Value Percentage of such Purchased Loan, less (y) the then current Market Value Percentage of such Purchased Loan.

“New Collateral” shall mean an Eligible Loan that Seller proposes to be included as Collateral.

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Other Connection Taxes” means Taxes imposed as a result of a present or former connection between Buyer and the jurisdiction imposing such Taxes (other than connections arising from Buyer having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Transaction or any Transaction Document, other than any assignment made at Seller’s request).

“Other Taxes” shall mean any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that may arise from any payment made under any Transaction Document or from the execution, delivery, performance, or enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Transaction Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment, transfer or sale of participation or other interest in or with respect to the Transaction Document.

“Parent” shall mean Colony Credit Real Estate, Inc., a Maryland corporation.

“Participant Register” shall have the meaning specified in Section 18(d) of this Agreement.

“Participation Interest” shall mean a participation interest in a Mortgage Loan.

“Permitted Fund Manager” shall mean any Person that on the date of determination is (i) one of the entities listed on Exhibit XII annexed hereto and made a part hereof, (ii) investing through a fund with committed capital of at least $250,000,000 and (iii) not subject to a proceeding relating to the bankruptcy, insolvency, reorganization or relief of debtors.

“Person” shall mean an individual, corporation, limited liability company, business trust, partnership, joint tenant or tenant-in-common, trust, unincorporated organization, or other entity, or a federal, state or local government or any agency or political subdivision thereof.

“Plan” shall mean an employee benefit or other plan established or maintained by Seller or any ERISA Affiliate during the five year period ended prior to the date of this Agreement or to which Seller or any ERISA Affiliate makes, is obligated to make or has, within the five year period ended prior to the date of this Agreement, been required to make contributions and that is covered by Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, other than a Multiemployer Plan.

“Plan Assets” shall have the meaning specified in Section 21(a) of this Agreement.

“Plan Party” shall have the meaning specified in Section 21(a).

“Pledge Agreements” shall mean (i) that certain Pledge Agreement, dated as of the date hereof, from NT Member, as pledgor, in favor of Buyer and (ii) that certain Pledge Agreement, dated as of the date hereof, from CLNC Member, as pledgor, in favor of Buyer, as each may be amended, modified and/or restated from time to time.

“Pledged Collateral” shall have the meaning specified in the Pledge Agreements.

“Portfolio Interest Certificate” shall have the meaning specified in Section 29(e)(ii)(B)(3) of this Agreement.

“Preliminary Due Diligence Package” shall mean with respect to any New Collateral, Seller’s summary memorandum outlining the proposed transaction, including, to the best knowledge of Seller, potential transaction benefits and all material underwriting risks, all Underwriting Issues and all other characteristics of the proposed transaction that a reasonable buyer would consider material, together with the following due diligence information relating to the New Collateral to be provided by Seller to Buyer pursuant to this Agreement (in each case, to the extent applicable and in Seller’s possession or reasonably obtainable by Seller):

(i)	all material documents that relate to such Eligible Loan;

(ii)

current rent roll for the Mortgaged Property, if applicable, together with the following information: (A) recent leasing activity including related tenant improvement and leasing commission obligations, (B) a delinquency report, (C) outstanding rent abatements and concessions and (D) a description of all percentage rent, additional rent and escalations payable by tenants for taxes, operating expenses, electricity and other expenses, as applicable;

(iii)

(a) most recent audited financial statements, (b) three (3) years of operating statements, including current trailing twelve (12) month operating statement, and (c) Seller’s preliminary underwritten cash flow pro-forma for the Mortgaged Property, in each case, if available;

(iv)	description of the Mortgaged Property and the ownership structure of the borrower and the sponsor (including, without limitation, the board of directors, if applicable);

(v)	Seller’s indicative debt service coverage ratios;

(vi)	Seller’s indicative debt yield ratios;

(vii)	Seller’s indicative loan-to-value ratio;

(viii)

term sheet outlining the transaction generally including an abstract of the final terms of the proposed Eligible Loan (to the extent such information is not included in other “Preliminary Due Diligence Package” documents);

(ix)	final sources and uses schedule for the proceeds of the proposed Eligible Loan delivered in connection with the closing of the Eligible Loan;

(x)

an organizational chart of the Mortgagor showing all ownership interests in the Mortgagor (and disclosing any direct or indirect ownership interests of Seller or its Affiliates in the Mortgagor, if any);

(xi)	an Appraisal of the Mortgaged Property, dated within six (6) months of the proposed Purchase Date;

(xii)	Seller’s credit memorandum, in a form reasonably acceptable to Buyer;

(xiii)	Seller’s underwriting model (in Excel);

(xiv)	any exceptions to the Purchased Loan Representations for such Eligible Loan, which may be contained in an internal memorandum or offering document prepared by a third party; and

(xv)	Seller’s relationship with the Mortgagor, if any;

(xvi)	current and, to the extent available, historical real estate tax bills, or an estimate of expected taxes, for the Mortgaged Property; and

(xvii)	any other information reasonably requested by Buyer.

“Price Differential” shall mean, with respect to any Transaction as of any date of determination, the aggregate amount obtained by daily application of the Pricing Rate for such Transaction to the daily outstanding Purchase Price for such Transaction on a 360-day-per-year basis for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) such date of determination (reduced by any amount of such Price Differential previously paid by Seller to Buyer with respect to such Transaction).

“Pricing Rate” shall mean for each Pricing Rate Period, an annual rate equal to (a) for a LIBOR Transaction, the LIBOR Rate for such Pricing Rate Period, (b) for a Prime Rate Transaction, the Prime Rate for such Pricing Rate Period and (c) for an Alternate Rate Transaction, the Alternate Rate for such Pricing Rate Period.

“Pricing Rate Determination Date” shall mean with respect to any Pricing Rate Period with respect to (i) any Transaction, other than a LIBOR Transaction, the second (2nd) Business Day, and (ii) any LIBOR Transaction, the second (2nd) London Business Day, in each case, preceding the first day of such Pricing Rate Period.

“Pricing Rate Period” shall mean, (a) in the case of the first Pricing Rate Period and first Remittance Date with respect to any Transaction, the period commencing on and including the Purchase Date for such Transaction and ending on but excluding such Remittance Date, and (b) in the case of any subsequent Pricing Rate Period and Remittance Date, the period commencing on and including the prior Remittance Date and ending on but excluding such Remittance Date; provided, however, that in no event shall any Pricing Rate Period for any Transaction end subsequent to the Repurchase Date for such Transaction.

“Prime Index” shall mean the prime rate of U.S. commercial banks as published in The Wall Street Journal (or, if more than one such rate is published, the average of such rates).

“Prime Index Rate” shall mean, with respect to each Pricing Rate Period, the per annum rate of interest of the Prime Index, determined as of the Pricing Rate Determination Date immediately preceding the commencement of such Pricing Rate Period; provided that in no event will the Prime Index Rate be less than zero.

“Prime Rate” shall mean, with respect to each Pricing Rate Period, the per annum rate of interest equal to the sum of the Prime Index Rate plus the Prime Rate Spread.

“Prime Rate Transaction” shall mean, with respect to any Pricing Rate Period, any Transaction with respect to which the Pricing Rate for such Pricing Rate Period is determined with reference to the Prime Index Rate.

“Prime Rate Spread” shall mean, in connection with any conversion of the Transaction in accordance with the terms hereof to a Prime Rate Transaction, the difference (expressed as the number of basis points and determined at the time of such conversion) between (a)(i) if the Transaction is converted from a LIBOR Transaction to a Prime Rate Transaction, the sum of (x) the LIBO Rate, determined as of the Pricing Rate Determination Date for which LIBOR was last applicable to the Transaction, plus (y) the Applicable Spread, or (ii) if the Transaction is converted from an Alternate Rate Transaction to a Prime Rate Transaction, the Alternate Rate, determined as on the Pricing Rate Determination Date for which the Alternate Rate was last applicable to the Transaction, minus (b) the Prime Index Rate as of such Pricing Rate Determination Date; provided, however, that if such difference is a negative number, then the Prime Rate Spread shall be zero.

“Principal Balance” shall mean, at any date of determination, the lesser of (i) the then current outstanding principal balance of an Eligible Loan or a Purchased Loan and (ii) if Seller intends to acquire or acquires an Eligible Loan or Purchased Loan at a discount, (A) the purchase price paid or to be paid by Seller for such Eligible Loan or Purchased Loan less (B) all Principal Payments received thereon plus all future advances funded by or on behalf of Seller therefor.

“Principal Payment” shall mean, with respect to any Purchased Loan, any payment or prepayment of principal received by Seller or Depository in respect thereof and the proceeds of any sale of such Purchased Loan or any interest therein received by Seller or Depository.

“Prohibited Person” shall mean, at any time, any Person with whom dealings are restricted or prohibited under the Sanctions Laws, including but not limited to any Person: (1) identified on any Sanctions Laws-related list of restricted Persons maintained by the U.S. Government (including, but not limited to OFAC’s SDN List); (2) blocked by operation of law, or controlled or acting on behalf of a Person that is either described in clause (1) or blocked by operation of law; (3) otherwise subject to the Sanctions Laws administered by OFAC (“OFAC Sanctions”) such that the entry into this Agreement or the performance of the obligation contemplated hereby would be prohibited; or (4) subject to the Sanctions Laws administered by any other applicable Governmental Authority.

“Prohibited Transferees” shall have the meaning specified in Section 18(b).

“Purchase Date” shall mean the date on which a Purchased Loan is to be transferred by Seller to Buyer.

“Purchase Date Market Value” shall mean, with respect to any Purchased Loan, the Market Value of such Purchased Loan as of the related Purchase Date, and which Purchase Date Market Value shall be set forth in the Confirmation for the related Transaction.

“Purchase Date Market Value Percentage” shall mean, with respect to any Purchased Loan, the fraction, expressed as a percentage and rounded to the next highest hundredth of a percent, the numerator of which is the Purchase Date Market Value of such Purchased Loan, and the denominator of which is the Principal Balance as of the related Purchase Date, and which Purchase Date Market Value Percentage shall be set forth in the Confirmation for the related Transaction.

“Purchase Price” shall mean, with respect to any Purchased Loan, (a) as of the applicable Purchase Date, the price at which such Purchased Loan is transferred by Seller to Buyer on such Purchase Date as set forth in the Confirmation for such Purchased Loan, which initial Purchase Price shall not exceed the product of (i) the Market Value of such Purchased Loan as of the Purchase Date and (ii) the Maximum Original Purchase Percentage, and (b) as of any other date of determination, an amount (expressed in dollars) equal to the Purchase Price set forth in the foregoing clause (a) as increased by any Future Funding Amounts paid by Buyer and funds remitted by Buyer to or on account of Seller with respect to Margin Excess, and decreased by any payments made to Buyer to be applied (or allocated, as applicable) in reduction of the Repurchase Price (other than Price Differential) of such Purchased Loan pursuant to the terms of this Agreement, including Sections 3(e), 3(k), 4(b), 4(c), 5(c)(iii), 5(d)(iii), 5(d)(v) and 5(e)(iii) of this Agreement.

“Purchased Loan” or “Purchased Loans” shall mean (i) with respect to any Transaction, the Eligible Loan or Eligible Loans sold by the applicable Series Seller to Buyer in such Transaction and (ii) with respect to the Transactions in general, all Eligible Loans sold by Seller to Buyer, together with all related (i) Purchased Loan Documents, (ii) Servicing Agreements, (iii) Servicing Records, (iv) Servicing Rights, (v) Income, (vi) insurance policies and payments and proceeds thereunder, (vii) collection, escrow, reserve, collateral or lock-box accounts and all amounts and property from time to time on deposit therein, to the extent of Seller’s or the holder’s interests therein, (viii) supporting obligations of any kind, and (ix) proceeds relating to the sale, securitization or other disposition of such Eligible Loans. Any Purchased Loan that is repurchased by Seller in accordance with this Agreement shall cease to be a Purchased Loan.

“Purchased Loan Default” shall mean for any Purchased Loan, any event which, with (or without) the giving of notice, the passage of time, or both, could give rise to a Purchased Loan Event of Default.

“Purchased Loan Documents” shall mean, with respect to a Purchased Loan, all documents and agreements evidencing and/or securing such Purchased Loan, as each of same may be amended, modified and/or restated in accordance with the terms of this Agreement.

“Purchased Loan Event of Default” shall mean for any Purchased Loan, an “Event of Default” as defined in the Purchased Loan Documents for such Purchased Loan (or such other term as is used in such documents to describe events the occurrence of which gives the lender the right to accelerate (or causes the automatic acceleration of) such Purchased Loan); provided, however, that no “Event of Default” as defined in the Purchased Loan Documents for such Purchased Loan shall become a Purchased Loan Event of Default until the expiration of all grace periods and cure rights related thereto under the Purchased Loan Documents.

“Purchased Loan File” shall mean the documents specified as the “Purchased Loan File” in Section 7(b), together with any additional documents and information required to be delivered to Buyer or its designee (including the Custodian) pursuant to this Agreement.

“Purchased Loan Representations” shall mean with respect to any Purchased Loan or prospective Purchased Loan, the representations and warranties set forth on Exhibit VI attached hereto or, if different, the representations and warranties applicable to such Purchased Loan as set forth on Schedule 2 to the Confirmation for such Purchased Loan, in each case, as modified by any exceptions to such representations and warranties disclosed in writing by Seller which are approved by Buyer in its sole and absolute discretion and set forth on Schedule 3 to the related Confirmation. It is acknowledged and agreed that Buyer, in its sole and absolute discretion, may from time to time, upon delivery of at least ten (10) Business Days prior written notice to Seller, amend the representations and warranties set forth on Exhibit VI attached hereto applicable to any Purchased Loan prior to the related Purchase Date therefor. Any such amendment of the representations and warranties set forth on Exhibit VI shall not be effective with respect to any Purchased Loan for which the Purchase Date has occurred hereunder prior to the effective date of such amendment. Buyer may elect, in its sole and absolute discretion, to require any such amendment of the representations and warranties set forth on Exhibit VI to apply to all Purchased Loans with Purchase Dates occurring from and after the effective date of such amendment and, in such event, Seller and Buyer will each execute and deliver a supplement to this Agreement to provide for such amended version of Exhibit VI with respect to such Purchased Loans.

“Purchased Loan Schedule” shall mean a schedule of Purchased Loans attached to each Trust Receipt and Custodial Delivery, which may but is not required to, contain information substantially similar to the Collateral Information.

“Qualified Institutional Lender” shall mean one or more of the following:

(a)    an insurance company, bank, savings and loan association, investment bank, trust company, commercial credit corporation, pension plan, pension fund, pension fund advisory firm, mutual fund, real estate investment trust, governmental entity or plan, in any case, which satisfies the Eligibility Requirements, or

(b)    an investment company, money management firm or a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, or an institutional “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended, in any case, which satisfies the Eligibility Requirements, or

(c)    an institution substantially similar to any of the foregoing entities described in clauses (a) or (b) of this definition which satisfies the Eligibility Requirements, or

(d)    any entity Controlled by any of the entities described in clauses (a), (b) or (c) of this definition, or

(e)    a Qualified Trustee (or in the case of a CDO, a single purpose bankruptcy-remote entity that contemporaneously pledges its interest in a Related Interest to a Qualified Trustee) in connection with (i) a securitization of, (ii) the creation of collateralized debt obligations (“CDO”) secured by, or (iii) a financing through an “owner trust” of, a Related Interest (any of the foregoing, a “Securitization Vehicle”), provided that either (1) one or more classes of securities issued by such Securitization Vehicle is initially rated at least investment grade by each of the applicable Rating Agencies, (2) in the case of a Securitization Vehicle that is not a CDO, the special servicer for such Securitization Vehicle has the applicable required special servicer ratings from each of the applicable Rating Agencies at the time of the Transfer (such entity, an “Approved Servicer”), and such Approved Servicer is required to service and administer the applicable Related Interest in accordance with servicing arrangements for the assets held by the Securitization Vehicle, which require that such Approved Servicer act in accordance with a servicing standard notwithstanding any contrary direction or instruction from any other Person; or (3) in the case of a Securitization Vehicle that is a CDO, the CDO Asset Manager and, if applicable, each Intervening Trust Vehicle that is not administered and managed by a Qualified Trustee or a CDO Asset Manager that is a Qualified Institutional Lender, are each a Qualified Institutional Lender under clause (a), (b), (c) or (d) of this definition.

(f)    an investment fund, limited liability company, limited partnership or general partnership in which a Permitted Fund Manager or an entity that is otherwise a Qualified Institutional Lender under clauses (a), (b), (c) or (d) of this definition investing through a fund with committed capital of at least $250,000,000 acts as the general partner, managing member, or the fund manager responsible for the day to day management and operation of such investment vehicle and provided that at least fifty percent (50%) of the equity interests in such investment vehicle are owned, directly or indirectly, by one or more entities that are otherwise Qualified Institutional Lenders, or

(g)    any Person that is a Qualified Institutional Lender (pursuant to any of the foregoing clauses) but is acting in any agency capacity in connection with a lending syndicate, so long as more than fifty percent (50%) of the lenders in such lending syndicate (by loan balance or committed loan amounts) are Qualified Institutional Lenders under clause (a), (b), (c) or (d) of this definition.

“Qualified Servicing Expenses” shall mean any fees and expenses payable to any third-party Servicer that is not an Affiliate of Seller, which fees and expenses are netted by such Servicer out of collections pursuant to a Servicing Agreement that has been approved by Buyer in its reasonable discretion, and which Servicer shall have entered into a Servicer Notice and Agreement substantially in the form attached hereto as Exhibit IX attached hereto.

“Qualified Transferee” shall mean a transferee that (1) has never been indicted or convicted of, or pled guilty or no contest to, a felony and (2) has never been indicted or convicted of, or pled guilty or no contest to, a Patriot Act Offense and is not on any Government List.

“Qualified Trustee” shall mean (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority, (ii) an institution insured by the Federal Deposit Insurance Corporation, or (iii) an institution whose long-term senior unsecured debt is rated in either of the then in effect top two rating categories of each of the applicable Rating Agencies.

“Rating Agencies” shall mean Morningstar Credit Ratings, LLC, DBRS, Inc., Standard & Poor’s Ratings Services, Moody’s Investor Services, Inc., Kroll Bond Ratings and Fitch Ratings, in each case, together with their respective successors-in-interest, or, if any of such entities shall for any reason no longer perform the function of a securities rating agency, any other nationally recognized statistical rating agency designated by Buyer.

“Real Estate Settlement Procedures Act” shall mean the Real Estate Settlement Procedures Act of 1974, 12 U.S.C. §§ 2601 et seq.

“Register” shall have the meaning specified in Section 18(c) of this Agreement.

“Registrar” shall have the meaning specified in Section 18(c) of this Agreement.

“REIT” shall mean a Person satisfying the conditions and limitations set forth in Sections 856(b) and 856(c) of the Code and qualifying as a “real estate investment trust,” as defined in Section 856(a) of the Code.

“Related Interest” shall mean (a) a pari passu or junior participation interest in a commercial mortgage loan, (b) a “B note” or other subordinate note in an “A/B” or similar structure or pari passu “A note” in a commercial mortgage loan, (c) a Mezzanine Loan or (d) a preferred equity interest or any other subordinate debt or equity interest relating to a Mortgaged Property or Mortgagor for any Transaction, with respect to which, in each such case, the Senior Interest or related Mortgage Loan is a Purchased Loan hereunder.

“Remittance Date” shall mean the nineteenth (19th) calendar day of each month, or the next succeeding Business Day, if such calendar day shall not be a Business Day, or such other day as is mutually agreed to by Seller and Buyer.

“Repurchase Date” shall mean, for any Purchased Loan, the earliest of (i) the Facility Termination Date as same may be extended pursuant to Section 3 of the Letter Agreement, (ii) the date specified in the Confirmation for such Purchased Loan as may be extended pursuant to Section 3 of the Letter Agreement, and (iii) if applicable, the related Early Repurchase Date, Mandatory Early Repurchase Date or Accelerated Repurchase Date.

“Repurchase Obligations” shall have the meaning specified in Section 6 of this Agreement.

“Repurchase Price” shall mean, with respect to any Purchased Loan as of any date, the price at which such Purchased Loan is to be transferred from Buyer to Seller upon termination of the related Transaction; such price will be determined in each case as the sum of (i) the then outstanding Purchase Price of such Purchased Loan and (ii) the accrued but unpaid Price Differential with respect to such Purchased Loan as of the date of such determination.

“Repurchase Price Cap” shall mean, with respect to any Purchased Loan as of any date of determination, an amount equal to (i) the product of (x) the then current Principal Balance of such Purchased Loan (excluding any additional advances of principal funded by Seller to the Mortgagor for any Purchased Loan after the Purchase Date for such Purchased Loan, unless such Purchased Loan has been approved by Buyer as a Future Funding Purchased Loan or such advances have otherwise been approved by Buyer as Future Funding Amounts), (y) the Purchase Date Market

Value Percentage of such Purchased Loan, and (z) the Maximum Original Purchase Percentage of such Purchased Loan, less (ii) the Net Market Value Decrease of such Purchased Loan and less (iii) any mandatory reductions of the Repurchase Price for such Purchased Loan required under the Confirmation therefor.

“Requirement of Law” shall mean any law, treaty, rule, regulation, code, directive, policy, order or requirement or determination of an arbitrator or a court or other governmental authority whether now or hereafter enacted or in effect.

“Reserve Requirement” shall mean, with respect to any Pricing Rate Period, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect during such Pricing Rate Period (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board of Governors) maintained by Buyer.

“S&P” shall mean Standard & Poor’s Ratings Services, a Division of The McGraw-Hill Companies.

“Sanctions Laws” shall mean economic or financial sanctions, trade embargoes, or other restrictive economic or financial measures enacted, imposed, administered or enforced from time to time pursuant to statute, executive order, or regulation by: (1) the U.S. Government, including those administered by OFAC, the U.S. Department of State, and the U.S. Department of Commerce; (2) the United Nations Security Council; (3) the European Union or any of its member states; (4) Her Majesty’s Treasury; (5) the Swiss Government; (6) the Canadian Government; or (7) Governmental Authorities of any other country in which Buyer, Seller or Guarantor operates.

“SDN List” shall mean OFAC’s List of Specially Designated Nationals and Blocked Persons.

“SEC” shall have the meaning specified in Section 23(a).

“Seller” shall have the meaning specified in the introductory paragraph of this Agreement.

“Seller Threshold” shall have the meaning specified in the Letter Agreement.

“Senior Interest” shall mean (a) a senior (or pari passu senior) Participation Interest, or (b) an A-Note.

“Senior Interest Documents” shall mean, for any Senior Interest, the A-Note or participation certificate, as applicable, together with any co-lender agreements, participation agreements and/or other intercreditor agreements or other documents governing or otherwise relating to the priority, rights or obligations of such Senior Interest and the applicable Related

Interest, including, without limitation, those documents which are required to be delivered to Custodian under the Custodial Agreement.

“Senior Interest Side Letter” shall mean, with respect to any Mortgage Loan or Senior Interest proposed to be included in a Transaction hereunder, if Seller, Parent or an Affiliate of Seller that is a wholly-owned (direct or indirect) subsidiary of Parent shall hold any other Related Interest related to such Mortgage Loan or Senior Interest, and such other Related Interest is not also a Purchased Loan, a letter agreement to be entered into on or before the Purchase Date of such Mortgage Loan or Senior Interest hereunder (unless Buyer agrees, in writing, in its sole discretion to waive such requirement with respect to such Senior Interest) among Seller, Parent or any such Affiliate of Seller that holds the Related Interest (or any portion thereof) and Buyer, in form and substance reasonably acceptable to Buyer, pursuant to which the parties shall agree: (a) that any Transfer by such holder of the Related Interest (or such portion thereof) or any interest therein shall be subject to the provisions of Section 10(q) hereof; (b) that for so long as the Related Interest (or such portion thereof) is held by Seller or an Affiliate of Seller, notwithstanding anything to the contrary contained in the Senior Interest Documents, upon Buyer’s exercise of any of its remedies with respect to the applicable Mortgage Loan or Senior Interest pursuant to Sections 13(b)(iii) or 13(c)(iii) of this Agreement after the occurrence and during the continuance of an Event of Default, such holder of the Related Interest (or portion thereof) shall not be entitled to (i) appoint or replace, or consent to the appointment or replacement of, the servicer or special servicer for the related Mortgage Loan, (ii) consent or approve of any major decisions with respect to the related Mortgage Loan or exercise any other rights of a “controlling holder” or “operating advisor” under the Senior Interest Documents, (iii) exercise any additional cure rights with respect to any Purchased Loan Event of Default or default under any Purchased Loan Documents that are granted to the holder of the Related Interest pursuant to the applicable Senior Interest Documents; provided that the foregoing shall not restrict Seller from exercising any of Seller’s cure rights with respect thereto provided under this Agreement or the other Transaction Documents or (iv) exercise any right to purchase the related Senior Interest at a purchase price that is less than the sum of all amounts which would be payable by the Mortgagor to the holder of the Senior Interest pursuant to the Purchased Loan Documents during the continuance of a Purchased Loan Event of Default; and (c) to such other matters with respect to such Mortgage Loan or Senior Interest as Buyer may require in its sole discretion.

“Series” shall have the meaning specified in the introductory paragraph of this Agreement.

“Series Seller” shall have the meaning specified in the introductory paragraph of this Agreement.

“Servicer” shall have the meaning specified in Section 28(a) of this Agreement.

“Servicer Notice and Agreement” shall have the meaning specified in Section 28(a) of this Agreement.

“Servicing Agreement” shall have the meaning specified in Section 28(a) of this Agreement.

“Servicing Records” shall have the meaning specified in Section 28(b) of this Agreement.

“Servicing Rights” shall mean Seller’s right, title and interest in and to any and all of the following, in each case as the same may be subject to the terms of any applicable Servicing Agreements and the provisions of the documentation for the applicable Purchased Loans: (a) any and all rights of Seller to service the Purchased Loans or to appoint (or terminate the appointment of) any third party as servicer of the Purchased Loans; (b) any payments to or monies received by or payable to Seller (as opposed to any third-party servicer) as compensation for servicing the Purchased Loans (including, without limitation, workout fees, consent fees, liquidation fee, late fees, penalties or similar amounts payable to Seller); (c) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of Seller (individually or as servicer) thereunder (including all rights to set the compensation of any third-party servicer); (d) the right, if any, to appoint a special servicer or liquidator of the Purchased Loans; and (e) all rights of Seller to give directions with respect to the management and distribution of any collections, escrow accounts, reserve accounts or other similar payments or accounts in connection with the Purchased Loans.

“Single-Purpose Entity” shall mean a corporation, limited partnership, limited liability company or trust that, since the date of its formation (unless otherwise indicated in this Agreement) and at all times on and after the date hereof, has complied with and shall at all times comply with the provisions of Section 12 hereof.

“SIPA” shall have the meaning specified in Section 23(a).

“Supplemental Due Diligence List” shall mean, with respect to any New Collateral, information or deliveries concerning the New Collateral that Buyer shall reasonably request in addition to the Preliminary Due Diligence Package.

“Survey” shall mean a certified ALTA/ACSM (or applicable state standards for the state in which the property is located) survey of a Mortgaged Property prepared by a registered independent surveyor or engineer and in form and content reasonably satisfactory to Buyer and the company issuing the title policy for such Mortgaged Property.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Transaction” shall have the meaning specified in Section 1.

“Transaction Conditions Precedent” shall mean, with respect to each proposed Transaction,

(i)

no Default or Event of Default under this Agreement shall have occurred and be continuing and no uncured Margin Deficit shall exist, in each case, as of the Purchase Date for such proposed Transaction (unless any such Default, Event of Default or Margin Deficit is cured simultaneously with the consummation of such Transaction as determined by Buyer in its sole discretion);

(ii)	Seller shall have provided Buyer with evidence of the acquisition cost of each Mortgage Loan or Senior Interest proposed to be sold in such

Transaction (or, in the case of any Mortgage Loan or Senior Interest purchased from an Affiliate, the original acquisition cost of such Mortgage Loan or Senior Interest at the time it was acquired by an Affiliate of Seller from a non-Affiliate) (including therein reasonable supporting documentation required by Buyer, if any) or if the related Mortgage Loan was originated by Seller, the outstanding principal balance of such Mortgage Loan or Senior Interest;

(iii)

Seller shall have delivered to Buyer all information which Seller believes to be reasonably necessary for Buyer to make an informed business decision with respect to the purchase of each such Mortgage Loan or Senior Interest and Seller shall have certified to Buyer that Seller has no knowledge of any material information concerning any such Mortgage Loan or Senior Interest which is not reflected in the related Diligence Materials or otherwise disclosed to Buyer in writing;

(iv)

the representations and warranties made by Seller or Guarantor in any of the Transaction Documents (excluding Section 9(b)(viii) and Purchased Loan Representations with respect to existing Purchased Loans, but including the Purchased Loan Representations with respect to the Eligible Loans then being transferred), subject to any exceptions to such representations and warranties disclosed in writing by Seller to Buyer which are approved by Buyer in its sole and absolute discretion and set forth on an Exhibit or Schedule to the Confirmation for such Eligible Loan) shall be true and correct in all material respects as of the Purchase Date for such Transaction (except to the extent such representations and warranties are made as of a particular date, in which case such representations and warranties shall be true and correct in all material respects as of such particular date);

(v)

Seller has paid all fees and expenses of Buyer (subject to Section 27 below) then due and payable (which, upon the agreement of Buyer and Seller, may be held back from funds remitted to Seller by Buyer), including without limitation the applicable fees specified in the Letter Agreement;

(vi)

Seller has satisfactorily completed its “Know Your Customer” and OFAC diligence (as to the related Mortgagor, guarantor and all other related parties, as determined by Buyer) and the results of such diligence shall be acceptable to Buyer in its sole discretion;

(vii)

if applicable and not previously delivered, the Servicer of the proposed Mortgage Loan or Senior Interest shall have entered into a Servicer Notice and Agreement substantially in the form attached hereto as Exhibit IX;

(viii)

Buyer shall have (A) determined, in accordance with the applicable provisions of Section 3(a) of this Agreement, that each Mortgage Loan or Senior Interest proposed to be sold to Buyer by Seller in the related

Transaction is an Eligible Loan and (B) obtained internal credit approval for the inclusion of each such Eligible Loan as a Purchased Loan in a Transaction, and in each case, such approval shall be evidenced by Buyer’s execution of a related Confirmation;

(ix)

Buyer shall have received a Custodial Delivery and a Trust Receipt with respect to the assets proposed to be sent to Buyer by Seller in the related Transaction pursuant to Section 7(b) of this Agreement;

(x)

Master Seller shall have established the Series Seller which will be entering the proposed Transaction and such Series Seller shall have executed and/or delivered to Buyer (1) a Joinder Agreement with respect to such Series Seller, (2) any organizational documents and amendments and (3) any other documents and agreements required in connection with such new Series Seller or the proposed Transaction under Section 3(n) of this Agreement;

(xi)

With respect to the initial Transaction only, Buyer shall have received from Master Seller any additional opinions of outside counsel to Master Seller as Buyer may reasonably require and in form reasonably acceptable to Buyer (including, but not limited to, those relating to enforceability, bankruptcy safe harbor, corporate matters, applicability of the Investment Company Act of 1940 to Seller or any Affiliate of Seller, and security interests).;and

(xii)	any other conditions as may be reasonably required by Buyer

“Transaction Default” shall mean any event which, with the giving of notice, the passage of time, or both, would constitute a Transaction Event of Default.

“Transaction Documents” shall mean, collectively, this Agreement, the Letter Agreement, the Guaranty, the Member Guaranty, the Custodial Agreement, the Controlled Account Agreement, the Pledge Agreements, all Confirmations and Joinder Agreements executed pursuant to this Agreement in connection with specific Purchased Loans, each Servicing Agreement, each Servicer Notice and Agreement, each Senior Interest Side Letter, and any and all other documents and agreements executed and delivered by Seller, Member and/or Guarantor as required by this Agreement or any Transactions hereunder, as each may be amended, modified and/or restated from time to time.

“Transaction Event of Default” shall have the meaning set forth in Section 13(a)(II) of this Agreement.

“Transfer” shall have the meaning specified in Section 10(b) of this Agreement.

“Treasury Regulations” shall mean the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations are amended from time to time.

“Trust Receipt” shall mean a trust receipt issued by Custodian to Buyer confirming the Custodian’s possession of certain Purchased Loan Files which are the property of and held by

Custodian for the benefit of Buyer (or any other holder of such trust receipt) or a bailment arrangement with counsel or other third party reasonably acceptable to Buyer.

“Truth in Lending Act” shall mean the Truth in Lending Act of 1968, 15 U.S.C. §§1601 et seq.

“UCC” shall have the meaning specified in Section 6 of this Agreement.

“Underlying Purchased Loan Reserves” shall mean, with respect to any Purchased Loan, the escrows, reserve funds or other similar amounts properly retained in accounts maintained by the Servicer (or a third-party control bank) of such Purchased Loan unless and until such funds are, pursuant to and in accordance with the terms of the related Purchased Loan Documents, either (i) released or otherwise available to Seller (but not if such funds are used for the purpose for which they were maintained), or (ii) released to the related Mortgagor.

“Underwriting Issues” shall mean, with respect to any Collateral as to which Seller intends to request a Transaction, all material information known by Seller that, based on the making of reasonable inquiries and the exercise of reasonable care and diligence under the circumstances, would be considered a materially “negative” factor (either separately or in the aggregate with other information), or a material defect in loan documentation or closing deliveries (such as any absence of any material Purchased Loan Document(s)), to a reputable nationally recognized institutional commercial mortgage buyer in determining whether to originate or acquire the Collateral in question.

“U.S. Person” shall mean any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

(b)    Under this Agreement, all accounting terms not specifically defined herein shall be construed in accordance with GAAP and all accounting determinations made and all financial statements prepared hereunder shall be made and prepared in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9. The words “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement as a whole, including the exhibits and schedules hereto, as the same may from time to time be amended or supplemented and not to any particular paragraph, section, subsection, or clause contained in this Agreement. Each of the definitions set forth in Section 2 hereof shall be equally applicable to both the singular and plural forms of the defined terms. Unless specifically stated otherwise, all references herein to any agreements, documents or instruments shall be references to the same as amended, restated, supplemented or otherwise modified from time to time.

3.    INITIATION; CONFIRMATION; TERMINATION; FEES; EXTENSION

(a)    Subject to the terms and conditions set forth in this Agreement (including, without limitation, the satisfaction of the Transaction Conditions Precedent set forth herein), Buyer may enter into Transactions from time to time in its sole and absolute discretion pursuant to written request at the initiation of Master Seller as provided in this Agreement. Seller shall give Buyer written notice of each proposed Transaction and Buyer shall inform Master Seller of its determination with respect to any assets proposed to be sold to Buyer by Seller in accordance with

Exhibit VIII attached hereto, which may be amended from time to time. Buyer shall have the right to review all Eligible Loans proposed to be sold to Buyer in any Transaction and to conduct its own due diligence investigation of such Eligible Loans as Buyer determines in its sole and absolute discretion. Buyer shall be entitled to make a determination, in its sole and absolute discretion, whether it shall or shall not purchase any or all of the Eligible Loans proposed to be sold to Buyer by Seller. In addition, Buyer shall not be required to enter into any Transaction if an Event of Default has occurred and is continuing with respect to any Transaction Documents.

(b)    Upon agreeing to enter into a Transaction hereunder, provided each of the Transaction Conditions Precedent shall have been either satisfied, as determined by Buyer in its sole and absolute discretion exercised in good faith, or affirmatively waived by Buyer in writing (which waiver unless otherwise provided in writing, shall be evidenced by Buyer’s execution of the related Confirmation), Buyer shall promptly deliver to Master Seller a written confirmation (which shall also be in electronic form) in the form of Exhibit I attached hereto of each Transaction (a “Confirmation”). Such Confirmation shall describe each Purchased Loan to be included in such Transaction, shall identify Buyer and the applicable Series Seller for such Transaction, and shall set forth:

(i)	the Purchase Date,

(ii)	the Principal Balance,

(iii)	the Purchase Date Market Value;

(iv)	the Purchase Date Market Value Percentage;

(v)	the Actual Original Purchase Percentage,

(vi)	the Maximum Original Purchase Percentage,

(vii)	the Purchase Price,

(viii)	the Repurchase Date,

(ix)	the initial Pricing Rate (including the Applicable Spread) applicable to the Transaction,

(x)	the Approved Future Funding Amounts;

(xi)	each Additional Confirmation Condition (if applicable); and

(xii)	any additional terms or conditions not inconsistent with this Agreement.

With respect to any Transaction, the Pricing Rate shall be determined initially on the Pricing Rate Determination Date applicable to the first Pricing Rate Period for such Transaction, and shall be reset on each Pricing Rate Determination Date for the next succeeding Pricing Rate Periods for such Transaction. Buyer or its agent shall, in accordance with the terms of this Agreement, determine the Pricing Rate on each Pricing Rate Determination Date for the related Pricing Rate Period and notify Seller of such rate for such period on such Pricing Rate Determination Date.

(c)    Each Confirmation that has been agreed to and executed by Buyer and Seller, together with this Agreement, shall be conclusive evidence of the terms of the Transactions covered thereby. In the event of any conflict between the terms of such Confirmation and the terms of this Agreement, the Confirmation shall prevail.

(d)    Except upon the occurrence and during the continuance of an Event of Default, Master Seller, on behalf of the applicable Series Seller, shall be entitled to terminate any Transaction on demand, in whole or in part, and repurchase any or all of the Purchased Loans subject to such Transaction (each an “Early Repurchase”) on any Business Day prior to the Repurchase Date therefor (an “Early Repurchase Date”); provided, however, that:

(i)

Seller notifies Buyer in writing of its intent to terminate such Transaction and repurchase such Purchased Loan(s) no later than three (3) Business Days prior to such Early Repurchase Date, which notice shall be revocable by Seller at any time up to one (1) Business Day prior to such Early Repurchase Date; and

(ii)

on such Early Repurchase Date, the applicable Series Seller (or Master Seller on behalf of such Series Seller) pays to Buyer an amount equal to the sum of the Repurchase Price for such Transaction, and any other amounts payable under this Agreement or the Transaction Documents (including, without limitation, any amounts payable under Section 3(h) of this Agreement and any Exit Fees payable pursuant to Section 2(b) of the Letter Agreement) with respect to such Transaction against transfer to the applicable Series Seller or its designee of such Purchased Loan(s);

(iii)

if such Early Repurchase Date is during the Third Extension Term, the applicable Series Seller (or Master Seller on behalf of such Series Seller) pay to Buyer an amount equal to the Release Payment, if any, for such Transaction;

(iv)	no Margin Deficit or Default exists which is not cured by or simultaneously with such repurchase or would exist as a result of such repurchase; and

(v)	on such Early Repurchase Date, Seller shall have paid any amounts then due and owing to Buyer under this Agreement and the other Transaction Documents.

(e)    On the applicable Repurchase Date for any Transaction, termination of such Transaction will be effected by transfer to the applicable Series Seller or its agent of the applicable Purchased Loan(s) and any Income in respect thereof received by Buyer (and not previously credited or transferred to, or applied to the obligations of, Master Seller, such Series Seller or any other Series Seller pursuant to Section 5 of this Agreement), against the simultaneous transfer of the Repurchase Price for such Transaction to an account of Buyer or the Cash Management Account.

(f)    LIBOR Unavailability; Prime Rate Transactions; Alternate Rate Transactions.

(i)    Subject to the terms and conditions of this Section 3(f), all Transactions shall be LIBOR Transactions. If prior to the first day of any Pricing Rate Period with respect to any Transaction, Buyer shall have determined in its sole and absolute discretion exercised in good faith (which determination shall be conclusive and binding upon Seller) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Pricing Rate Period and such Transaction cannot be converted to an Alternate Rate Transaction in accordance with Section 3(f)(ii) because adequate and reasonable means do not exist for ascertaining an Alternative Index, Buyer shall give written notice thereof (which notice may be via email) to Seller as soon as practicable thereafter; provided, however, that in making any such determination Buyer shall not treat Seller differently than similarly situated customers in Buyer’s other commercial real estate repurchase facilities; provided that in no event shall Buyer be required to disclose confidential information concerning other customers. If such notice is given, the Pricing Rate with respect to such Transaction for such Pricing Rate Period, and for any subsequent Pricing Rate Periods until such notice has been withdrawn by Buyer, shall be a per annum rate equal to the Prime Index plus the Applicable Spread (the “Prime Rate”).

(ii)    If, prior to a Transaction being converted from a LIBOR Transaction to a Prime Rate Transaction, Buyer shall have determined in its sole and absolute discretion exercised in good faith that (i) by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining LIBOR, (ii) LIBOR is no longer the industry standard floating rate index or has become an inappropriate index for the calculation of floating rates on loans, or (ii) LIBOR has been succeeded by an Alternate Index and such Alternate Index can be determined, then Buyer shall give written notice thereof (which notice may be via email) to Seller as soon as practicable thereafter and such Transaction shall be converted, as of the first day of the next succeeding Pricing Rate Period, from a LIBOR Transaction to an Alternate Rate Transaction; provided, however, that in making any such determination Buyer shall not treat Seller differently than similarly situated customers in Buyer’s other commercial real estate repurchase facilities; provided that in no event shall Buyer be required to disclose confidential information concerning other customers.

(iii)    If, pursuant to Section 3(f)(i) hereof, any Transaction has been converted to a Prime Rate Transaction and adequate and reasonable means subsequently exist for ascertaining the LIBO Rate or an Alternative Index, as applicable, Buyer shall give notice thereof (which notice may be via email) to Seller as soon as practicable thereafter and such Transaction shall be converted, as of the first day of the next succeeding Pricing Rate Period, from a Prime Rate Transaction to a LIBOR Transaction or Alternate Rate Transaction, as applicable.

(iv)     If, pursuant to the terms of Section 3(f)(ii) hereof, any Transaction has been converted to an Alternate Rate Transaction but thereafter Buyer shall determine in its sole and absolute discretion exercised in good faith that the Alternate Index Rate cannot be ascertained (including based on any other replacement Alternate Index), or that the adoption of any requirement of law or any change therein or in the interpretation or application thereof, shall make it unlawful for Buyer to maintain an Alternate Rate Transaction as contemplated hereunder (including based on any other replacement Alternate Index), or the Alternate Rate (including based on any other replacement Alternate Index) would be in excess of the maximum interest rate that Seller may by law pay, Buyer shall give notice thereof (which notice may be via email) to Seller and such Alternate Rate Transaction shall be converted, as of the first day of the next succeeding Pricing Rate Period, to a Prime Rate Transaction. If, pursuant to the terms of this Section 3(f)(iv), any Transaction has been converted to a Prime Rate Transaction and Buyer shall determine in its sole and absolute discretion exercised in good faith that the event(s) or circumstance(s) which resulted in such conversion shall no longer be applicable, Buyer shall give notice thereof (which notice may be via email) to Seller as soon as practicable thereafter and such Transaction shall be converted, as of the first day of the next succeeding Pricing Rate Period, to an Alternate Rate Transaction.

(g)    Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for Buyer to effect or continue Transactions as contemplated by the Transaction Documents, the Buyer shall give notice (which notice may be by email) thereof to Seller as soon as practicable thereafter, and (a) the commitment of Buyer hereunder to enter into new Transactions and to continue Transactions as such shall forthwith be canceled, and (b) the Transactions then outstanding shall be converted automatically to Alternate Rate Transactions (or, if an Alternate Index Rate cannot be ascertained, Prime Rate Transactions) on the last day of the then current Pricing Rate Period or within such earlier period as may be required by law. If any such conversion of a Transaction occurs on a day which is not the last day of the then current Pricing Rate Period with respect to such Transaction, Seller shall pay to Buyer such amounts, if any, as may be required pursuant to Section 3(i) of this Agreement. Buyer agrees to exercise its rights and remedies under this Section 3(g) in a manner substantially similar to Buyer’s exercise of similar remedies in commercial real estate loan repurchase facility agreements with similarly situated customers where Buyer has a comparable contractual right; provided that in no event shall Buyer be required to disclose confidential information concerning other customers.

(h)    Upon written demand by Buyer, Seller shall indemnify Buyer and hold Buyer harmless from any net actual, out of pocket loss or expense (not to include any lost profit or opportunity) (including, without limitation, reasonable actual attorneys’ fees and disbursements) which Buyer may sustain or incur as a consequence of (i) default by Seller in terminating any Transaction after Seller has given a notice in accordance with Section 3(d) of this Agreement of a termination of a Transaction, (ii) any payment of the Repurchase Price for any Purchased Loan on any day other than a Remittance Date or the applicable Repurchase Date for such Purchased Loan (including, without limitation, any actual out-of-pocket loss or expense arising from the reemployment of funds obtained by Buyer to maintain Transactions hereunder or from customary and reasonable fees payable to terminate the deposits from which such funds were obtained) or (iii) conversion of the Transaction to an Alternate Rate Transaction pursuant to Section 3(f) of this Agreement on a day which is not the last day of the then current Pricing Rate Period. A certificate as to such actual costs, losses, damages and expenses, setting forth the calculations therefor shall be submitted promptly by Buyer to Seller and shall be prima facie evidence of the information set forth therein.

(i)    If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by any Governmental Authority or compliance by Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority having jurisdiction over Buyer made subsequent to the date hereof:

(i)

shall subject Buyer to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, or (C) Connection Income Taxes) on its loan, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii)

shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of Buyer which is not otherwise included in the determination of the LIBO Rate hereunder; or

(iii)	shall impose on Buyer any other condition (other than Taxes);

and the result of any of the foregoing is to increase the cost to Buyer of entering into, continuing or maintaining Transactions or to reduce any amount receivable under the Transaction Documents in respect thereof; then, in any such case, Seller shall promptly pay Buyer, upon its demand, any additional amounts necessary to compensate Buyer for such increased cost or reduced amount receivable; provided, however, that in determining whether to make any demand for payment of any additional amounts by Seller under this Section 3(i), Buyer shall not treat Seller differently that similarly situated customers in Buyer’s other commercial real estate repurchase facilities; provided that in no event shall Buyer be required to disclose confidential information concerning other customers. If Buyer becomes entitled to claim any additional amounts pursuant to this Section 3(i), it shall, within ten (10) Business Days of such event, notify Seller in writing of the event by reason of which it has become so entitled. Such notification as to the calculation of any additional amounts payable pursuant to this subsection shall be submitted by Buyer to Seller and shall be prima facie evidence of such additional amounts. This covenant shall survive the termination of this Agreement and the repurchase by Seller of any or all of the Purchased Loans. Failure or delay on the part of any Buyer to demand compensation pursuant to this Section shall not constitute a waiver of such Buyer’s right to demand such compensation; provided that Seller shall not be required to compensate Buyer pursuant to this Section for any increased costs or reduced amounts receivable suffered more than nine (9) months prior to the date that Buyer notifies Seller of the adoption or any change in any Requirement of Law giving rise to such increased costs or reductions and of Buyer’s intention to claim compensation therefor (except that, if the adoption or change in the Requirement of Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

(j)    If Buyer shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by Buyer or any corporation controlling Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof does or shall have the effect of increasing the amount of capital to be held by Buyer in respect of any Transaction hereunder or reducing the rate of return on Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which Buyer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration Buyer’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by Buyer, in the exercise of its reasonable business judgment, to be material, then from time to time, after submission by Buyer to Seller of a written request therefor, Seller shall pay to Buyer such additional amount or amounts as will compensate Buyer for such reduction; provided, however, that in determining whether to make any demand for payment of additional amounts by Seller under this Section 3(j), Buyer shall not treat Seller differently than similarly situated customers in Buyer’s other commercial real estate repurchase facilities; provided that in no event shall Buyer be required to disclose confidential information concerning other customers. Such notification as to the calculation of any additional amounts payable pursuant to this subsection shall be submitted by Buyer to Seller and shall be prima facie evidence of such additional amounts. Seller shall not be required to compensate Buyer pursuant to this Section for any increased costs or reduced rate of return suffered more than nine (9) months prior to the date that Buyer notifies Seller of the adoption or any change in any Requirement of Law giving rise to such increased costs or reductions and of Buyer’s intention to claim compensation therefor (except that, if the adoption or change in the Requirement of Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

(k)    Master Seller, on behalf of any Series Seller, shall have the right at any time, upon one (1) Business Day prior notice to Buyer, to transfer cash to Buyer for the purpose of reducing the Repurchase Price of, but not terminating, the Transaction to which such Series Seller is a party.

(l)    Upon the occurrence of a Mandatory Early Repurchase Event with respect to any Purchased Loan, Buyer may, upon written notice to the applicable Series Seller, accelerate the Repurchase Date of such Purchased Loan to the date (the “Mandatory Early Repurchase Date”) which is three (3) Business Days following such notice; provided that such notice is received by 3:00 p.m. (New York City time), or four (4) Business Days following such notice if such notice is received after 3:00 p.m. (New York City time) (or such earlier date as may be required pursuant to the last sentence of this Section 3(l)), and require that the applicable Series Seller repurchase such Purchased Loan from Buyer on such Mandatory Early Repurchase Date (a “Mandatory Early Repurchase”), which repurchase by the applicable Series Seller shall be conducted pursuant to and in accordance with Section 3(d).

(m)    If Buyer shall exercise its rights under Sections 3(f), 3(g), 3(i), 3(j) or Section 29, then Seller shall have the right, at any time thereafter (unless Buyer has at such time waived any claims pursuant to such Sections or such Sections no longer apply) to terminate this Agreement or all Transactions hereunder and, in connection with any such termination, notwithstanding anything to the contrary contained herein or in any other Transaction Document, there shall be no Exit Fee or prepayment fee or premium due.

(n)    On or before the Purchase Date for any Transaction, Member shall establish, pursuant to the provisions of the Master Seller LLC Agreement and in accordance with Delaware law, a new Series Seller to enter into such Transaction pursuant to the related Confirmation, and deliver copies of the completed Schedule C to the Master Seller LLC Agreement with respect to such Series Seller and same shall be reasonably acceptable to Buyer. On or prior to the Purchase Date for any Transaction, (i) Master Seller and such new Series Seller shall execute and deliver to Buyer a joinder agreement substantially in form attached hereto as Exhibit XI (a “Joinder Agreement”) pursuant to which such Series Seller shall be added as a party hereto and to the other Transaction Documents and any other documents and agreements as Buyer may reasonably require with respect to such Series Seller or in connection with such Transaction and (ii) if required by Buyer in its sole discretion, Buyer shall have filed UCC financing statements in all applicable filing offices with respect to such new Series Seller, which UCC financing statements shall be in form and substance satisfactory to Buyer and may describe the collateral as “All assets of such new Series Seller, whether now owned or existing or hereafter acquired or arising and wheresoever located, and all proceeds and products thereof” or words to that effect, and any limitations on such collateral description.

(o)    Without limiting the provisions of Sections 5(c), 5(d), 5(e), 26, 27 or 30(d) hereof or any other provisions hereof or of the other Transaction Documents, unless otherwise expressly set forth in a Confirmation with respect to a specific Purchased Loan, Master Seller, on behalf of itself and each Series Seller that may be a party to a Transaction hereunder, and Buyer hereby agree that Seller shall be obligated to pay Buyer, for each Transaction, a Financing Fee at a rate specified by Buyer in its sole and absolute discretion (for each Transaction, the “Financing Fee Rate”) as set forth in the Confirmation related to such Transaction, which Financing Fee Rate shall not exceed the cap specified in such Confirmation (the “Financing Fee Cap”). The accrued but unpaid Financing Fee with respect to a Purchased Loan shall be payable on each Remittance Date, and, unless otherwise paid by Seller or its Affiliates, shall be remitted by Depository to Buyer (or to such other party as may be designated by Buyer for such Purchased Loan in the relevant Confirmation (the “Financing Fee Payee”) from the Cash Management Account on each Remittance Date pursuant to the provisions of Sections 5(c)(iv), 5(d)(iv) or 5(e)(iv), as applicable. For the avoidance of doubt: (i) if no Financing Fee Rate is specified in the applicable Confirmation, the amount of corresponding Financing Fee shall be zero, (ii) if a Financing Fee Rate is specified in the applicable Confirmation for a Transaction, it shall be expressed as a percentage or as basis points, and (iii) in no event shall Seller be obligated to pay Financing Fees in excess of the Financing Fee Cap with respect to any Transaction.

(p)    With respect to any Transaction involving a Purchased Loan with future advances, in the event a future advance is made or is to be made by Seller pursuant to the Purchased Loan Documents for such Purchased Loan, Seller may submit to Buyer a request (a “Future Funding Transaction Request”) that Buyer transfer cash to Seller in an amount (the “Future Funding Amount”) not to exceed the Maximum Original Purchase Percentage multiplied by the amount of such future advance. Other than with respect to Future Funding Amounts relating to Purchased Loans approved by Buyer in its sole and absolute discretion as Future Funding Purchased Loans as of the related Purchase Date and set forth in the Confirmation therefor or otherwise approved in writing for the applicable Purchased Loan (“Approved Future Funding Amounts”), Buyer shall have no obligation to fund Future Funding Amounts. With respect to Approved Future Funding Amounts that are approved by Buyer, Buyer shall transfer cash in the amount of the Future Funding Amount, which funding shall increase the outstanding Purchase Price for the related Future Funding Purchased Loan, on the date requested by Seller in the related Future Funding Transaction

Request (each a “Future Funding Date”) and in accordance with the wire instructions provided by Seller therein subject to satisfaction (or, in Buyer’s sole discretion, waiver in writing) of the following conditions precedent:

(i)    The related Future Funding Transaction Request shall have been delivered no later than five (5) Business Days prior to the related Future Funding Date;

(ii)    Seller shall have demonstrated to Buyer’s reasonable satisfaction that all related conditions precedent to the related future funding advance under the related Purchased Loan Documents, have been satisfied;

(iii)    no Margin Deficit, monetary or material non-monetary Default or Event of Default has occurred and is continuing under this Agreement (unless same shall be cured in connection with the funding of such Future Funding Amount); and

(iv)    previously or simultaneously with Buyer’s funding of the requested Future Funding Amount, Seller shall have funded or caused to be funded to the Mortgagor (or to an escrow agent or as otherwise directed by the Mortgagor) all or its pro rata portion (taking into account Buyer’s advance of the related Future Funding Amount) in respect of such Future Funding Purchased Loan, as applicable.

(q)    Notwithstanding anything to the contrary contained herein, Buyer shall not be required to purchase any Eligible Loan proposed by Seller for sale under this Agreement if, after giving effect to such Transaction, the aggregate Repurchase Price (other than Price Differential) for all Transactions then outstanding would exceed the Facility Amount.

(r)    All amounts payable by Seller under the Transaction Documents shall be paid without notice, demand, counterclaim, set-off, deduction or defense (as to any Person and for any reason whatsoever) and without abatement, suspension, deferment, diminution or reduction (as to any Person and for any reason whatsoever), and the Repurchase Obligations shall not be released, discharged or otherwise affected, except as expressly provided herein, by reason of: (i) any Act of Insolvency relating to Seller, any Mortgagor or any other loan participant under a Related Interest, or any action taken with respect to any Transaction Document, Purchased Loan Document by any trustee or receiver of Seller, any Mortgagor or any other loan participant under a Related Interest, or by any court in any such proceeding, (ii) any claim that Seller has or might have against Buyer under any Transaction Document or otherwise, (iii) any default or failure on the part of Buyer to perform or comply with any Transaction Document or other agreement with Seller, or (iv) the invalidity or unenforceability of any Purchased Loan, Transaction Document or Purchased Loan Document. The Repurchase Obligations shall be full recourse to Seller and recourse to Guarantor as and to the extent set forth in the Guaranty. This Section 3(r) shall survive the termination of the Transaction Documents and the payment in full of the Repurchase Obligations.

4.    MARGIN MAINTENANCE

(a)    Buyer shall determine the Market Value of each Purchased Loan on each Business Day and shall determine (i) the amount, if any, by which the Repurchase Price (excluding Price Differential) exceeds the Repurchase Price Cap for such Purchased Loan (a “Margin Deficit”) and

(ii) the amount, if any, by which the Repurchase Price Cap exceeds the Repurchase Price (excluding Price Differential) (“Margin Excess”).

(b)    Subject to Section 4(f) hereunder, if at any time an aggregate Margin Deficit exists with respect to one or more Purchased Loans in an amount greater than $100,000 and only to the extent that a Credit Event then exists with respect to such Purchased Loan or Purchased Loans, then Buyer may, by written notice (which notice shall include a copy sent by electronic mail in accordance with Section 16 hereof) (a “Margin Notice”) to Master Seller on behalf of the applicable Series Seller(s), require the applicable Series Seller(s) to, by no later than the date that is three (3) Business Days following the date of receipt of such Margin Notice, (i) transfer cash to Buyer to be applied in reduction of the Repurchase Price of some or all of the Purchased Loans, as directed by Seller, (ii) repurchase one or more Purchased Loans (provided, that no Purchased Loan shall be released unless no Margin Deficit shall remain outstanding immediately after such release), (iii) subject to the conditions in Section 4(c ), apply Margin Excess from another Purchased Loan, or (iv) effectuate any combination of the foregoing, such that, after giving effect thereto, no Margin Deficit shall exist. The applicable Series Seller’s failure to cure any Margin Deficit as required by this paragraph within the time periods set forth herein shall constitute a Transaction Event of Default with respect to the applicable Transaction under the Transaction Documents and shall entitle Buyer to exercise its remedies under Section 13(c) of this Agreement.

(c)    If at any time a Margin Excess exists with respect to a Purchased Loan, then Master Seller may by notice delivered to Buyer require Buyer to (i) transfer to Master Seller on behalf of the applicable Series Seller cash in an amount up to the Margin Excess by the date that is three (3) Business Days following Buyer’s receipt of such notice from Master Seller or (ii) apply all or a portion of such Margin Excess to reduce any Margin Deficit; provided, however, that (1) any such transfer of cash shall not cause the Repurchase Price for the applicable Purchased Loan to exceed the Repurchase Price Cap for such Transaction and (2) no Default or Event of Default under this Agreement shall have occurred and be continuing unless such Default or Event of Default would be cured simultaneously with such transfer of cash.

(d)    The failure of, or delay by, Buyer or Seller, on any one or more occasions, to exercise its rights under Section 4(b) or 4(c) of this Agreement shall not (i) change or alter the terms and conditions to which this Agreement is subject, (ii) limit the right of such party to do so at a later date, (iii) limit such party’s rights under this Agreement or otherwise existing by law, or (iv) in any way create additional rights for such party.

(e)    If Master Seller and/or any applicable Series Sellers transfer cash to Buyer on account of Margin Deficits relating to more than one Purchased Loan, but such cash is insufficient to fully satisfy such Margin Deficits (after giving effect to any netting pursuant to Section 4(f)), Buyer shall have the right to designate the Purchased Loan(s) and Margin Deficit(s) to which such payments shall be applied, in its sole and absolute discretion.

(f)    Buyer and Master Seller acknowledge and agree that, so long as no Default or Event of Default shall have occurred and be continuing, then notwithstanding the provisions of Sections 4(a) through 4(c) hereof, Margin Excess and Margin Deficit shall be netted for all the Transactions under this Agreement, and the aggregate amount of the Margin Excess (if any) for all Transactions shall be credited against the aggregate Margin Deficit owed under Section 4(b) and only the net amount need be paid; provided, that any net payment to Master Seller shall be subject to the conditions set forth in Section 4(c).

(g)    Notwithstanding anything contained in Section 16 to the contrary, notice of a Margin Deficit or request for a transfer of cash pursuant to Margin Excess may be delivered by Buyer or Seller, respectively, via email, without the need to also deliver such notice by one of the other means set forth in Section 16, and shall be deemed received upon the sending of such email; provided, that any such email notice to Master Seller shall be required to (i) be sent to the parties designated by Master Seller as “Margin Notice Parties” on Annex I attached hereto or such other parties as may be substituted for such parties listed on Annex I by Master Seller from time to time by written notice to Buyer delivered in accordance with Section 16, (ii) be marked “high priority”, and (iii) include in the subject line thereof the following caption: “MARGIN NOTICE”; provided, further, that the transmitting party did not receive an electronic notice of a delivery failure to two (2) or more of such parties (or, if fewer, all of such parties).

5.    INCOME PAYMENTS AND PRINCIPAL PAYMENTS

(a)    On each Remittance Date, each Series Seller shall be obligated to pay to Buyer (to the extent not paid on such date through the distributions required pursuant to Sections 5(c), (d),(e) and (f) hereof) the accrued but unpaid Price Differential for its applicable Transaction(s) due as of such Remittance Date (along with any other amounts then due and payable), by wire transfer in immediately available funds. A Cash Management Account shall be established by Master Seller, on behalf of itself and each Series Seller, at the Depository. Buyer shall have sole dominion and control over the Cash Management Account until the termination of Seller’s obligations under this Agreement and the documents delivered in connection herewith and therewith. All Available Income in respect of the Purchased Loans shall be deposited by Master Seller and each Series Seller or the applicable Servicer directly into the Cash Management Account without any further action of Buyer. Buyer shall cause all such amounts transferred into the Cash Management Account to be remitted by the Depository in accordance with the applicable provisions of Sections 5(b), 5(c), 5(d), 5(e), 13(b)(iii) and 13(c)(iii) of this Agreement.

(b)    Seller shall cause the Servicer of each Purchased Loan to enter into a Servicer Notice and Agreement in the form attached as Exhibit IX to this Agreement, which provides, inter alia, that the Servicer shall deposit all Available Income with respect to such Purchased Loan into the Cash Management Account. If a Servicer forwards any Available Income with respect to a Purchased Loan to Master Seller or any Series Seller rather than directly to the Cash Management Account, Master Seller shall (i) redeliver an executed copy of the Servicer Notice and Agreement to the applicable Servicer, and/or make other commercially reasonable efforts to cause such Servicer to forward such amounts directly to the Cash Management Account, (ii) hold such amounts in trust for the benefit of Buyer and (iii) immediately deposit in the Cash Management Account any such amounts.

(c)    So long as no Event of Default shall have occurred and be continuing, Buyer shall cause all Available Income received by the Depository in respect of the Purchased Loans (other than Principal Payments and net sale proceeds) during each Collection Period to be applied by the Depository on the related Remittance Date in the following order of priority:

(i)

first, to remit to (a) the Custodian an amount equal to any accrued and unpaid custodial fees and expenses due and payable under the Custodial Agreement, and (b) the Depository an amount equal to any accrued and unpaid fees and expenses due and payable under the Controlled Account Agreement;

(ii)	second, to remit to Buyer an amount equal to the aggregate Price Differential which is due and payable in respect of all of the Purchased Loans as of such Remittance Date;

(iii)	third, after giving effect to Section 4(f), to make a payment to Buyer on account of any outstanding and unpaid Margin Deficit required to be paid pursuant to Section 4(b) hereof;

(iv)

fourth, to remit to Buyer on account of any unpaid fees, costs, expenses, indemnity amounts and any and all other amounts due and payable from Seller to Buyer under this Agreement or the other Transaction Documents, including accrued but unpaid Financing Fees (which may be paid directly to the Financing Fee Payee) and including but not limited to any amounts that remain unpaid after application of Principal Payments as provided in Section 5(d) below; and

(v)	fifth, to remit to Master Seller, on behalf of all applicable Series Sellers, the remainder, if any.

(d)    So long as no Event of Default shall have occurred and be continuing, (A) Buyer shall cause any unscheduled Principal Payments or net sale proceeds in respect of the Purchased Loans received by the Depository during each Collection Period to be applied by the Depository on the Business Day following the day on which such funds are deposited in the Cash Management Account and (B) Buyer shall cause any scheduled Principal Payment in respect of the Purchased Loans to be applied by the Depository on the earlier of two (2) Business Days from the date received in the Cash Management Account or the related Remittance Date in the following order of priority:

(i)

first, to remit to (a) the Custodian an amount equal to any accrued and unpaid custodial fees and expenses due and payable under the Custodial Agreement, and (b) the Depository an amount equal to any accrued and unpaid fees and expenses due and payable under the Controlled Account Agreement (in each case, to the extent not paid pursuant to Section 5(c)(i) above);

(ii)

second, to remit to Buyer an amount equal to the aggregate Price Differential which has accrued and is outstanding in respect of all of the Purchased Loans as of such date of remittance (to the extent not paid pursuant to Section 5(c)(ii) above);

(iii)	third, after giving effect to Section 4(f), to make a payment to Buyer on account of any outstanding and unpaid Margin Deficit and required to be paid pursuant to Section 4(b) hereof (to the extent not paid pursuant to Section 5(c)(iii) above);

(iv)

fourth, to remit to Buyer on account of any unpaid fees, costs, expenses, indemnity amounts and any and all other amounts due and payable from Seller to Buyer under this Agreement or the other Transaction Documents including but not limited to accrued but unpaid Financing Fees (which may be paid directly to the Financing Fee Payee) (to the extent not paid pursuant to Section 5(c)(iv) above);

(v)

fifth, to make a payment to Buyer on account of the Repurchase Price of each of the Purchased Loans in respect of which such Principal Payment(s) have been received, in an amount equal to such Principal Payment(s) multiplied by the respective Allocable Percentages applicable thereto; and

(vi)	sixth, to remit to Master Seller the remainder, if any.

(e)    If an Event of Default shall have occurred and be continuing, all Available Income (including Principal Payments) received by Buyer or the Depository in respect of the Purchased Loans during each Collection Period shall be applied by Buyer or the Depository on the Business Day following the day on which such funds are deposited in the Cash Management Account as follows:

(i)

first, to remit to (a) the Custodian in an amount equal to any accrued and unpaid custodial fees and expenses due and payable under the Custodial Agreement, and (b) the Depository in an amount equal to any accrued and unpaid fees and expenses due and payable under the Controlled Account Agreement;

(ii)	second, to remit to Buyer an amount equal to the aggregate Price Differential which has accrued and is outstanding in respect of all of the Purchased Loans as of such Business Day;

(iii)

third, to make a payment to Buyer in an amount equal to (a) the Repurchase Price of each of the Purchased Loans if a Facility Event of Default exists (which amount may be allocated by Buyer to one or more of the Purchased Loans in such amounts as Buyer may determine in its sole and absolute discretion), or (b) the Repurchase Price of each of the Purchased Loans with respect to which a Transaction Event of Default has occurred and is continuing (but no Facility Event of Default then exists), in each case until the Repurchase Price for each of such Purchased Loans has been reduced to zero; provided, however, that any amounts under this Section 5(e)(iii) representing Principal Payments received by Buyer or Depository shall be allocated (x) first, to the Repurchase Price of the applicable Purchased Loan in respect of which such Principal Payment has been received, until the Repurchase Price for such Purchased Loan has been reduced to zero, and (y) second, any remaining portion of such Principal Payment shall be allocated in accordance with clause (a) or (b), as applicable, of this Section 5(e)(iii);

(iv)

fourth, to remit to Buyer in an amount equal to any unpaid fees, costs, expenses, indemnity amounts and any and all other amounts due and payable from Seller under this Agreement or the other Transaction Documents including but not limited to accrued but unpaid Financing Fees (which may be paid directly to the Financing Fee Payee); and

(v)	fifth, to remit to Master Seller the remainder, if any.

(f)    Notwithstanding that each Series Seller shall be responsible for its own Available Income, the distribution and allocation of Available Income in accordance with the foregoing provisions of this Section 5 may, for administrative convenience, be accomplished on an aggregate basis for all Series Sellers. In the event that the amounts remitted pursuant to Sections 5(c), (d) and (e) above on any Remittance Date are insufficient to pay the accrued Price Differential due with respect to each of the Transactions at the respective Pricing Rates as of such Remittance Date, then Buyer, in its sole and absolute discretion, shall determine each Series Seller which had insufficient Available Income to pay all accrued and unpaid Price Differential at the applicable Pricing Rate as of such Remittance Date and any applicable Margin Deficit payments related to the Transaction(s) to which such Series Seller is a party (together with such Series Seller’s share of the custodial fees and any other joint expenses allocated ratably according to the Available Income received by each of the Series Sellers) and deliver notice (which may be delivered via email) to Master Seller, on behalf of each of the Series Sellers, on the Remittance Date of the portion of such Cash Flow Deficiency payable by the respective Series Sellers. Each applicable Series Seller shall be required to pay the portion of the Cash Flow Deficiency allocable to such Series Seller (as set forth in such notice from Buyer) to Buyer by wire transfer in immediately available funds within one (1) Business Day after such Remittance Date. If any Series Seller shall fail to pay the portion of the Cash Flow Deficiency due from such Series Seller within one (1) Business Day after such Remittance Date, such failure shall constitute a Transaction Event of Default with respect to the Transaction(s) to which each such Series Seller is a party.

(g)    All Underlying Purchased Loan Reserves for any Purchased Loan must be held with the applicable Servicer in accordance with Section 28 in segregated accounts held for the benefit of Seller or otherwise subject to control agreements approved by the Buyer. In the event that no Servicer holds any such Underlying Purchased Loan Reserves for a Purchased Loan and Seller would otherwise hold the Underlying Purchased Loan Reserves directly, it shall forward such Underlying Purchased Loan Reserves to the Cash Management Account to be held and applied in accordance with the applicable Purchased Loan Documents.

6.    SECURITY INTEREST

Buyer and Seller intend, for all purposes other than those described in Section 22(e), that all Transactions hereunder be sales to Buyer of the Purchased Loans and not loans from Buyer to Seller secured by the Purchased Loans. However, in the event any such Transaction is deemed to be a loan (except in the case of the grant of security interests by Seller under clause (b) below, which shall be unconditional as of the date hereof), Master Seller, on behalf of itself and with respect to each Series Seller, hereby pledges all of its right, title, and interest in, to and under and grants a lien on, and security interest in (which lien and security interest shall be of first priority), all of its right, title, and interest in the Collateral (as defined below) to Buyer to secure the payment and performance of all other amounts or obligations owing to Buyer pursuant to this Agreement and the other Transaction Documents (the “Repurchase Obligations”) (it being understood that the grant of security interest in any items described below which are otherwise sold to Buyer pursuant to any Transaction hereunder is made to secure Buyer’s interest therein in the event any such Transaction is deemed to be a loan). Without limiting the generality of the foregoing, Seller hereby pledges, assigns and grants to Buyer as further security for Seller’s obligations to Buyer hereunder, a continuing first priority security interest in and Lien upon all of its right, title and interest in, to and under each Mezzanine Loan related to a Purchased Loan, if any, as additional security and as a credit enhancement for payment and performance of the Repurchase Obligations with respect to the related Purchased Loan hereunder, and Buyer shall have all the rights and remedies of a “secured party” under the Uniform Commercial Code with respect thereto. For purposes of this Agreement, “Collateral” shall mean all of the following property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located:

(a)    the Purchased Loans and all Related Interests;

(b)    the Servicing Rights related to the Purchased Loans and all Related Interests;

(c)    all Purchased Loan Documents, Related Interest Documents, Servicing Agreements and Servicing Records related to the Purchased Loans and Related Interests;

(d)    all insurance policies related to the Purchased Loans and Related Interests and payments and proceeds thereof;

(e)    all Income relating to the Purchased Loans and all Related Interests;

(f)    the Cash Management Account and all monies from time to time on deposit therein and all collection and escrow accounts relating to the Purchased Loans and Related Interests;

(g)    all “general intangibles”, “accounts”, “chattel paper”, “deposit accounts”, “securities accounts”, “instruments”, “securities”, “financial assets”, “uncertificated securities”, “security entitlements” and “investment property” (as each such term is defined in the UCC) relating to or constituting any and all of the foregoing; and

(h)    all replacements, substitutions or distributions on or proceeds, payments, Income and profits of, and records (but excluding any financial models or other proprietary information) and files relating to any and all of any of the foregoing.

For purposes of the grant of the security interest pursuant to Section 6 of this Agreement, this Agreement shall be deemed to constitute a security agreement under the New York Uniform Commercial Code (the “UCC”). Buyer shall have all of the rights and may exercise all of the remedies of a secured creditor under the UCC and the other laws of the State of New York. In furtherance of the foregoing, (a) Buyer, at Seller’s sole cost and expense, shall cause to be filed in such locations as may be necessary to perfect and maintain perfection and priority of the security interest granted hereby, UCC financing statements and continuation statements (collectively, the

“Filings”), and shall forward copies of such Filings to Seller upon the filing thereof, and (b) Seller shall from time to time take such further actions as may be reasonably requested by Buyer to maintain and continue the perfection and priority of the security interest granted hereby.

Seller hereby irrevocably authorizes Buyer at any time and from time to time to file in any filing office in any appropriate jurisdiction any initial financing statements and amendments thereto that (1) indicate the Collateral (i) as all Purchased Loans or words of similar effect, regardless of whether the description of the Purchased Loans in such financing statements includes every component set forth in the definition, or (ii) as being of an equal or lesser scope or with greater detail, and (2) contain any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including whether Seller is an organization, the type of organization and any organization identification number issued to Seller. Seller also ratifies its authorization for Buyer to have filed in any jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof. Without limiting the foregoing, Seller also hereby irrevocably authorizes the Buyer and its counsel to file UCC financing statements in form and substance satisfactory to the Buyer, describing the collateral as “All assets of Seller and all assets of each series of interests now or hereafter established by Seller or its member, in each case, whether now owned or existing or hereafter acquired or arising and wheresoever located, and all proceeds and products thereof” or words to that effect, and any limitations on such collateral description.

Buyer’s security interest in a Purchased Loan, or the Collateral as a whole, shall terminate only upon (i) in the case of an individual Purchased Loan and all Collateral related to such Purchased Loan, the repurchase thereof in accordance with this Agreement and (ii) in the case of the Collateral as a whole, the termination of Seller’s obligations under this Agreement and the documents delivered in connection herewith and therewith. Upon any such termination, Buyer shall deliver to Seller such UCC termination statements and other release documents as may be commercially reasonable to evidence the release of Buyer’s lien on and security interest in the applicable Purchased Loan, or the Collateral, as applicable and to return the Purchased Loan Documents for the applicable Purchased Loan to Seller.

7.    PAYMENT, TRANSFER AND CUSTODY

(a)    On the Purchase Date for each Transaction, ownership of the Purchased Loans shall be transferred to Buyer or its designee (including the Custodian) against the simultaneous transfer to an account of Seller or as otherwise specified in the Confirmation relating to such Transaction of the difference between (i) the Purchase Price for the Purchased Loan(s) minus (ii) any and all fees, costs and expenses including, without limitation, reasonable out-of-pocket attorneys’ fees and disbursements then due and payable to Buyer pursuant to Section 27 or Section 30(d) in connection with such Transaction (if and to the extent that Buyer requires that Seller pay such fees, costs and expenses on the Purchase Date for such Transaction).

(b)    On or before such Purchase Date, Seller shall deliver or cause to be delivered to Buyer or its designee (including the Bailee or the Custodian, as applicable) the Custodial Delivery in the form attached hereto as Exhibit IV. In connection with each sale, transfer, conveyance and assignment of a Purchased Loan, on or prior to each Purchase Date with respect to such Purchased Loan, Seller shall deliver or cause to be delivered and released to the Custodian or Bailee, as applicable, and shall cause the Custodian or Bailee, as applicable, to deliver a Trust Receipt on the Purchase Date concerning the receipt of, the following documents (collectively, the “Purchased Loan File”) pertaining to each of the Purchased Loans identified in the Custodial Delivery delivered therewith; provided, that Seller shall deliver a certificate of an Authorized Representative of Seller certifying that any copies of documents delivered represent true and correct copies of the originals of such documents:

(A)    With respect to each Purchased Loan that is a Mortgage Loan or a Senior Interest:

(i)

The original Mortgage Note (or A-Note with respect to any Senior Interest) (and if applicable, one or more allonges) bearing all intervening endorsements, endorsed “Pay to                      without recourse” and signed in the name of the last endorsee (the “Last Endorsee”) by an authorized Person (in the event that the Purchased Loan was acquired by the Last Endorsee in a merger, the signature must be in the following form: “[Last Endorsee], successor by merger to [name of predecessor]”; in the event that the Purchased Loan was acquired or originated by the Last Endorsee while doing business under another name, the signature must be in the following form: “[Last Endorsee], formerly known as [previous name]”).

(ii)	An original or a copy of each guarantee executed in connection with the Mortgage Note (if any).

(iii)

The original Mortgage with evidence of recording thereon, or a copy thereof together with an officer’s certificate of Seller certifying that such represents a true and correct copy of the original and, that such original has been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.

(iv)

The originals of all assumption, modification, consolidation or extension of mortgage agreements (if any) with evidence of recording thereon, or copies thereof together with an officer’s certificate of Seller certifying that such represent true and correct copies of the originals and that such originals have each been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.

(v)

The original Assignment of Mortgage in blank for each Purchased Loan, in form and substance acceptable for recording in the relevant jurisdiction, and in form and substance otherwise acceptable to Buyer and signed in the name of the Last Endorsee (in the event that the Purchased Loan was acquired by the Last Endorsee in a merger, the signature must be in the following form: “[Last Endorsee], successor by merger to [name of predecessor]”; in the event that the Purchased Loan was acquired or originated while doing business under another name, the signature must be in the following form: “[Last Endorsee], formerly known as [previous name]”).

(vi)

The originals of all intervening assignments of mortgage (if any) with evidence of recording thereon, or copies thereof together with an officer’s certificate of Seller certifying that such represent true and correct copies of the originals and that such originals have each been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.

(vii)

The original or a copy of the attorney’s opinion of title and abstract of title or a copy of the original mortgagee title insurance policy, or if the mortgagee title insurance policy has not been issued, the irrevocable marked commitment to issue the same or irrevocable signed proforma policy.

(viii)	The original or copy of any security agreement, chattel mortgage or equivalent document executed in connection with the Purchased Loan (if any).

(ix)

The original assignment of leases and rents, if any, with evidence of recording thereon, or a copy thereof together with an officer’s certificate of Seller, certifying that such copy represents a true and correct copy of the original and that such original has been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.

(x)

The originals of all intervening assignments of assignment of leases and rents, if any, or copies thereof, with evidence of recordation, or submission for recordation, from the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.

(xi)

A copy of the UCC financing statements, certified as true and correct by Seller, and all necessary UCC continuation statements with evidence of filing thereon or copies thereof certified by Seller that such financing statements have been sent for filing, and UCC assignments, which UCC assignments shall be in form and substance acceptable for filing.

(xii)	An original or a copy of the environmental indemnity agreement (if any).

(xiii)

The originals or copies of all lockbox agreements, cash management agreements and other Purchased Loan Documents, and other material documents including legal opinions, officers’ certificates, organizational documents and other documents delivered by Mortgagor, any guarantor or other party in connection with the closing of such Purchased Loan.

(xiv)	An original omnibus assignment in blank (if any).

(xv)

For any Senior Interest which is a Participation Interest, the original participation certificate evidencing such Senior Interest endorsed “Pay to                      without recourse” and signed in the name of the Last Endorsee by an authorized Person (in the event that the Purchased Loan was acquired by the Last Endorsee in a merger, the signature must be in the following form: “[Last Endorsee], successor by merger to [name of predecessor]”; in the event that the Senior Interest was acquired or originated by the Last Endorsee while doing business under another name, the signature must be in the following form: “[Last Endorsee], formerly known as [previous name]”).

(xvi)

For any Senior Interest, the original or a copy of the participation agreement or co-lender agreement, as applicable, and all other Senior Interest Documents executed in connection with the Senior Interest.

(xvii)	For any Senior Interest, the original Senior Interest Side Letter (if applicable).

(xviii)

The original or a copy of the intercreditor or co-lender agreement (if any) executed in connection with the Purchased Loan to the extent the subject borrower, or an affiliate thereof, has encumbered its assets with mezzanine or other subordinate financing in addition to the Purchased Loan.

(xix)	A survey of the Mortgaged Property (if any) as accepted by the title company for issuance of the mortgagee title policy.

(xx)	A copy of the Mortgagor’s and (if applicable) any guarantor’s opinions of counsel and any other legal opinions delivered with respect to the Purchased Loan.

(xxi)	An original or a copy of assignment of permits, contracts and agreements (if any).

(xxii)

The original of all letters of credit issued and outstanding in connection with such Purchased Loan, with any modifications, amendments or endorsements necessary to permit Buyer to draw upon them when and if it is contractually permitted to do so pursuant to this Agreement (if any).

(B)    With respect to each Purchased Loan that is a Mezzanine Loan:

(i)

The original Mezzanine Note (and if applicable, one or more allonges) bearing all intervening endorsements, endorsed “Pay to                      without recourse” and signed in the name of the Last Endorsee (in the event that the Purchased Loan was acquired by the Last Endorsee in a merger, the signature must be in the following form: “[Last Endorsee], successor by merger to [name of predecessor]”; in the event that the Purchased Loan was acquired or originated by the Last Endorsee while doing business under another name, the signature must be in the following form: “[Last Endorsee], formerly known as [previous name]”).

(ii)	As applicable, an original or copy of the related intercreditor agreement and the related Mezzanine Pledge Agreement.

(iii)

As applicable, an original or copy of any intervening assignment, assumption, modification, consolidation or extension made in respect of such Mezzanine Note or any document or agreement referred to in clause (B)(ii) above, evidencing a complete chain of assignment and transfer from the originating Person to Seller, as applicable.

(iv)	As applicable, each original certificate, representing the related Pledged Stock, together with an undated stock power covering each such certificate, executed in blank.

(v)

As applicable, copies of all UCC financing statements filed in respect of such Mezzanine Loan, including all amendments and assignments related thereto, which are necessary to show a complete chain of title from the originating Person to Seller, in each case with evidence of recording or copies thereof certified by Seller that such financing statements have been sent for filing, and UCC assignments.

(vi)	As applicable, an original assignment of each UCC financing statement filed in respect of such Mezzanine Loan, prepared in blank by the Seller.

(vii)	As applicable, the related original omnibus assignment, executed in blank by the Seller.

(viii)

As applicable, the original or copy of an Eagle 9, UCC title insurance policy or substantially similar insurance policy, or if such insurance policy has not been issued, the irrevocable marked commitment to issue the same or irrevocable signed proforma policy.

(ix)

As applicable, any additional documents identified on the related Purchased Loan File Checklist (as such term is defined in the Custodial Agreement) delivered to Custodian in accordance with Section 2 of the Custodial Agreement.

(c)    In addition, with respect to each Purchased Loan, Seller shall deliver an instruction letter from Seller to the borrower under each Purchased Loan instructing the borrower to remit all sums required to be remitted to the holder of the Purchased Loan under the related Purchased Loan Documents to the Servicer for deposit in the Applicable Servicer Account or as otherwise directed in a written notice signed by Seller and Buyer; provided, however, no such notice shall be required if the applicable borrower has been instructed to direct all such sums to the Servicer for deposit in the Applicable Servicer Account prior to the applicable Purchase Date for such Purchased Loan. If the borrower under any Purchased Loan remits any sums required to be remitted to the holder of such Purchased Loan under the related Purchased Loan Documents to Seller or its Affiliate, Seller shall, within two (2) Business Day after receipt thereof, (i) remit such sums (other than Underlying Purchased Loan Reserves) to the Depository for deposit in the Cash Management Account as set forth in Section 5 hereof or as otherwise directed in the written notice signed by Seller and Buyer (if any), and (ii) deliver (or cause Servicer to deliver) an additional instruction letter from Seller or Servicer, as applicable, to the borrower under the applicable Purchased Loan, instructing the borrower to remit all sums required to be remitted to the holder of the Purchased Loan under the related Purchased Loan Documents to the Servicer for deposit in the Applicable Servicer Account or as otherwise directed in a written notice signed by Seller and Buyer.

(d)    From time to time, Seller shall forward to the Custodian additional original documents or additional copies of documents evidencing any assumption, modification, consolidation or extension of a Purchased Loan approved in accordance with the terms of this Agreement, and upon receipt of any such other documents, the Custodian shall hold such other documents as Custodian shall request from time to time. With respect to any documents which have been delivered or are being delivered to recording offices for recording and have not been returned to Seller in time to permit their delivery hereunder at the time required, in lieu of delivering such original documents, Seller shall deliver to Buyer or its designee (including the Custodian) a true copy thereof with an officer’s certificate certifying that such copy is a true, correct and complete copy of the original, which has been transmitted for recordation. Seller shall deliver such original documents to Buyer or its designee (including the Custodian) promptly when they are received. With respect to all of the Purchased Loans delivered by Seller to Buyer or its designee (including the Custodian), Seller shall execute an omnibus power of attorney substantially in the form of Exhibit V attached hereto irrevocably appointing Buyer its attorney-in-fact with full power to, during the continuance of an Event of Default, (i) complete and record the Assignment of Mortgage, (ii) complete the endorsement of the Mortgage Note and (iii) take such other steps as may be reasonably necessary or desirable to enforce Buyer’s rights against such Purchased Loans and the related Purchased Loan Files and the Servicing Records. Buyer shall deposit the Purchased Loan Files representing the Purchased Loans, or direct that the Purchased Loan Files be deposited directly, with the Custodian. The Purchased Loan Files shall be maintained in accordance with the Custodial Agreement. Any Purchased Loan Files not delivered to Buyer or its designee (including the Custodian) are and shall be held in trust by Seller or its designee for the benefit of Buyer as the owner thereof. Seller or its designee shall maintain a copy of the Purchased Loan File and the originals of the Purchased Loan Files not delivered to Buyer or its designee. The possession of the Purchased Loan Files by Seller or its designee is at the will of Buyer for the sole purpose of servicing the related Purchased Loan, and such retention and possession by Seller or its designee is in a custodial capacity only. The books and records (including, without limitation, any computer records or tapes) of Seller or its designee shall be marked appropriately to reflect clearly the sale of the related Purchased Loan to Buyer. Seller or its designee (including the Custodian) shall release its custody of the Purchased Loan Files only in accordance with written instructions from Buyer and in accordance with the provisions of the Custodial Agreement, unless such release is required as incidental to the servicing of the Purchased Loans, is in connection with a repurchase of any Purchased Loan by Seller or as otherwise required by law.

(e)    Unless an Event of Default shall have occurred and be continuing, Seller shall exercise all voting, consent, corporate and decision-making rights with respect to the Purchased Loans, provided that Seller shall not enter into or take any Material Action with respect to any Purchased Loan or Purchased Loan Document without Buyer’s prior written consent thereto, which consent may be given or withheld by Buyer in its sole and absolute discretion; provided, that, to the extent the Purchased Loan Documents require that the holder of the related Purchased Loan exercise a certain standard of discretion with respect to any such Material Action, Buyer shall exercise the same standard of discretion in providing or withholding its consent to the same.

Seller shall not be required to obtain Buyer’s prior consent for any action which is not a Material Action, provided that, promptly after effectuating any such action, Seller shall send Buyer notice thereof together with copies of all amendments or modifications of the Purchased Loan Documents entered into with respect thereto. During the continuation of a Facility Event of Default, Buyer shall be entitled to exercise all voting, consent, corporate, and decision-making rights with respect to any or all of the Purchased Loans without regard to Seller’s instructions. Upon the occurrence and during the continuation of a Transaction Event of Default, Buyer shall be entitled to exercise all voting, consent, corporate and decision-making rights with respect to the applicable Purchased Loan(s) in respect of which such Transaction Event of Default exists.

8.    SALE, TRANSFER, HYPOTHECATION OR PLEDGE OF PURCHASED LOANS

(a)    Title to all Purchased Loans shall pass to Buyer on the applicable Purchase Date, and Buyer shall have free and unrestricted use of all Purchased Loans, subject, however, to the terms of this Agreement. Subject to Section 18 of this Agreement, nothing in this Agreement or any other Transaction Document shall preclude Buyer from engaging in repurchase transactions with the Purchased Loans or otherwise selling, transferring, pledging, repledging, hypothecating, or rehypothecating the Purchased Loans; provided, however, that (i) no such transaction shall relieve Buyer of its obligations to transfer the Purchased Loans to Seller pursuant to Section 3 of this Agreement or of Buyer’s obligation to credit or pay Available Income to, or apply Available Income to the obligations of, Seller pursuant to Section 5 hereof, and (ii) so long as no Event of Default has occurred and is continuing, Buyer may only engage in repurchase transactions or sell, transfer, pledge, repledge, hypothecate or rehypothecate the Purchased Assets with Persons who are not Prohibited Transferees.

(b)    Nothing contained in this Agreement or any other Transaction Document shall obligate Buyer to segregate any Purchased Loans delivered to Buyer by Seller. Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, no Purchased Loan shall remain in the custody of Seller or an Affiliate of Seller.

9.    REPRESENTATIONS

(a)    Buyer represents and warrants to Seller as follows:

(i)

Organization. Buyer has the power and authority to execute, deliver, and perform its obligations under this Agreement and the other Transaction Documents, and the Transactions contemplated hereunder and thereunder.

(ii)

Due Execution; Enforceability. The Transaction Documents have been duly executed and delivered by Buyer, for good and valuable consideration. The Transaction Documents constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles.

(iii)

Consents. No consent, approval or other action of, or filing with, any Governmental Authority or any other Person (internal or external) is required to authorize, or is otherwise required in connection with, the execution, delivery and performance by Buyer of any of the Transaction Documents (other than consents, approvals and filings that have been obtained or made, as applicable).

(iv)

Non-Contravention. None of the execution and delivery of the Transaction Documents, the consummation by Buyer of the transactions contemplated by the Transaction Documents (or any of them), nor compliance by Buyer with the terms, conditions and provisions of the Transaction Documents (or any of them) will conflict with or result in a breach of any of the terms, conditions or provisions of (i) the organizational documents of Buyer, (ii) any contractual obligation to which Buyer is now a party or by which it is otherwise bound or to which the assets of Buyer are subject or constitute a default thereunder, or result thereunder in the creation or imposition of any lien upon any of the assets of Buyer, (iii) any judgment or order, writ, injunction, decree or demand of any court applicable to Buyer, or (iv) any applicable Requirement of Law, in the case of clauses (ii)-(iv) above, to the extent that such conflict or breach would have a Material Adverse Effect upon Buyer’s ability to perform its obligations hereunder.

(b)    Seller represents and warrants to Buyer that as of the Closing Date, as of each Purchase Date and as of each date of funding by Buyer of any advances of Margin Excess (and, in the case of the representations and warranties made in Section 9(b)(viii), at all times while this Agreement and any Transaction is in effect); provided that, for purposes hereof, all references to the term “Seller” in this Section 9(b) shall be deemed to mean and refer to Master Seller together with each Series Seller which is a party to this Agreement as of the date the applicable representation and warranty is made or deemed made:

(i)

Organization. Master Seller is duly formed, validly existing and in good standing under the laws and regulations of the state of Seller’s formation. Master Seller is duly licensed, qualified, and in good standing in every state where such licensing or qualification is necessary for the transaction of Seller’s business, except to the extent such failure would not reasonably be expected to result in a Material Adverse Effect. Seller has the power to own and hold the assets it purports to own and hold, to carry on its business as now being conducted and proposed to be conducted, and to execute, deliver, and perform its obligations under this Agreement and the other Transaction Documents.

(ii)

Due Execution; Enforceability. The Transaction Documents have been duly executed and delivered by Seller, for good and valuable consideration. The Transaction Documents constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles.

(iii)	Non-Contravention. None of the execution and delivery of the Transaction Documents, the consummation by Seller of the transactions contemplated by the Transaction Documents (or any of them), nor compliance by Seller with the terms, conditions and provisions of the Transaction Documents (or any of them) will conflict with or result in a breach of any of the terms, conditions or provisions of (i) the organizational documents of Seller, (ii) any contractual obligation to which Seller is now a party or to which the assets of Seller are subject or constitute a default thereunder, or result thereunder in the creation or imposition of any lien upon any of the assets of Seller, other than pursuant to the Transaction Documents, (iii) any judgment or order, writ, injunction, decree or demand of any court applicable to Seller, or (iv) any applicable Requirement of Law, in the case of clauses (ii)-(iv) above, to the extent that such conflict or breach is reasonably likely to result in a Material Adverse Effect. Seller has all necessary licenses, permits and other consents from Governmental Authorities necessary to acquire, own and sell the Purchased Loans and for the performance of its obligations under the Transaction Documents, except to the extent the failure to have any such licenses, permits, or consents would not result in a Material Adverse Effect.

(iv)

Litigation; Requirements of Law. Except as otherwise disclosed in writing to Buyer from time to time, there is no action, suit, proceeding, investigation, or arbitration pending or, to the knowledge of Seller, threatened in writing against Seller, the Guarantor or any of their respective assets, which is reasonably likely to result in a Material Adverse Effect. Seller is in compliance in all material respects with all Requirements of Law applicable to Seller. Neither Seller nor the Guarantor is in default in any material respect with respect to any judgment, order, writ, injunction, decree, rule or regulation of any arbitrator or Governmental Authority.

(v)

No Broker. Seller has not dealt with any broker, investment banker, agent, or other Person (other than Buyer or an Affiliate of Buyer) who may be entitled to any commission or compensation in connection with the sale of Purchased Loans pursuant to any of the Transaction Documents.

(vi)

Good Title to Purchased Loans. Immediately prior to the purchase of any Purchased Loan by Buyer from Seller, Seller owned such Purchased Loan free and clear of any lien, encumbrance or impediment to transfer (including any “adverse claim” as defined in Section 8-102(a)(1) of the UCC), and Seller is the record and beneficial owner of and has good and marketable title to and the right to sell and transfer such Purchased Loan to Buyer and, upon transfer of such Purchased Loan to Buyer, Buyer shall be the owner of such Purchased Loan free of any adverse claim, subject to the rights of Seller and obligations of Buyer pursuant to the terms of this Agreement and the Transaction Documents, in each case except for liens to be released simultaneously with the sale of a Purchased Loan to Buyer hereunder, and subject to the terms and conditions of any participation agreement, co-lender agreement, intercreditor agreement or similar agreement with respect to any Purchased Loan. In the event that any Transaction is characterized as a secured financing of the related Purchased Loans, the provisions of this Agreement are effective to create in favor of Buyer a valid “security interest” (as defined in Section 1-201(b)(37) of the UCC) in all rights, title and interest of Seller in, to and under the Collateral and Buyer shall have a valid perfected first priority security interest in such Purchased Loans.

(vii)	No Default. No Event of Default or, to Seller’s knowledge, Default exists under or with respect to the Transaction Documents unless disclosed to Buyer in writing.

(viii)

Representations and Warranties Regarding the Purchased Loans; Delivery of Purchased Loan File. Seller represents and warrants to Buyer, with respect to each Purchased Loan sold in a Transaction hereunder, that each of the Purchased Loan Representations applicable to such Purchased Loan are true and correct, except as disclosed to Buyer in writing prior to the Purchase Date for the applicable Purchased Loan and approved by Buyer in its sole and absolute discretion (and, if approved, set forth on an Exhibit or Schedule to the Confirmation for such Purchased Loan). With respect to each Purchased Loan, the Mortgage Note the Mortgage, the Assignment of Mortgage and any other documents required to be delivered under this Agreement and the Custodial Agreement for such Purchased Loan have been delivered to Buyer or its designee (including the Custodian or a Bailee, as applicable) on its behalf. Seller or its designee is in possession of a complete, true and accurate Purchased Loan File with respect to each Purchased Loan, except for such documents the originals of which have been delivered to the Custodian or a Bailee and except as otherwise approved by Buyer in writing.

(ix)

Adequate Capitalization; No Fraudulent Transfer. Seller has, as of the Purchase Date, adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations. Seller is generally able to pay, and as of the date hereof is paying, its debts as they come due. Seller is not insolvent nor will Seller be made insolvent by virtue of Seller’s execution of or performance under any of the Transaction Documents within the meaning of the bankruptcy laws or the insolvency laws of the United States, the State of New York or any other jurisdiction under which Seller is organized or qualified to do business. Seller has not entered into any Transaction Document or any Transaction pursuant thereto in contemplation of insolvency or with intent to hinder, delay or defraud any creditor.

(x)

Consents. No consent, approval or other action of, or filing by Seller with, any Governmental Authority or any other Person is required to authorize, or is otherwise required in connection with, the execution, delivery and performance by Seller of any of the Transaction Documents (other than consents, approvals and filings that have been obtained or made, as applicable).

(xi)

Ownership. As of the Closing Date or as most recently disclosed to Buyer in writing, the direct, and to the extent depicted, the indirect, ownership interests in Seller and Guarantor are as set forth on the organizational chart attached hereto as Exhibit VII hereto.

(xii)	Organizational Documents. Seller has delivered to Buyer certified copies of its organizational documents, together with all amendments thereto, if any.

(xiii)

No Encumbrances. Subject to the terms of this Agreement, and subject to the terms and conditions of any participation agreement, co-lender agreement, intercreditor agreement with respect to any Purchased Loan that is a Senior Interest, there are (i) no outstanding rights, options, warrants or agreements on the part of Seller for a purchase, sale or issuance, in connection with the Purchased Loans, and (ii) no agreements on the part of Seller to issue, sell or distribute the Purchased Loans.

(xiv)	Federal Regulations. None of Seller, Guarantor or Member is required to register as an “investment company” under the Investment Company Act of 1940, as amended.

(xv)

Taxes. Seller has filed or caused to be filed all federal and other material Tax returns which would be delinquent if they had not been filed on or before the date hereof and has paid all Taxes shown to be due and payable on or before the date hereof on such returns or on any assessments made against it or any of its property and all other Taxes, fees or other charges imposed on it and any of its assets by any Governmental Authority except for any such Taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP or are otherwise de minimis; no Tax liens have been filed against any of Seller’s assets except for such Tax liens for Taxes not yet due and payable or for Taxes being appropriately contested in good faith by appropriate proceedings and with respect to which adequate reserve have been provided in accordance with GAAP or are otherwise de minimis; and, to the knowledge of Seller, no claims are being asserted with respect to any such Taxes, fees or other charges.

(xvi)	ERISA. Seller does not sponsor any Plans and does not make contributions or have any obligations to make contributions to any Plans or Multiemployer Plans.

(xvii)

Judgments/Bankruptcy. Except as disclosed in writing to Buyer there are no judgments against Seller or Guarantor unsatisfied of record or docketed in any court located in the United States of America and no Act of Insolvency has ever occurred with respect to Seller or Guarantor.

(xviii)

Full and Accurate Disclosure. No information contained in the Transaction Documents, or any written statement furnished to Buyer by or on behalf of Seller pursuant to the terms of the Transaction Documents, contains any untrue statement of a material fact or, to the knowledge of Seller, omits to state a material fact necessary to make the statements contained herein or therein not misleading when taken as a whole and in light of the circumstances under which they were made.

(xix)

Financial Information. All financial data concerning Master Seller that has been delivered by or on behalf of Master Seller to Buyer is true, complete and correct in all material respects and, other than financial models and projections with respect to which GAAP is inapplicable, has been prepared in accordance with GAAP. Since the delivery of such data, except as otherwise disclosed in writing to Buyer, there has been no change in the financial position of Master Seller, or in the results of operations of Master Seller, which change is reasonably likely to result in a Material Adverse Effect.

(xx)	Reserved.

(xxi)

Notice Address; Jurisdiction of Organization. On the date of this Agreement, Seller’s address for notices is as set forth on Annex I attached hereto. Seller’s jurisdiction of formation is Delaware. The location where Seller keeps its books and records, including all computer tapes and records relating to the Collateral, is its notice address.

(xxii)

Prohibited Person. (a) None of the funds or other assets of Seller or Guarantor constitute property of, or are, to the knowledge of Seller, beneficially owned, directly or indirectly, by a Prohibited Person such that the investment in Seller or Guarantor, as applicable (whether directly or indirectly), is prohibited by Sanctions Laws or the entering into this Agreement by Buyer is in violation of Sanctions Laws; (b) to the knowledge of Seller, no Prohibited Person has any interest in Seller or Guarantor, as applicable, such that the investment in Seller or Guarantor, as applicable (whether directly or indirectly), is prohibited by Sanctions Laws or the entering into this Agreement is in violation of Sanctions Laws; (c) to the knowledge of Seller, none of the funds of Seller or Guarantor, as applicable, have been derived from any unlawful activity such that the investment in Seller or Guarantor, as applicable (whether directly or indirectly), is prohibited by Sanctions Laws or the entering into this Agreement is in violation of Sanctions Laws; (d) to the knowledge of Seller, neither Seller nor Guarantor has conducted or will conduct any business or has engaged or will engage in any transaction or dealing with any Prohibited Person; and (e) neither Seller nor Guarantor is a Prohibited Person or has been convicted of a crime under Sanctions Laws which is a felony or, if prosecuted under the laws of the United States of America, would be a felony.

(xxiii)	Federal Income Tax Status. Seller is, and always has been, a disregarded entity for U.S. federal income tax purposes.

(c)    As of the Closing Date, as of each Purchase Date and as of the date of funding by Buyer of any advances of Margin Excess, Master Seller and each Series Seller party to any Transaction hereunder (including the Transaction closing on such Purchase Date) shall be deemed to have made all of the representations set forth in this Section 9 as of such Purchase Date (except to the extent such representations and warranties are made as of a particular date, in which case such representations and warranties shall be true and correct in all material respects as of such particular date).

10.    NEGATIVE COVENANTS OF SELLER

During the term of this Agreement and so long as any Transaction is in effect hereunder, Seller shall not without the prior written consent of Buyer (for purposes hereof, all references to the term “Seller” in this Section 10 shall be deemed to mean and refer to Master Seller together with each Series Seller which is a party to this Agreement as of the applicable date):

(a)    take any action which would directly or indirectly impair or adversely affect Buyer’s title to any of the Purchased Loans;

(b)    except for any Purchased Loan which has been repurchased by Seller in accordance with this Agreement, transfer, assign, convey, grant, bargain, sell, set over, deliver or otherwise dispose of, or pledge, encumber or hypothecate, directly or indirectly (any of the foregoing, a “Transfer”), any interest in the Purchased Loans (or any of them) to any Person other than Buyer, or engage in repurchase transactions or similar transactions with respect to the Purchased Loans (or any of them) with any Person other than Buyer;

(c)    change its name or its jurisdiction of organization from the jurisdiction referred to in Section 9(b)(xxi) unless it shall have provided Buyer at least thirty (30) days’ prior written notice of such change;

(d)    create, incur or permit to exist any lien, encumbrance or security interest in or on Seller’s interest in any of the Purchased Loans or the other Collateral, except for any liens created in favor of Buyer under this Agreement or the other Transaction Documents;

(e)    modify or terminate the Master Seller LLC Agreement or any of the organizational documents of Seller, provided that Buyer shall not unreasonably withhold or delay its consent to any proposed modification to the Master Seller LLC Agreement (excluding any modification to the SPE provisions set forth therein);

(f)    enter into, consent or assent to or take any Material Action, subject to Section 7(e) hereof;

(g)    transfer or permit to be transferred (excluding transfers of publicly traded shares of any indirect equity owner in Seller on a nationally or internationally recognized stock exchange) any direct or indirect ownership interests in Seller, or take any action or permit any action to be taken, if any such transfers and/or actions, individually or in the aggregate, would result in a

Change of Control or would cause the transferee, together with its Affiliates, to increase its direct or indirect interest in Seller to an amount which equals or exceeds ten percent (10%), unless such transferee shall be a Qualified Transferee;

(h)    take any action, file any Tax return, or make any election inconsistent with the treatment of Seller, for purposes of U.S. federal, state and local income taxes, as a disregarded entity, including making an election under Section 301.7701-3(a) of the Treasury Regulations to be treated as an association taxable as a corporation for U.S. federal income tax purposes;

(i)    during the continuation of any Event of Default which has occurred, make any distribution, payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity or ownership interest of Seller, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Seller (unless the same is necessary for Parent to maintain its status as a REIT under the Code);

(j)    send a payment redirection letter to the Mortgagor of any Purchased Loan, or otherwise instruct any Mortgagor, to make any payment due on a Purchased Loan to any account, other than the Applicable Servicer Account or Cash Management Account;

(k)    sponsor or maintain any Plans or make any contributions to, or have any liability or obligation (direct or contingent) with respect to, any Plan or permit any ERISA Affiliate to sponsor or maintain any Plans or make any contributions to, or have any liability or obligation (direct or contingent) with respect to, any Plan, in each case, which could reasonably be likely to have a Material Adverse Effect;

(l)    engage in any transaction that would cause the assets of Seller to be deemed to constitute “plan assets” for purposes of ERISA;

(m)    make any future advances under any Purchased Loan to any underlying obligor that are not (i) protective advances or (ii) future advances which are (x) permitted or contemplated by the related Purchased Loan Documents and (y) in accordance with the budgets and capital expenditure plans approved under the Purchased Loan Documents;

(n)    seek its dissolution, liquidation or winding up, in whole or in part;

(o)    incur any Indebtedness except as provided in Section 12(i) or otherwise cease to be a Single-Purpose Entity.

(p)    other than as set forth in a separate written agreement between Seller and Buyer, exercise any remedies under the Purchased Loan Documents for any Purchased Loan as to which a Purchased Loan Event of Default has occurred including, without limitation, the commencement or prosecution of any foreclosure proceeding, the exercise of any power of sale, the taking of a deed-in-lieu of foreclosure or other realization upon the security for any Purchased Loan;

(q)    except as otherwise expressly permitted without Seller’s consent in any intercreditor agreement, co-lender agreement or participation agreement for the applicable Purchased Loan as in effect on the Purchase Date, or any such similar agreement or amendment thereto entered into subsequent to the applicable Purchase Date that has been approved by Buyer, or as otherwise expressly agreed by Buyer pursuant to the terms of the Confirmation and/or the Senior Interest Side Letter for the applicable Purchased Loan, Transfer or permit to be Transferred, in whole or in part, any Related Interest with respect to any Purchased Loan held by Seller or any Affiliate of Seller or consent to the Transfer, in whole or in part, of any Related Interest with respect to any Purchased Loan held by any other Person, except to a Qualified Institutional Lender;

(r)    consent to, or grant any waiver with respect to, any incurrence of additional debt by the Mortgagor or any mezzanine loan by any direct or indirect beneficial owner of the Mortgagor, except for any additional debt or mezzanine loan expressly permitted under the Purchased Loan Documents without Seller’s consent;

(s)    knowingly: (i) conduct any business, nor engage in any transaction or dealing, with any Prohibited Person, including, but not limited to, the making or receiving of any contribution of funds, goods, or services, to or for the benefit of a Prohibited Person; or (ii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order 13224 issued on September 24, 2001. Seller further covenants and agrees to deliver (from time to time) to Buyer any such certification or other evidence as may be requested by Buyer in its sole and absolute discretion, confirming that neither of Seller nor Guarantor has, to the knowledge of Seller, engaged in any business, transaction or dealings with a Prohibited Person, including, but not limited to, the making or receiving of any contribution of funds, goods, or services, to or for the benefit of a Prohibited Person;

(t)    cause any Purchased Loan to be serviced by any servicer other than a Servicer, unless expressly approved in writing by Buyer pursuant to Section 28 hereof;

(u)    permit the internalization of management of Parent or Guarantor without Buyer’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed; or

(v)    notwithstanding anything to the contrary contained in this Agreement or any other Transaction Document, (i) Seller shall not enter into (or agree to enter into) any Division/Series Transaction and (ii) none of the provisions in this Agreement nor any other Transaction Document, shall be deemed to permit any Division/Series Transaction, except for the establishment of any new Series Seller in connection with any Transaction in accordance with the provisions of Section 3(n) hereof.

11.    AFFIRMATIVE COVENANTS OF SELLER

During the term of this Agreement and so long as any Transaction is in effect hereunder (for purposes hereof, all references to the term “Seller” in this Section 11 shall be deemed to mean and refer to Master Seller together with each Series Seller which is a party to this Agreement as of the applicable date):

(a)    Seller shall notify Buyer of any Material Adverse Effect promptly following receipt by Seller of notice or obtaining actual knowledge thereof; provided, however, that nothing in this Section 11 shall relieve Seller of its obligations under this Agreement.

(b)    Seller shall provide Buyer with copies of such documents as Buyer may reasonably request evidencing the truthfulness of the representations set forth in Section 9, to the extent such documents are in Seller’s possession or reasonably obtainable by Seller.

(c)    Seller (i) shall defend the right, title and interest of Buyer in and to the Collateral against, and take such other action as is necessary to remove, the liens, security interests, claims and demands of all Persons (other than security interests by or through Buyer) and (ii) shall, at Buyer’s reasonable request, take all action necessary to ensure that Buyer will have a first priority security interest in the Purchased Loans subject to any of the Transactions in the event such Transactions are recharacterized as secured financings.

(d)    Seller shall notify Buyer of the occurrence of any Default or Event of Default of which Seller has knowledge as soon as possible but in no event later than the second (2nd) Business Day after obtaining actual knowledge of such event.

(e)    Seller shall give notice to Buyer of the following (accompanied by details of the occurrence referred to therein and stating what actions Seller has taken or proposes to take with respect thereto, as applicable):

(i)

with respect to any Purchased Loan subject to a Transaction hereunder, promptly (and in any event within two (2) Business Days) following receipt by Seller or its Affiliates (as opposed to Servicer or the Depository) of any unscheduled Principal Payment (in full or in part);

(ii)

with respect to any Purchased Loan subject to a Transaction hereunder, promptly following receipt by Seller of notice or knowledge that the related Mortgaged Property has been damaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty, or otherwise damaged so as, in each case, to materially adversely affect the value of such Mortgaged Property;

(iii)

promptly (and in any event within two (2) Business Days) following receipt of notice received by Seller or Seller’s knowledge of (i) the occurrence of any payment default or other material default under the Purchased Loan Documents for any Purchased Loan, (ii) any lien or security interest (other than security interests created hereby) on, or claim asserted against, any Purchased Loan or, to the knowledge of Seller, the underlying collateral therefor (other than liens permitted under the Purchased Loan Documents) or (iii) any event or change in circumstances that has or could reasonably be expected to have a material adverse effect on the Market Value of a Purchased Loan; and

(iv)	promptly (and in any event within two (2) Business Days) after service of process on any of the following, give to Buyer notice of all litigation,

actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or threatened) or other legal or arbitrable proceedings naming Seller or affecting any of the assets of Seller before any Governmental Authority that (i) questions or challenges the validity or enforceability of any of the Transaction Documents or any action to be taken in connection with the transactions contemplated hereby, (ii) makes a claim or claims in an aggregate amount greater than $100,000, or (iii) which, individually or in the aggregate, if adversely determined could reasonably be likely to have a Material Adverse Effect; and

(v)	promptly following receipt of notice by Seller, or Seller having knowledge of the loss of Parent’s status as a REIT.

(f)    Seller shall deliver to Buyer (i) notice of the occurrence of any Purchased Loan Event of Default promptly (and in any event not later than two (2) Business Days) after the earlier of the date that Seller receives notice or has actual knowledge thereof and (ii) any other information with respect to any Purchased Loan as may be reasonably requested by Buyer from time to time.

(g)    Seller will permit Buyer or its designated representative to inspect Seller’s records with respect to the Collateral and the conduct and operation of its business related thereto upon reasonable prior written notice from Buyer or its designated representative, at such reasonable times and with reasonable frequency, and to make copies of extracts of any and all thereof, subject to the terms of any confidentiality agreement between Buyer and Seller. Buyer shall act in a commercially reasonable manner in requesting and conducting any inspection relating to the conduct and operation of Seller’s business.

(h)    At any time from time to time upon the reasonable request of Buyer, at the sole expense of Seller, Seller will promptly and duly execute and deliver to Buyer such further instruments and documents and take such further actions as Buyer may reasonably request for the purposes of obtaining or preserving the full benefits of this Agreement including the security interests granted hereunder and of the rights and powers herein granted (including, among other things, filing such UCC financing statements as Buyer may reasonably request). If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any promissory note, other instrument or chattel paper, such note, instrument or chattel paper shall be immediately delivered to Buyer or its designee (including the Custodian or a Bailee), duly endorsed in a manner reasonably satisfactory to Buyer, to be held as Collateral pursuant to this Agreement, and the documents delivered in connection herewith.

(i)    Seller (or Servicer on its behalf) shall provide Buyer with the following financial and reporting information:

(i)

Within 45 days after the last day of each of the first three fiscal quarters in any fiscal year, Guarantor’s unaudited, consolidated statements of income and statements of changes in cash flow for such quarter and balance sheets as of the end of such quarter, in each case presented fairly in accordance with GAAP and certified as being true and correct by an officer’s certificate;

(ii)

Within 120 days after the last day of its fiscal year, Guarantor’s audited, consolidated statements of income and statements of changes in cash flow for such year and balance sheets as of the end of such year, in each case presented fairly in accordance with GAAP, and accompanied, in all cases, by an unqualified report of a nationally recognized independent certified public accounting firm reasonably acceptable to Buyer;

(iii)

Within 30 days after the last day of each calendar month, any and all property level financial information (including without limitation rent rolls and operating statements) received with respect to the Purchased Loan by Seller or an Affiliate during such calendar month; and

(iv)

Within 45 days after the last day of each quarter in any fiscal year, an officer’s certificate from Master Seller addressed to Buyer certifying that, as of the end of such quarter, (x) no Default or Event of Default exists (or any exceptions thereto, if applicable) and (y) Guarantor is in compliance with the financial covenants set forth in Section 5 of the Guaranty (including a calculation of each such financial covenant).

Documents required to be delivered pursuant to the foregoing provisions of this Section 11(i) may be delivered by electronic communication (including email or otherwise) and if so delivered, shall be deemed to have been delivered on the date (i) on which the applicable party transmits such documents via email, (ii) on which the applicable party posts such documents, or provides a link thereto, on the applicable party’s website on the Internet at the website address listed on Exhibit III attached hereto (which website address may be updated by Seller by written notice to Buyer), or (iii) on which such documents are posted on the applicable party’s behalf on an Internet or intranet website, if any, to which Buyer has access (whether a commercial, third-party website or whether sponsored by Buyer). Seller shall use reasonable efforts to deliver electronic notice to Buyer promptly after the posting of any financial statements or documents required to be delivered hereunder to the applicable party’s Internet or intranet website together with a link to such posted or filed financial statements or documents.

(j)    Seller shall at all times comply in all material respects with all laws, ordinances, rules and regulations of any federal, state, municipal or other public authority having jurisdiction over Seller or any of its assets and Seller shall do or cause to be done all things reasonably necessary to preserve and maintain in full force and effect its legal existence, and all licenses material to its business.

(k)    Seller shall at all times keep proper books of records and accounts in which full, true and correct entries shall be made of its transactions in accordance with GAAP and set aside on its books from its earnings for each fiscal year all such proper reserves in accordance with GAAP.

(l)    Seller shall observe, perform and satisfy all the terms, provisions, covenants and conditions required to be observed, performed or satisfied by it, and shall pay when due all costs, fees and expenses required to be paid by it, under the Transaction Documents. Seller shall pay and discharge all Taxes, levies, liens and other charges on its assets and on the Collateral that, in each case, in any manner would create any lien or charge upon the Collateral, except for any such Taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP in all material respects. Seller shall timely file all Tax returns required to be filed by it.

(m)    Seller shall advise Buyer in writing of the opening of any new chief executive office or the closing of any such office and of any change in Seller’s name or organizational structure or the places where the books and records pertaining to the Purchased Loan are held not less than fifteen (15) Business Days prior to taking any such action. Seller shall also give Buyer written notice promptly after Seller has knowledge of (i) any Person domiciled in the United States (which previously held less than a 25% direct or indirect ownership interest in Seller) obtaining 25% or more of the direct or indirect ownership interests in Seller (including, without limitation, any direct or indirect ownership interests in Guarantor) and (ii) any Person domiciled outside of the United States (which previously held less than a 10% direct or indirect ownership interest in Seller) obtaining 10% or more of the direct or indirect ownership interests in Seller (including, without limitation, any direct or indirect ownership interests in Guarantor).

(n)    Seller will maintain records with respect to the Collateral and the conduct and operation of its business with no less a degree of prudence than if the Collateral were held by Seller for its own account and will furnish Buyer, upon reasonable request by Buyer or its designated representative, with reasonable information reasonably obtainable by Seller with respect to the Collateral and the conduct and operation of its business.

(o)    Seller shall provide Buyer with reasonable access to any operating statements, any occupancy status and any other property level information with respect to the Mortgaged Properties, plus any such additional reports as Buyer may reasonably request, in each case to the extent in Seller’s possession or reasonably obtainable by Seller.

(p)    Intentionally omitted.

(q)    Master Seller, and to the extent applicable, each Series Seller, shall maintain its existence as a limited liability company, organized solely and in good standing under the law of the State of Delaware (unless Seller shall have given Buyer at least ten (10) Business Days’ prior written notice that Seller intends to change the jurisdiction of its organization) and shall not dissolve, liquidate, merge with or into any other Person or otherwise change its organizational structure or documents or incorporate or organize in any other jurisdiction, without the prior written approval of Buyer, which approval shall not be unreasonably withheld, conditioned or delayed.

(r)    Seller may propose, and Buyer will consider, but shall be under no obligation to approve, strategies for the foreclosure or other realization upon the security for any Purchased Loan with respect to which a Purchased Loan Event of Default has occurred.

(s)    Seller shall at all times be a disregarded entity for U.S. federal income tax purposes.

12.    SINGLE-PURPOSE ENTITY

Seller hereby represents and warrants to Buyer, and covenants with Buyer, that as of the date hereof and so long as this Agreement or any of the Transaction Documents shall remain in effect (for purposes hereof, all references to the term “Seller” in this Section 12 shall be deemed to mean and refer to Master Seller together with each Series Seller which is a party to this Agreement as of the applicable date):

(a)    It is and intends to remain solvent and it has paid and will pay its debts and liabilities (including employment and overhead expenses) from its own assets as the same shall become due; provided, however, that nothing contained in this Section 12 or otherwise in this Agreement shall require any direct or indirect owners of Seller to make any additional capital contributions to Seller.

(b)    It has complied and will comply with the provisions of its organizational documents.

(c)    It has done or caused to be done and will, to the extent under its control, do all things necessary to observe all material limited liability company formalities and to preserve its existence.

(d)    It has maintained and will maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates that are not a Seller, its members and any other Person that is not a Seller, and Master Seller will file consolidated Tax returns, if any, which are required by applicable law (except to the extent consolidation between Master Seller and Series Sellers is not required or permitted under GAAP or as a matter of law (such as in the case of a disregarded entity), or to the extent that consolidation with any of Seller’s Affiliates, its members, or any other Person is required or permitted under GAAP or as a matter of law).

(e)    It will, and will at all times hold itself out to the public as, in the case of Master Seller, a legal entity separate and distinct from any other entity (including any Affiliate), and, in the case of any Series Seller, distinct from any other entity (including any Affiliate, Master Seller or any other Series), it will correct any known misunderstanding regarding such status, it will conduct business in its own name, it will not identify itself or any of its Affiliates as a division or part of the other (except any Series Seller may refer to itself as a “series” of Master Seller), it will maintain and utilize separate stationary, invoices and checks, and Master Seller or any Series Seller will pay to any Affiliate that incurs costs for office space and administrative services that it uses, the amount of such costs allocable to its use of such office space and administrative services.

(f)    It has not owned and will not own any property or any other assets other than the Purchased Loans, cash and other assets including New Collateral incidental to the origination, acquisition, ownership, hedging, administering, financing and disposition of Purchased Loans.

(g)    It has not engaged and will not engage in any business other than the origination, acquisition, reacquisition, ownership, hedging, administering, financing, refinancing, securitizing and disposition of the Purchased Loans or New Collateral in accordance with the applicable provisions of the Transaction Documents.

(h)    It has not entered into, and will not enter into, any contract or agreement with any of its Affiliates (other than the Transaction Documents), except upon terms and conditions that are substantially similar to those that would be available on an arm’s-length basis with Persons other than such Affiliate.

(i)    It has not incurred and will not incur any indebtedness or obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than (A) obligations under the Transaction Documents and (B) unsecured trade payables, in an aggregate amount not to exceed the Seller Threshold at any one time outstanding, incurred in the ordinary course of originating, acquiring, owning, financing, securitizing and disposing of Eligible Loans or New Collateral; provided, however, that any such trade payables incurred by Seller shall be paid within sixty (60) days of the date invoiced.

(j)    Except to the extent expressly permitted under this Agreement, it has not made and will not make any loans or advances (other than Eligible Loans) to any other Person, and shall not acquire obligations or securities of any member or any Affiliate of any member (other than in connection with the acquisition, financing or refinancing of the Eligible Loans or New Collateral) or any other Person.

(k)    It has maintained and intends to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided, however, that nothing contained in this Section 12 or otherwise in this Agreement shall require any direct or indirect owners of Seller to make any additional capital contributions to Seller.

(l)    It has not commingled and will not commingle its funds and other assets with those of any of its Affiliates that are not a Seller or any other Person (except with Master Seller and other Series Sellers as contemplated under Section 5 hereof).

(m)    It has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any of its Affiliates that are not a Seller or any other Person (except with Master Seller and other Series Sellers).

(n)    Except as contemplated under the Transaction Documents, it has not held and will not hold itself out to be responsible for the debts or obligations of any other Person (except with Master Seller and other Series Sellers).

(o)    It shall not take any of the following actions without the affirmative vote of the Independent Manager: (i) permit its members to dissolve or liquidate Seller, in whole or in part; (ii) consolidate or merge with or into any other entity or convey or transfer all or substantially all of its properties and assets to any entity; or (iii) institute any proceeding to be adjudicated as bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it, or file a petition or answer or consent seeking reorganization or relief under the Bankruptcy Laws, or effect any similar procedure under any similar law, or consent to the filing of any such petition or to the appointment of a receiver, rehabilitator, conservator, liquidator, assignee, trustee or sequestrator (or other similar official) of Seller or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, or make an assignment for the benefit of creditors, or admit in writing in a legal proceeding its inability to pay its debts generally as they become due, or take any action in furtherance of any of the foregoing.

(p)    It has no liabilities, contingent or otherwise, other than those normal and incidental to the origination, acquisition, ownership, hedging, financing, securitizing and disposition of the Purchased Loans or New Collateral.

(q)    It is an entity disregarded as a separate entity or treated as a partnership for U.S. federal income tax purposes and has not made any election under Section 301.7701-3(a) of the Treasury Regulations to be treated as an association taxable as a corporation for U.S. federal income tax purposes.

(r)    It has not and shall not maintain any employees.

(s)    Master Seller will have at all times at least one (1) Independent Manager and will provide Buyer with up-to-date contact information for all Independent Manager(s) and a copy of the agreement pursuant to which each Independent Manager consents to and serves as an “Independent Manager” for Master Seller and each Series Seller.

(t)    Except as contemplated under the Transaction Documents, it has not pledged and will not pledge its assets to secure the obligations of any other Person (other than Master Seller or any Series Seller).

(u)    Except as contemplated under the Transaction Documents, it has not and will not guarantee any obligation of any Person, including any Affiliate or become obligated for the debts of any other Person or hold out its credit as being available to pay the obligations of any other Person (other than Master Seller or any Series Seller).

(v)    It will not, to the fullest extent permitted by law, engage in any dissolution, liquidation, consolidation, merger, sale or transfer of all or substantially all of its assets.

(w)    It will not form, acquire or hold any subsidiary (whether corporate, partnership, limited liability company or other) or own any equity interest in any other entity (other than any Series Seller).

(x)    The Master Seller LLC Agreement shall provide that (i) no Independent Manager of Seller may be removed or replaced without Cause, (ii) Buyer be given at least two (2) Business Days prior notice of the removal and/or replacement of the Independent Manager, together with the name and contact information of the replacement Independent Manager and evidence of the replacement’s satisfaction of the definition of Independent Manager and (iii) any Independent Manager of Seller shall not have any fiduciary duty to anyone including the holders of the equity interests in Seller and any Affiliates of Seller except Seller and the creditors of Seller with respect to taking of, or otherwise voting on, any of the actions contemplated by Section 12(o) above; provided, that the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing.

Notwithstanding anything to the contrary contained herein or in any other Transaction Document, so long as this Agreement shall remain in effect, Seller may enter into one or more asset transfer agreements to transfer assets to a securitization seller, depositor, trust, issuer or other similar Person; provided that (i) prior to entering into any such asset transfer agreement, Buyer shall have reviewed such asset transfer agreement and confirmed that Seller does not have any liability or obligation under any such asset transfer agreement, and (ii) either (A) one or more Guarantors or (B) another Person other than Seller agrees to be responsible and liable for the performance of any and all obligations of Seller under any such asset transfer agreement or arising in connection therewith.

13.    EVENTS OF DEFAULT; REMEDIES

(a)    During the continuance of an Event of Default which has occurred, Seller hereby appoints Buyer as attorney-in-fact of Seller for the purpose of carrying out the provisions of this Agreement and taking any action and executing or endorsing any instruments that Buyer may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest.

(I)    Each of the following shall constitute a “Facility Event of Default”:

(i)	an Act of Insolvency occurs with respect to Seller, Guarantor or Member;

(ii)

Seller, Guarantor or Member shall admit in writing to any Person in an external and unprivileged communication its inability to, or its intention not to, perform any of its material obligations hereunder or under any of the Transaction Documents,

(iii)

either (A) the Transaction Documents shall for any reason not cause, or shall cease to cause, Buyer to be the owner free of any adverse claim (other than the rights of Seller pursuant to this Agreement) of any of the Purchased Loans and such condition is not cured by Seller within three (3) Business Days after the earlier of notice thereof from Buyer or Seller obtaining actual knowledge of same, (B) if a Transaction is recharacterized as a secured financing, the Transaction Documents with respect to any Transaction shall for any reason cease to create a valid first priority security interest in favor of Buyer in any of the Purchased Loans (except to the extent resulting from the actions of Buyer) and such condition is not cured by Seller within three (3) Business Days after the earlier of notice thereof from Buyer or Seller obtaining actual knowledge of same, or (C) any provision of the Transaction Documents, any right or remedy of Buyer or obligation, covenant, agreement or duty of Seller thereunder, or any lien, security interest or control granted under in connection with the Transaction Documents or Purchased Loans terminates, is declared null and void, ceases to be valid and effective, ceases to be the legal, valid, binding and enforceable obligation of Seller or any other Person, or the validity, effectiveness, binding nature or enforceability thereof is contested, challenged, denied or repudiated by Seller or any Affiliate thereof, in each case directly, indirectly, in whole or in part;

(iv)

failure of Master Seller to make any payment owing to Buyer which has become due and payable under this Agreement or any other Transaction Document (other than any monetary Transaction Event of Default by any Series Seller under Sections 13(a)(II)(i)-(iv) of this Agreement), whether by acceleration or otherwise under the terms of this Agreement or the other Transaction Documents, which failure is not remedied within five (5) Business Days;

(v)

any governmental, regulatory, or self-regulatory authority shall have taken any action to remove, limit, restrict, suspend or terminate the rights, privileges, or operations of Seller, which removal, suspension, restriction or termination results in a Material Adverse Effect;

(vi)	a Change of Control shall have occurred that has not been consented to by Buyer in writing;

(vii)

any representation made by Seller or Guarantor in this Agreement or the other Transaction Documents shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated, which incorrect or untrue representation or the condition giving rise to such incorrect or untrue representation, to the extent such breach or condition is reasonably susceptible to cure, is not cured within ten (10) Business Days after the earlier of notice thereof from Buyer or Seller obtaining actual knowledge of such breach (unless Seller shall have made any such representation with actual knowledge that it was materially incorrect or untrue at the time made, in which case such breach shall constitute an immediate Facility Event of Default); provided, however, that the breach of Section 9(b)(viii) or any Purchased Loan Representation made by Seller with respect to any Purchased Loan in any Transaction Document shall not be considered a Facility Event of Default if incorrect or untrue;

(viii)

either (A) Guarantor (1) shall fail to observe any of the financial covenants set forth in the Guaranty or (2) shall have defaulted or failed to perform any other covenant under the Guaranty in any material respect subject to all applicable notice and cure periods, (B) Member shall have defaulted or failed to perform under the Member Guaranty subject to all applicable notice and cure periods or (C) the Guaranty or Member Guaranty shall have been revoked, rescinded or otherwise cease to be in full force and effect;

(ix)

a final non-appealable judgment by any competent court in the United States of America having jurisdiction over Seller or Guarantor, as applicable for the payment of money in an amount greater than the Seller Threshold (in the case of Seller) or the Guarantor Threshold (in the case of the Guarantor) shall have been rendered against Seller or the Guarantor, and remained undischarged or unpaid for a period of sixty (60) days, during which period execution of such judgment is not effectively stayed by bonding over or other means reasonably acceptable to Buyer;

(x)

Guarantor shall have defaulted or failed to perform under any note, indenture, loan agreement, guaranty, repurchase agreement, short sale, futures contract (including Eurodollar futures) or options contract or any interest rate swap, cap or collar agreement or derivatives transaction to which it is a party (other than a Transaction Document), which default (A) involves the failure to pay a matured monetary obligation in an amount greater than or equal to the Guarantor Threshold, or (B) permits the acceleration of the maturity of obligations, or the declaration of a mandatory early repurchase date or termination date with respect to indebtedness or obligations in an amount greater than or equal to the Guarantor Threshold, by any other party to or beneficiary of such note, indenture, loan agreement, guaranty, repurchase agreement, swap agreement or other contract agreement or transaction due to the failure to observe the financial covenants, if any, set forth therein; provided, however, that any such default, failure to perform or breach shall not constitute a Facility Event of Default if Guarantor cures such default, failure to perform or breach, as the case may be, within the grace period, notice, or cure period, if any, provided under the applicable agreement;

(xi)

Seller shall have defaulted or failed to perform under any note, indenture, loan agreement, guaranty, repurchase agreement, short sale, futures contract (including Eurodollar futures) or options contract or any interest rate swap, cap or collar agreement or derivatives transaction to which it is a party (other than a Transaction Document), which default (A) involves the failure to pay a matured monetary obligation in an amount greater than or equal to the Seller Threshold, or (B) permits the acceleration of the maturity of obligations, or the declaration of a mandatory early repurchase date or termination date with respect to indebtedness or obligations in an amount greater than or equal to the Seller Threshold, by any other party to or beneficiary of such note, indenture, loan agreement, guaranty, repurchase agreement, swap agreement or other contract agreement or transaction due to the failure to observe the financial covenants, if any, set forth therein; provided, however, that any such default, failure to perform or breach shall not constitute a Facility Event of Default if Guarantor cures such default, failure to perform or breach, as the case may be, within the grace, notice, or cure period, if any, provided under the applicable agreement;

(xii)

if Seller or Guarantor defaults beyond any applicable grace, notice or cure periods in paying any amount or performing any obligation due to Buyer or any Affiliate of Buyer under any other financing, swap, hedging, security or credit agreement between Seller or Guarantor and Buyer or any Affiliate of Buyer; or

(xiii)

if Seller or Guarantor shall breach or fail to perform any of the terms, covenants, obligations or conditions of this Agreement or any other Transaction Document, other than as specifically otherwise referred to in this definition of “Facility Event of Default”, and such breach or failure to perform is not remedied within ten (10) Business Days after written notice thereof to Seller by Buyer, or its successors or assigns, or such other (shorter or longer) cure period (if any) as may be expressly provided herein or in such Transaction Document (unless the Agreement or such other Transaction Document expressly provides that such breach or failure constitutes an immediate Facility Event of Default); provided, however, that if such default is susceptible of cure but cannot reasonably be cured within such ten (10) Business Day period (or shorter period, as applicable) and, provided further, that Seller has commenced to cure such default within such ten (10) Business Day period (or short period, as applicable) and thereafter diligently proceeds to cure the same, such cure period shall be extended for such time as is reasonably necessary for Seller to cure such default (such extension not to exceed ten (10) additional Business Days);

(xiv)

Seller or any Servicer, as applicable, fails to deposit to the Cash Management Account all Available Income from such Purchased Loan as required by Section 5 and other provisions of this Agreement when due and such failure of Seller or any Servicer to deposit to the Cash Management Account is not cured within two (2) Business Days;

(xv)	any breach under Sections 10(b), (d), (e), (g), (i), (n), (o), (p), (q), (r), (s) or (v);

(xvi)

any breach under Section 10(f); provided, however, that any such breach by Seller under Section 10(f) shall not be considered an Event of Default hereunder provided Seller cures such breach if the breach is reasonably susceptible to cure or terminates the related Transaction and repurchases the related Purchased Loan(s) pursuant to Section 3(e), in each case, no later than five (5) Business Days after the earlier of (A) Seller’s having knowledge of such breach or (B) notice from Buyer to Seller of such breach; or

(xvii)

Guarantor’s audited annual financial statements or the notes thereto or other opinions or conclusions stated therein are qualified or limited by reference to the status of Guarantor’ as a “going concern” or a reference of similar import, other than a qualification or limitation expressly related to Buyer’s rights in the Purchased Loans.

(II)    Each of the following, as to a Purchased Loan, shall constitute a “Transaction Event of Default” for such Purchased Loan:

(i)	the applicable Series Seller fails to repurchase such Purchased Loan upon the applicable Repurchase Date therefor;

(ii)	the applicable Series Seller fails to pay any Margin Deficit with respect to such Purchased Loan when required pursuant to Section 4 hereof;

(iii)	the applicable Series Seller fails to repurchase such Purchased Loan which is the subject of a Mandatory Early Repurchase, as and when required pursuant to Section 3(l); or

(iv)

the failure of Buyer to receive on any Remittance Date any amount due to Buyer for a Transaction pursuant to Section 5(c) or 5(d) hereof; provided, that if sufficient funds were on deposit in the Cash Management Account on such Remittance Date, it shall not be a Transaction Event of Default if Buyer fails to instruct the Depository to or the Depository fails to make the relevant remittances.

(b)    If a Facility Event of Default shall occur and be continuing, the following rights and remedies shall be available to Buyer:

(i)

At the option of Buyer, exercised by written notice to Seller (which option shall be deemed to have been exercised, even if no written notice is given, immediately upon the occurrence of an Act of Insolvency with respect to Seller), the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (the date on which such option is exercised or deemed to have been exercised being referred to hereinafter as the “Accelerated Repurchase Date”).

(ii)	If Buyer exercises or is deemed to have exercised the option referred to in Section 13(b)(i) of this Agreement:

(A)	Seller’s obligations hereunder to repurchase all Purchased Loans shall become immediately due and payable on and as of the Accelerated Repurchase Date; and

(B)

the Repurchase Price with respect to each Transaction (determined as of the Accelerated Repurchase Date) shall include the accrued and unpaid Price Differential with respect to each Purchased Loan accrued at the Pricing Rate applicable upon the occurrence of an Event of Default; and

(C)	the Custodian shall, upon the request of Buyer, deliver to Buyer all Purchased Loan Documents, instruments, certificates and other documents then held by the Custodian relating to the Purchased Loans.

(iii)

Upon the occurrence of a Facility Event of Default, Buyer may, following one (1) Business Day’s prior notice to Seller, (A) immediately sell, at a public or private sale in a commercially reasonable manner and at such price or prices as Buyer may reasonably deem satisfactory any or all of the Purchased Loans or (B) in its sole and absolute discretion elect, in lieu of selling all or a portion of such Purchased Loans, to give Seller credit for such Purchased Loans in an amount equal to the Market Value of such Purchased Loans against the aggregate unpaid Repurchase Price for such Purchased Loans and any other amounts owing by Seller under this Agreement or the Transaction Documents. The proceeds of any disposition of Purchased Loans effected pursuant to this Section 13(b)(iii) shall be applied, (v) first, to the actual, out-of-pocket costs and expenses incurred by Buyer in connection with Seller’s default; (w) second, without duplication, to any and all amounts due under Section 3(h), including, without limitation, costs of cover, if any; (x) third, to the Repurchase Price; and (y) fourth, to return any excess to Seller.

(iv)

The parties acknowledge and agree that (1) the Purchased Loans subject to Transactions hereunder are not instruments traded in a recognized market, and, in the absence of a generally recognized source for prices or bid or offer quotations for any Purchased Loans, Buyer may establish the source therefor in its sole and absolute discretion and (2) all prices, bids and offers shall be determined together with accrued Available Income (except to the extent contrary to market practice with respect to the relevant Purchased Loans). The parties recognize that it may not be possible to purchase or sell all of the Purchased Loans on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Loans may not be liquid at such time. In view of the nature of the Purchased Loans, to the extent permitted by applicable law, the parties agree that liquidation of a Transaction or the Purchased Loans pursuant to this Section 13(b) or Section 13(c) does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, Buyer may elect, in its sole and absolute discretion (but upon not less than one (1) Business Day’s prior notice to Seller), the time and manner of liquidating any Purchased Loans pursuant to this Section 13(b) or Section 13(c), and nothing contained herein shall (A) obligate Buyer to liquidate any Purchased Loans on the occurrence and during the continuance of an Event of Default or to liquidate all of the Purchased Loans in the same manner or on the same Business Day or (B) constitute a waiver of any right or remedy of Buyer.

(v)

Seller shall be liable to Buyer for (A) the amount of all actual out-of-pocket expenses, including reasonable legal fees and expenses of external counsel, actually incurred by Buyer in connection with or as a consequence of an Event of Default, (B) all out-of-pocket costs actually incurred in connection with covering transactions, and (C) any other actual out-of-pocket loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default.

(vi)	Buyer shall have, in addition to its rights and remedies under the Transaction Documents, all of the rights and remedies provided by applicable federal, state and local laws (including, without limitation, if the Transactions are characterized as secured financings, the rights and remedies of a secured party under the UCC of the State of New York, to the extent that the UCC is applicable, and the right to offset any mutual debt and claim), in equity, and under any other agreement between Buyer and Seller. Without limiting the generality of the foregoing, Buyer shall be entitled to set off the proceeds of the liquidation of the Purchased Loans against all of Seller’s obligations to Buyer under this Agreement, whether or not such obligations are then due, without prejudice to Buyer’s right to recover any deficiency.

(vii)

Subject to the notice and grace periods set forth herein, Buyer may exercise any or all of the remedies available to Buyer immediately upon the occurrence of an Event of Default and at any time during the continuance thereof. Except as expressly required herein or in the other Transaction Documents, Buyer shall not be required, to give notice to Seller or any other Person prior to exercising any remedy in respect of an Event of Default. All rights and remedies arising under the Transaction Documents, as amended from time to time, are cumulative and not exclusive of any other rights or remedies which Buyer may have.

(viii)

Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives any defenses Seller might otherwise have to require Buyer to enforce its rights by judicial process. Seller also waives any defense Seller might otherwise have arising from the use of nonjudicial process, disposition of any or all of the Purchased Loans, or from any other election of remedies. Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

(ix)

Upon the designation of any Accelerated Repurchase Date, Buyer may, without prior notice to Seller, set off any sum or obligation (whether or not arising under this Agreement, whether matured or unmatured, whether or not contingent and irrespective of the currency, place of payment or booking office of the sum or obligation) owed by Seller to Buyer or any Affiliate of Buyer against any sum or obligation (whether or not arising under this Agreement, whether matured or unmatured, whether or not contingent and irrespective of the currency, place of payment or booking office of the sum or obligation) owed by Buyer or any Affiliate of Buyer to Seller. Buyer will give written notice to the other party of any set off effected under this Section 13(b)(ix). If a sum or obligation is unascertained, Buyer may, in good faith, estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained. Nothing in this Section 13(b)(ix) shall be effective to create a charge or other security interest. This Section 13(b)(ix) shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other rights to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).

(x)

Seller shall within two (2) Business Days following Buyer’s written request, to execute and deliver to Buyer such documents, instruments, certificates, assignments and other writings, and do such other acts as Buyer may reasonably request for the purposes of assuring, perfecting and evidencing Buyer’s ownership of the Purchased Loans, including without limitation: (i) forwarding, to Buyer or Buyer’s designee (including, if applicable, the Custodian), any payments Seller may hereafter receive on account of the Purchased Loans, in each case promptly upon receipt thereof; (ii) delivering to Buyer or such designee any originals of certificates, instruments, documents, notices or files evidencing or relating to the Purchased Loans which are in Seller’s possession or under its control; (iii) delivering to Buyer underwriting summaries, credit memos, assets summaries, status reports or similar documents relating to the Purchased Loans and in Sellers possession or under its control.

(xi)

Buyer may complete and record and/or file, as applicable, any assignments, allonges, endorsements, powers or other documents or instruments executed in blank with respect to any or all of the Purchased Loans and otherwise obtain physical possession of all Purchased Loan Documents and all other instruments, certificates and documents then held by or on behalf of Custodian under the Custodial Agreement. Buyer may obtain physical possession of all Servicing Records, Servicing Agreements and other files and records of Seller or Servicer. Seller shall deliver to Buyer such assignments and other documents with respect thereto as Buyer shall request. It is acknowledged and agreed that Buyer shall not complete, record and/or file, as applicable, any assignments, allonges, endorsements, powers or other documents or instruments executed in blank with respect to any Purchased Loan unless and until a Facility Event of Default has occurred and is continuing or a Transaction Event of Default has occurred and is continuing with respect to such Purchased Loan..

(c)    Without limiting Buyer’s rights and remedies under Section 13(b) of this Agreement or otherwise available under the Transaction Documents, at law or in equity, if a Transaction Event of Default shall occur and be continuing, the following rights and remedies shall be available to Buyer with respect to the applicable Series Seller and Purchased Loan:

(i)

At the option of Buyer, exercised by written notice to Seller, the Repurchase Date for the applicable Transaction shall, if it has not already occurred, be deemed immediately to occur (the “Accelerated Transaction Repurchase Date”).

(ii)	If Buyer exercises or is deemed to have exercised the option referred to in Section 13(c)(i) of this Agreement:

(A)	the applicable Series Seller’s obligations hereunder to repurchase the applicable Purchased Loan shall become immediately due and payable on and as of the Accelerated Transaction Repurchase Date; and

(B)

the Repurchase Price with respect to such Transaction (determined as of the Accelerated Transaction Repurchase Date) shall include the accrued and unpaid Price Differential with respect to such Purchased Loan accrued at the Pricing Rate applicable upon the occurrence of a Transaction Event of Default; and

(C)

the Custodian shall, upon the request of Buyer, deliver to Buyer all Purchased Loan Documents, instruments, certificates and other documents then held by the Custodian relating to the applicable Purchased Loan.

(iii)

Upon the occurrence of a Transaction Event of Default, Buyer may following one (1) Business Day’s notice to Seller, (A) immediately sell, at a public or private sale in a commercially reasonable manner and at such price or prices as Buyer may reasonably deem satisfactory the applicable Purchased Loan or (B) in its sole and absolute discretion elect, in lieu of selling all or a portion of such Purchased Loan, to give Seller credit for such Purchased Loan in an amount equal to the Market Value of such Purchased Loan against the aggregate unpaid Repurchase Price for such Purchased Loan and any other amounts owing by Seller under this Agreement or the Transaction Documents. The proceeds of any disposition of Purchased Loan effected pursuant to this Section 13(c)(iii) shall be applied, (v) first, to the actual, out-of-pocket costs and expenses incurred by Buyer in connection with Seller’s default; (w) second, without duplication, to any and all amounts due under Section 3(h), including, without limitation, costs of cover, if any; (x) third, to the Repurchase Price; and (y) fourth, to return any excess to Seller.

(iv)

Buyer may complete and record and/or file, as applicable, any assignments, allonges, endorsements, powers or other documents or instruments executed in blank with respect to the applicable Purchased Loan and otherwise obtain physical possession of all Purchased Loan Documents and all other instruments, certificates and documents then held by or on behalf of Custodian under the Custodial Agreement relating to such Purchased Loan. Buyer may obtain physical possession of all Servicing Records, Servicing Agreements and other files and records of Seller or Servicer relating to such Purchased Loan. Seller shall deliver to Buyer such assignments and other documents with respect to the applicable Purchased Loan as Buyer shall request. It is acknowledged and agreed that Buyer shall not complete, record and/or file, as applicable, any assignments, allonges, endorsements, powers or other documents or instruments executed in blank with respect to any Purchased Loan unless and until a Facility Event of Default has occurred and is continuing or a Transaction Event of Default has occurred and is continuing with respect to such Purchased Loan..

14.    LIMITATIONS ON RECOURSE AGAINST SERIES SELLERS

Buyer acknowledges that Master Seller is organized as a series limited liability company under Section 18-215 of the Delaware Limited Liability Company Act. Notwithstanding that this Agreement and the other Transaction Documents have been executed on behalf of Seller without reference to any particular Series Seller, Buyer agrees to treat each Transaction under this Agreement as the obligation of the particular Series Seller of Master Seller that enters into the Transaction for the related Purchased Loan(s). Provided that no Facility Event of Default shall have occurred and be continuing hereunder, the Repurchase Obligations of any Series Seller relating to or arising from the Transaction(s) to which such Series Seller is a party shall be enforceable only against such Series Seller and with respect to the Purchased Loan(s) relating to such Transaction(s) and not against any other Series Seller or any other Purchased Loan. Notwithstanding the foregoing or anything to the contrary contained in this Agreement or any other Transaction Document, Buyer shall be entitled to exercise any and all remedies available to Buyer under Section 13(b) against Seller and any and all Purchased Loans subject to Transactions hereunder upon the occurrence and continuance of a Facility Event of Default.

15.    RECORDING OF COMMUNICATIONS

EACH OF BUYER AND SELLER SHALL HAVE THE RIGHT (BUT NOT THE OBLIGATION) FROM TIME TO TIME TO MAKE OR CAUSE TO BE MADE TAPE RECORDINGS OF COMMUNICATIONS BETWEEN ITS EMPLOYEES, IF ANY, AND THOSE OF THE OTHER PARTY WITH RESPECT TO TRANSACTIONS; PROVIDED, HOWEVER, THAT SUCH RIGHT TO RECORD COMMUNICATIONS SHALL BE LIMITED TO COMMUNICATIONS OF EMPLOYEES TAKING PLACE ON THE TRADING FLOOR OF THE APPLICABLE PARTY. EACH OF BUYER AND SELLER HEREBY CONSENTS TO THE ADMISSIBILITY OF SUCH TAPE RECORDINGS IN ANY COURT, ARBITRATION, OR OTHER PROCEEDINGS, IF AND TO THE EXTENT CONSISTENT WITH APPLICABLE LAW AND THE RULES OF COURT AND EVIDENCE.

16.    NOTICES AND OTHER COMMUNICATIONS

Unless otherwise provided in this Agreement, all notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) hand delivery, with proof of attempted delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or (d) by email, to the address specified in Annex I hereto or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 16. A notice shall be deemed to have been given: (a) in the case of hand delivery, at the time of delivery, (b) in the case of registered or certified mail, when delivered on a Business Day, (c) in the case of expedited prepaid delivery upon delivery on a Business Day, or (d) in the case of email, upon delivery; provided that the transmitting party did not receive an electronic notice of a transmission failure. A party receiving a notice which does not comply with the technical requirements for notice under this Section 16 may elect to waive any deficiencies and treat the notice as having been properly given.

17.    ENTIRE AGREEMENT; SEVERABILITY

This Agreement shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

18.    ASSIGNABILITY

(a)    The rights and obligations of Seller under this Agreement and the other Transaction Documents and under any Transaction shall not be assigned by Seller without the prior written consent of Buyer, which consent may be granted or withheld in Buyer’s sole discretion.

(b)    Buyer may assign its rights and obligations under this Agreement and the other Transaction Documents and/or under any Transaction or may issue one or more participation interests with respect to any or all of the Transactions, without the consent of, and without prior notice to, Seller, to any other Person, and, in connection therewith, may bifurcate or allocate (i.e. senior/subordinate) amounts owed to Buyer, in each case, to the extent same constitutes an assignment of a Purchased Loan, in conformity with any restrictions on transfer under the Purchased Loan Documents for such Purchased Loan including eligibility requirements, qualified transferee requirements or the like, if applicable; provided, however, that, with respect to any such participation or assignment, unless and until a Facility Event of Default has occurred and is continuing or initial Buyer has assigned 100% of its rights and obligations under this Agreement and the other Transaction Documents, (i) initial Buyer shall act as exclusive agent for all participants or assignees in any dealings with Seller in connection with such Transactions (it being acknowledged and agreed that, notwithstanding the foregoing, and subject in any event to clause (ii) below, Buyer may grant to any participants or assignees consent or approval rights with respect to certain material decisions or actions under this Agreement or the Transaction Documents but shall not transfer initial Buyer’s rights to (A) sole decision making to determine whether to purchase any Eligible Loan in a Transaction and (B) determine the Market Value of the Purchased Loans) and (ii) Seller shall not be obligated to deal directly with any party other than Buyer or its Affiliate in connection with such Transactions, or, with respect to assignments and participations, to pay or reimburse Buyer, assignee or participant for any costs or other amounts that would not have been incurred had no assignment or participation been issued or made, as applicable; and provided, further, that so long as no Event of Default has occurred and is continuing, Buyer shall not assign or grant participations in its rights and obligations hereunder to any of the parties listed on Exhibit X attached hereto or their respective Affiliates (collectively, the “Prohibited Transferees”) or assign or grant any participations in the Transaction Documents or any Purchased Loan to the Mortgagor for such Purchased Loan or any Affiliate of any Mortgagor (to the extent Buyer shall have had actual knowledge that such Person was an Affiliate of such Mortgagor). Notwithstanding the foregoing, if an Event of Default shall have occurred and be continuing, Buyer may assign and/or grant participations in any and all of its rights and obligations to any Prohibited Transferee without notice to or consent of Seller. Seller shall reasonably cooperate at

Buyer’s sole cost and expense with Buyer in connection with any assignment or participation, provided Seller’s obligations under the Transaction Documents are not increased and its rights under the Transaction Documents are not impaired. Seller agrees that any assignee or participant shall be entitled to the benefits of Section 3(i) and Section 29 (subject to the limitations and requirements under Section 29(e) (it being understood that the applicable documentation required under Section 29(e) shall be delivered to the participating Buyer)); provided that, no assignee or participant will be entitled to any greater payment of amounts under Section 3(i) or Section 29, than its assignor or participating Buyer would have been entitled to receive with respect to the applicable assigned or participated rights and obligations, except to the extent such entitlement to receive a greater payment or amounts results from the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by any Governmental Authority or compliance by Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority having jurisdiction over Buyer made subsequent to the date hereof.

(c)    Buyer shall, acting solely for this purpose as a non-fiduciary agent of Seller (the “Registrar”), maintain a record of ownership (the “Register”) on which is entered the name and address of Buyer and all assignees of Buyer and Buyer’s and each such assignee’s interest in the rights and obligations under this Agreement and the other Transaction Documents. All assignments pursuant to Section 18 hereof shall be recorded on the Register. This provision is intended to be interpreted so that the indebtedness (for federal income tax purposes, as set forth in Section 22(e)) evidenced by the Transaction Documents is treated as being in registered form in accordance with Section 5f.103-1(c) of the Treasury Regulations. The Register shall be available for inspection by Seller at any reasonable time and from time to time upon reasonable prior notice. Subject to the limitations of Section 18(b) on permitted assignees and participants, the entries in the Register shall be conclusive absent manifest error and Buyer and Seller shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Buyer hereunder for all purposes of this Agreement and the other Transaction Documents. Buyer may, at any time, designate any other Person, including, subject to Seller’s consent in its sole discretion, Seller, to be the successor Registrar.

(d)    Each Buyer that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Seller, maintain a register on which is entered the name and address of each participant and such participant’s interest in the rights and obligations under this Agreement and the other Transaction Documents (the “Participant Register”); provided that, no Buyer shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any rights or obligations under this Agreement and the other Transaction Documents) to any Person except to the extent that such disclosure is necessary to establish that such rights or obligations are in registered form in accordance with Section 5f.103-1(c) of the Treasury Regulations. The entries in each Participant Register shall be conclusive absent manifest error, and the applicable Buyer shall treat each Person whose name is recorded in such Participant Register as the owner of the related rights and obligations for all purposes of this Agreement notwithstanding notice to the contrary.

(e)    Subject to the foregoing, this Agreement and the other Transaction Documents and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement or the other Transaction

Documents, express or implied, shall give to any Person, other than the parties to the Transaction Documents and their respective successors and permitted assigns, any benefit or any legal or equitable right, power, remedy or claim under the Transaction Documents.

19.    GOVERNING LAW

This Agreement shall be governed by the laws of the State of New York without giving effect to the conflict of law principles thereof.

20.    NO WAIVERS, ETC.

No express or implied waiver of any Default or Event of Default by Buyer shall constitute a waiver of any other Default or Event of Default and no exercise of any right or remedy hereunder by Buyer shall constitute a waiver of its right to exercise any other right or remedy hereunder. No modification or waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto. Without limitation of the foregoing, the failure to give a notice pursuant to Section 4(b) or 4(c) hereof will not constitute a waiver of any right to do so at a later date.

21.    USE OF EMPLOYEE PLAN ASSETS

(a)    No assets of any Plan subject to any provision of ERISA or Section 4975 of the Code shall be used in connection with any Transaction. If any such assets are intended to be used by either party hereto (the “Plan Party”) in the Transaction, the Plan Party shall so notify the other party prior to the Transaction. The Plan Party shall represent in writing to the other party that the Transaction does not constitute a prohibited transaction under ERISA or is otherwise exempt therefrom, and the other party may proceed in reliance thereon but shall not be required so to proceed.

(b)    Subject to the last sentence of subparagraph (a) of this Section 21, any such Transaction shall proceed only if Seller furnishes or has furnished to Buyer its most recent available audited statement of its financial condition and its most recent subsequent unaudited statement of its financial condition.

(c)    By entering into a Transaction pursuant to this Section 21, Seller shall be deemed (i) to represent to Buyer that since the date of Seller’s latest such financial statements, there has been no material adverse change in Seller’s financial condition which Seller has not disclosed to Buyer, and (ii) to agree to provide Buyer with future audited and unaudited statements of its financial condition as they are issued, so long as it is a Seller in any outstanding Transaction involving a Plan Party.

22.    INTENT

(a)    The parties intend, agree and acknowledge that: (i) each Transaction with a Repurchase Date less than one year after the Purchase Date or that provides for repurchase on demand qualifies as a “repurchase agreement” as that term is defined in Section 101(47) of the Bankruptcy Code, (ii) each Transaction qualifies as a “securities contract” as that term is defined in Section 741(7) of the Bankruptcy Code, (iii) each payment under this Agreement has been made by, to or for the benefit of a financial institution as defined in section 101(22) of the Bankruptcy Code, a financial participant as defined in section 101(22A) of the Bankruptcy Code or repo participant as defined in section 101(46) of the Bankruptcy Code, and thus Buyer (for so long as Buyer is a “financial institution,” “financial participant” or other entity listed in Section 555, 559 or 362(b)(6) of the Bankruptcy Code) shall be entitled to the “safe harbor” benefits and protections afforded under the Bankruptcy Code with respect to a “repurchase agreement” a “securities contract,” and a “master netting agreement” including (x) the rights, set forth in Section 13 and in Sections 555, 559 and 561 of the Bankruptcy Code, to liquidate the Purchased Loans and terminate this Agreement, and (y) the right to offset or net out as set forth in Section 13 and in Sections 362(b)(6), 362(b)(7), 362(b)(27), 362(o) and 546 of the Bankruptcy Code, (iv) the grant of a security interest set forth in Sections 6 and 28(b) hereof to secure the rights of Buyer hereunder also constitutes a “repurchase agreement” as contemplated by Section 101(47)(A)(v) of the Bankruptcy Code and a “securities contract” as contemplated by Section 741(7)(A)(xi) of the Bankruptcy Code and are a part of this Agreement and (v) each of the Purchased Loans shall constitute a “security” as defined in Section 101(49) of the Bankruptcy Code, a mortgage loan or an interest in a mortgage loan. It is further understood that this Agreement is intended to constitute a “master netting agreement” as defined in Section 101(38A) of the Bankruptcy Code, as amended, with respect to each Transaction so constituting a “repurchase agreement” (where applicable) or “securities contract”. Each party hereto hereby further agrees that it shall not challenge the characterization of this Agreement as a “repurchase agreement,” “securities contract” and/or “master netting agreement” within the meaning of the Bankruptcy Code.

(b)    The parties intend, agree and acknowledge that either party’s right to accelerate or terminate this Agreement or to liquidate Purchased Loans delivered to it in connection with the Transaction hereunder or to exercise any other remedies pursuant to Section 13 hereof is a contractual right to liquidate such Transaction as described in Sections 555 and 559 of Title 11 of the United States Code, as amended. It is further understood and agreed that either party’s right to cause the termination, liquidation, or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with, this Agreement or any Transaction hereunder is a contractual right to cause the termination, liquidation, or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with, this Agreement as described in Section 561 of the Bankruptcy Code.

(c)    The parties intend, agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(d)    It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

(e)    Notwithstanding anything to the contrary in this Agreement (including Section 6(a) and Section 7(a)) or any other Transaction Document, each party intends, agrees and acknowledges that it is its intent for U.S. federal, state and local income and franchise Tax purposes to treat the Transactions as (including, for the avoidance of doubt, for purposes of Section 3(i) of this Agreement) indebtedness of Seller that is secured by the Purchased Loans, and the Purchased Loans as (in the absence of an Event of Default by Seller and the corresponding foreclosure on such Purchased Loans by Buyer) owned by Seller for such purposes. Each party agrees to take no action inconsistent with the treatment described in this Section 22(e), unless required by applicable law, in which case such party shall promptly notify the other party of such requirement.

(f)    In light of the intent set forth above in this Section 22, Seller agrees that, from time to time upon the written request of Buyer, Seller will execute and deliver any supplements, modifications, addendums or other documents as may be necessary, in Buyer’s reasonable discretion, in order to cause this Agreement and the Transactions contemplated hereby to qualify for, comply with the provisions of, or otherwise satisfy, maintain or preserve the criteria for safe harbor treatment under the Bankruptcy Code for “repurchase agreements”, “securities contracts” and “master netting agreements”; provided, however, that Buyer’s failure to request, or Buyer’s or Seller’s failure to execute, such supplements, modifications, addendums or other documents does not in any way alter or otherwise change the intention of the parties hereto that this Agreement and the Transactions hereunder constitute “repurchase agreements” (where applicable), “securities contracts” and/or a “master netting agreement” as such terms are defined in the Bankruptcy Code.

23.    DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS

The parties acknowledge that they have been advised that:

(a)    in the case of Transactions in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the Securities Exchange Act of 1934 (“1934 Act”), the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other party with respect to any Transaction hereunder;

(b)    in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder; and

(c)    in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.

24.    CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

(a)    Each party irrevocably and unconditionally (i) submits to the non-exclusive jurisdiction of any United States Federal or New York State court sitting in Manhattan, and any appellate court from any such court, solely for the purpose of any suit, action or proceeding brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any

Transaction under this Agreement and (ii) waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place of residence or domicile.

(b)    To the extent that either party has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such party hereby irrevocably waives and agrees not to plead or claim such immunity in respect of any action brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement.

(c)    The parties hereby irrevocably waive, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding and irrevocably consent to the service of any summons and complaint and any other process by the mailing of copies of such process to them at their respective address specified herein. The parties hereby agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section 24 shall affect the right of Buyer or Seller to serve legal process in any other manner permitted by law or to bring any action or proceeding against the other party or its property in the courts of other jurisdictions.

(d)    EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.

25.    NO RELIANCE

(a)    Each of Buyer and Seller hereby acknowledges, represents and warrants to the other that, in connection with the negotiation of, the entering into, and the performance under, this Agreement and the Transaction Documents and each Transaction hereunder and thereunder:

(i)

It is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of the other party to the Transaction Documents, other than the representations expressly set forth in the Transaction Documents;

(ii)

It has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent that it has deemed necessary, and it has made its own investment, hedging and trading decisions (including decisions regarding the suitability of any Transaction) based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the other party;

(iii)	It is a sophisticated and informed Person that has a full understanding of all the terms, conditions and risks (economic and otherwise) of the Transaction

Documents and each Transaction thereunder and is capable of assuming and willing to assume (financially and otherwise) those risks;

(iv)

It is entering into the Transaction Documents and each Transaction thereunder for the purposes of managing its borrowings or investments or hedging its underlying assets or liabilities and not for purposes of speculation;

(v)

It is not acting as a fiduciary or financial, investment or commodity trading advisor for the other party and has not given the other party (directly or indirectly through any other Person) any assurance, guaranty or representation whatsoever as to the merits (either legal, regulatory, tax, business, investment, financial accounting or otherwise) of the Transaction Documents or any Transaction thereunder; and

(vi)	No partnership or joint venture exists or will exist as a result of the Transactions or entering into and performing the Transaction Documents.

(b)    Each determination by Buyer of the Market Value with respect to each Purchased Loan or the communication to Seller of any information pertaining to Market Value under this Agreement shall be subject to the following disclaimers; provided, however, that Buyer hereby agrees that none of the disclaimers contained in this Section 25(b) shall be construed as expanding or modifying the method by which Buyer must determine Market Value as set forth in the definition of Market Value herein:

(i)    Buyer has assumed and relied upon, with Seller’s consent and without independent verification, the accuracy and completeness of the information provided by Seller and reviewed by Buyer. Buyer has not made any independent inquiry of any aspect of the New Collateral or Purchased Loans or the underlying collateral. Buyer’s view is based on economic, market and other conditions as in effect on, and the information made available to Buyer as of, the date of any such determination or communication of information, and such view may change at any time without prior notice to Seller.

(ii)    Market Value determinations and other information provided to Seller constitute a statement of Buyer’s view of the value of one or more loans or other assets at a particular point in time and neither (A) constitute a bid for a particular trade, (B) indicate a willingness on the part of Buyer or any Affiliate thereof to make such a bid, nor (C) reflect a valuation for substantially similar assets at the same or another point in time, or for the same assets at another point in time.

(iii)    Market Value determinations and other information provided to Seller may vary significantly from valuation determinations and other information that may be obtained from other sources.

(iv)    Market Value determinations and other information provided to Seller are communicated to Seller solely for its use and may not be relied upon by any other person and may not be disclosed or referred to publicly or to any third party without the prior written consent of Buyer, which consent Buyer may withhold or delay in its sole and absolute discretion.

(v)    Buyer makes no representations or warranties with respect to any Market Value determinations or other information provided to Seller. Buyer shall not be liable for any incidental or consequential damages arising out of any inaccuracy in such valuation determinations and other information provided to Seller.

(vi)    Market Value determinations and other information provided to Seller in connection therewith are only indicative of the Market Value of the Purchased Loan at the time of such determinations, and may change without notice to Seller prior to, or subsequent to, the transfer by Seller of the Purchased Loan to Buyer on the Purchase Date. No indication is provided as to Buyer’s expectation of the future value of such Purchased Loan or the underlying collateral.

(vii)    Initial Market Value determinations and other information provided to Seller in connection therewith are to be used by Seller for the sole purpose of determining whether to proceed in accordance with Section 3 hereof and for no other purpose.

26.    INDEMNITY; SET-OFF

(a)    Seller hereby agrees to indemnify, defend and hold harmless Buyer, Buyer’s Affiliates and each of its officers, directors, employees and agents (“Indemnified Parties”) from and against any and all liabilities, obligations, actual out-of-pocket losses, actual out-of-pocket damages, actual out-of-pocket penalties, actions, judgments, suits, actual out-of-pocket fees, actual out-of-pocket costs, actual out-of-pocket expenses (including reasonable attorneys fees and disbursements) or disbursements (all of the foregoing, collectively “Indemnified Amounts”) which may at any time (including, without limitation, such time as this Agreement shall no longer be in effect and the Transactions shall have been repaid in full) be imposed on or asserted against any Indemnified Party in any way whatsoever arising out of or in connection with, or relating to, this Agreement, the Transaction Documents or any Transactions hereunder or thereunder or any action taken or omitted to be taken by any Indemnified Party under or in connection with any of the foregoing; provided, that Seller shall not be liable for Indemnified Amounts resulting from the bad faith, gross negligence or willful misconduct of any Indemnified Party. Without limiting the generality of the foregoing, Seller agrees to hold Buyer and the other Indemnified Parties harmless from and indemnify Buyer against all Indemnified Amounts with respect to all Purchased Loans relating to or arising out of any (A) breach of any representation or warranty relating to Environmental Law or Hazardous Materials made by Seller hereunder or under any Transaction Document or any violation or alleged violation of any Environmental Law or (B) any violation or alleged violation of any consumer credit laws, including without limitation ERISA, the Truth in Lending Act and/or the Real Estate Settlement Procedures Act, except to the extent such violation or alleged violation results from Buyer’s bad faith, gross negligence or willful misconduct. In any suit, proceeding or action brought by Buyer in connection with any Purchased Loan for any sum owing thereunder, or to enforce any provisions of any Purchased Loan, Seller will save, indemnify and hold Buyer harmless from and against all actual, out-of-pocket expenses (including reasonable attorneys’ fees), actual, out-of-pocket loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from Seller. Seller also agrees to reimburse Buyer as and when billed by Buyer for (i) all Buyer’s reasonable costs and out-of-pocket expenses actually incurred in connection with the initial preparation and negotiation of this Agreement and the Transaction Documents and the closing of the transactions contemplated hereby and thereby, (ii) all Buyer’s reasonable costs and out-of-pocket expenses actually incurred in connection with Buyer’s due diligence reviews with respect to the Purchased Loans or any loan which is proposed by Seller as a Purchased Loan, including without limitation, those incurred under Section 27 and the reasonable fees and disbursements of its outside counsel, subject in all cases under this clause (ii) to the terms and conditions of Section 27 and (iii) all of Buyer’s costs and expenses incurred in connection with ongoing servicing and asset management services engaged by Buyer (to the extent of any reduction in the Pricing Rate). Additionally, Seller also agrees to reimburse Buyer as and when billed by Buyer for all of Buyer’s reasonable costs and out-of-pocket expenses actually incurred in connection with the enforcement or the preservation of Buyer’s rights under this Agreement and the Transaction Documents or any Transaction contemplated hereby or thereby, including, without limitation, the reasonable fees and disbursements of its outside counsel. Seller hereby acknowledges that, the obligation of Seller hereunder is a recourse obligation of Seller. This Section 26 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(b)    In addition to any rights now or hereafter granted under the Transaction Documents, Requirements of Law, Seller hereby grants to Buyer and each of the Indemnified Parties, to secure repayment of the Repurchase Obligations, a right of set-off upon any and all of the following: monies, securities, collateral or other property of Seller and any proceeds from the foregoing, now or hereafter held or received by Buyer, any Affiliate of Buyer or any Indemnified Party, for the account of Seller, whether for safekeeping, custody, pledge, transmission, collection or otherwise, and also upon any and all deposits (general, specified, special, time, demand, provisional or final) and credits, claims or indebtedness of Seller at any time existing, and any obligation owed by Buyer or any Affiliate of Buyer to Seller and to set–off against any Repurchase Obligations or indebtedness owed by Seller and any indebtedness owed by Buyer or any Affiliate of Buyer to Seller, in each case whether direct or indirect, absolute or contingent, matured or unmatured, whether or not arising under the Transaction Documents and irrespective of the currency, place of payment or booking office of the amount or obligation and in each case at any time held or owing by Buyer, any Affiliate of Buyer or any Indemnified Party to or for the credit of Seller, without prejudice to Buyer’s right to recover any deficiency. Each of Buyer, each Affiliate of Buyer and each Indemnified Party is hereby authorized upon any amount becoming due and payable by Seller to Buyer or any Indemnified Party under the Transaction Documents or the Repurchase Obligations or upon the occurrence of a Facility Event of Default, without notice to Seller, any such notice being expressly waived by Seller and each such Affiliate to the extent permitted by any Requirements of Law, to set–off, appropriate, apply and enforce such right of set–off against any and all items hereinabove referred to against any amounts owing to Buyer or any Indemnified Party by Seller under the Transaction Documents and the Repurchase Obligations, irrespective of whether Buyer, any Affiliate of Buyer or any Indemnified Party shall have made any demand under the Transaction Documents and regardless of any other collateral securing such amounts, and in all cases without waiver or prejudice of Buyer’s rights to recover a deficiency. ANY AND ALL RIGHTS TO REQUIRE BUYER OR OTHER INDEMNIFIED PARTIES TO EXERCISE THEIR

RIGHTS OR REMEDIES WITH RESPECT TO THE PURCHASED LOANS OR OTHER INDEMNIFIED PARTIES UNDER THE TRANSACTION DOCUMENTS, PRIOR TO EXERCISING THE FOREGOING RIGHT OF SET–OFF, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED BY SELLER.

27.    DUE DILIGENCE

Seller acknowledges that Buyer has the right to perform continuing due diligence reviews with respect to the Purchased Loans, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and Seller agrees that upon reasonable prior written notice to Seller, Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Purchased Loan Files, Servicing Records and any and all documents, records, agreements, instruments or information relating to such Purchased Loans in the possession or under the control of Seller, any other servicer or subservicer and/or the Custodian. Seller also shall make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering financial or accounting questions respecting the Purchased Loan Files and the Purchased Loans. Seller acknowledges that Buyer has the right to request, at Seller’s expense, a new Appraisal for any Mortgaged Property securing a Purchased Loan upon the occurrence of a Credit Event relating to such Purchased Loan. Prior to the occurrence of a Credit Event, Buyer may also request one (1) Appraisal per calendar year for the related Mortgaged Property at Seller’s expense. Without limiting the generality of the foregoing, Seller acknowledges that Buyer may enter into Transactions with Seller based solely upon the information provided by Seller to Buyer and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Purchased Loans. Buyer may underwrite such Purchased Loans itself or engage a third party underwriter to perform such underwriting. Seller agrees to reasonably cooperate with Buyer and any third party underwriter reasonably acceptable to Seller in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with access to any and all documents, records, financial models, agreements, instruments or information relating to such Purchased Loans in the possession, or under the control, of Seller.

28.    SERVICING

(a)    Master Seller, on behalf of itself and each Series Seller, and Buyer agree that all Servicing Rights with respect to the Purchased Loans will be transferred hereunder to Buyer on the applicable Purchase Date and such Servicing Rights shall be transferred by Buyer to Master Seller or the applicable Series Seller upon the applicable Series Seller’s payment of the Repurchase Price for such Purchased Loans, in each case subject to the terms of the applicable Servicing Agreement. Notwithstanding the transfer of Servicing Rights to Buyer, Master Seller, on behalf of itself and each Series Seller, shall be entitled to exercise all discretion with respect to any directions or consents to be given to the Servicer of the Purchased Loans (other than as provided below) and to appoint a servicer for each Purchased Loan subject to the prior written consent of Buyer, which consent may be given by Buyer in its reasonable discretion; provided, however, that (i) during the continuance of a Facility Event of Default, Master Seller’s and each Series Seller’s rights to exercise such discretion with respect to all of the Purchased Loans shall automatically terminate and be of no further force and effect, and (ii) during the continuance of a Transaction

Event of Default with respect to any Purchased Loan, Master Seller’s and the applicable Series Seller’s rights to exercise such discretion with respect to such Purchased Loan shall automatically terminate and be of no further force and effect. Buyer hereby agrees that Wells Fargo Bank, National Association or any other third party servicer otherwise approved by Buyer in writing (a “Servicer”) may service the Purchased Loans for the benefit of Buyer in accordance with the terms and conditions of the servicing agreement in effect for each such Servicer, provided that each such servicing agreement shall have been approved in writing by Buyer in its commercially reasonable discretion (each such servicing agreement approved by Buyer, a “Servicing Agreement” and, collectively, the “Servicing Agreements”); and provided, further, that any such Servicer shall have entered into a Servicer Notice and Agreement substantially in the form of Exhibit IX attached hereto (a “Servicer Notice and Agreement”) acknowledging Buyer’s interests in the related Purchased Loans and its rights to sell such Purchased Loans on a servicing-released basis and to terminate the term of such Servicing Rights with respect to any Purchased Loans sold by Buyer from and after an Event of Default pursuant to its exercise of remedies pursuant to Section 13 hereof. Master Seller shall cause the Purchased Loans to be serviced in accordance with Accepted Servicing Practices approved by Buyer in its reasonable discretion and practiced by other prudent mortgage lenders with respect to mortgage loans similar to the Purchased Loans. Master Seller shall not, and shall not direct or permit any Servicer to, enter into, consent to or approve any amendment, modification or termination, or waiver of any term or provision, of any Purchased Loan or Purchased Loan Documents which constitutes a Material Action or take any other Material Action without Buyer’s prior written consent; provided, that, to the extent the Purchased Loan Documents require that the holder of the related Purchased Loan exercise a certain standard of discretion with respect to any such Material Action, Buyer shall exercise the same standard of discretion in providing or withholding its consent to the same.

(b)    Master Seller, on behalf of itself and each Series Seller, agrees that Buyer is the owner of all of Seller’s right, title and interest, if any, in and to all servicing records, including but not limited to any and all Servicing Agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of Purchased Loans (collectively, the “Servicing Records”) so long as the Purchased Loans are subject to Transactions under this Agreement. Master Seller, on behalf of itself and each Series Seller, grants Buyer a security interest in all of Seller’s interest (if any) in servicing fees and rights relating to the Purchased Loans and all Servicing Records to secure the obligation of Seller or its designee to service in conformity with this Section 28 and any other obligation of Seller to Buyer. Seller covenants to safeguard such Servicing Records (if any are in Seller’s possession) and, upon Buyer’s request, to deliver them promptly to Buyer or its designee (including the Custodian) upon the occurrence and during the continuance of an Event of Default.

(c)    Upon the occurrence and during the continuance of an Event of Default, Buyer may, in its sole and absolute discretion, subject to Section 13 and any terms in the applicable Servicing Agreements approved by Buyer (i) in the case of a Facility Event of Default, sell its rights to any or all of the Purchased Loans (or in the case of a Transaction Event of Default, sell its rights to the affected Purchased Loan(s)) on a servicing released basis or (ii) in the case of a Facility Event of Default, terminate any Servicer or sub-servicer of any or all of the Purchased Loans (or in the case of a Transaction Event of Default, terminate the Servicer and sub-servicer, if any, for the affected Purchased Loan(s)), with or without cause, in each case without payment of any termination fee. Seller shall cause each Servicer to cooperate with Buyer in effecting such termination and transferring all authority to service such Purchased Loans to the successor servicer, including requiring such Servicer to (i) promptly transfer all data in its possession relating to the applicable Purchased Loans to the successor servicer in such electronic format as the successor servicer may reasonably request, (ii) promptly transfer to the successor servicer, Buyer or Buyer’s designee, the Purchased Loan File and all other files, records, correspondence and documents in its possession relating to the applicable Purchased Loans and (iii) use commercially reasonable efforts to cooperate and coordinate with the successor servicer and/or Buyer to comply with any applicable so-called “goodbye” letter requirements or other applicable requirements of the Real Estate Settlement Procedures Act or other applicable legal or regulatory requirement associated with the transfer of the servicing of the applicable Purchased Loans. Seller agrees that if either Seller or any such Servicer fails to cooperate with Buyer or any successor servicer in effecting the termination of such Servicer as servicer of any Purchased Loan or the transfer of all authority to service such Purchased Loan to such successor servicer in accordance with the terms hereof and the applicable Servicing Agreement, Buyer shall be entitled to injunctive relief.

(d)    Seller shall not employ any Servicers rated below “above average” by S&P, unless such Servicer is otherwise approved by Buyer to service the Purchased Loans (it being acknowledged and agreed that Wells Fargo Bank, National Association is deemed approved by Buyer). Seller shall collaterally assign to Buyer all of its rights, title and interest under any Servicing Agreements as a condition of allowing the Purchased Loans to be serviced by such Servicer and shall cause each such Servicer engaged by Seller to execute a Servicer Notice and Agreement with Buyer acknowledging Buyer’s security interest, agreeing that it shall deposit all Available Income and any other sums required to be remitted to the holder of the Purchased Loans under related Purchased Loan Documents to the Depository for deposit in the Cash Management Account as set forth in Section 5 hereof or as otherwise directed in a written notice signed by Buyer for so long as such Purchased Loan is subject to this Agreement, and acknowledging Buyer’s rights to terminate servicing as otherwise set forth above in this Section 28.

(e)    If Servicer is an Affiliate of Seller or Guarantor, the payment of servicing fees shall be subordinate to payment of amounts outstanding under any Transaction and this Agreement.

29.    TAXES

(a)    Any and all payments by or on account of any obligation of Seller under this Agreement shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable Requirement of Law requires the deduction or withholding of any Tax from any such payment, then Seller shall make (or cause to be made) such deduction or withholding and shall timely pay (or cause to be timely paid) the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Requirements of Law and, if such Tax is an Indemnified Tax, then the sum payable by Seller shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 29), Buyer receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)    Seller shall timely pay, without duplication, to the relevant Governmental Authority in accordance with applicable Requirements of Law, or at the option of Buyer timely reimburse it for the payment of, any Other Taxes.

(c)    Seller shall indemnify Buyer, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by Buyer or required to be withheld or deducted from a payment to Buyer, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Seller by Buyer shall be conclusive absent manifest error.

(d)    As soon as practicable after any payment of Taxes by Seller to a Governmental Authority pursuant to this Section, Seller shall deliver to Buyer the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Buyer.

(e)    Status of Buyer.

(i)     Any Buyer that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document shall deliver to Seller, at the time or times reasonably requested by Seller, such properly completed and executed documentation reasonably requested by Seller as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, Buyer, if reasonably requested by Seller, shall deliver such other documentation prescribed by applicable Requirements of Law or reasonably requested by Seller as will enable Seller to determine whether or not Buyer is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 29(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in Buyer’s reasonable judgment such completion, execution or submission would subject such Buyer to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Buyer.

(ii)    Without limiting the generality of the foregoing,

(A)    if Buyer is a U.S. Person, it shall deliver to Seller on or about the date on which Buyer becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of Seller), executed copies of IRS Form W-9 (or any successor form) certifying that Buyer is exempt from U.S. federal backup withholding tax;

(B)    if the Buyer is not a U.S. Person, it shall, to the extent it is legally entitled to do so, deliver to Seller (in such number of copies as shall be requested by Seller) on or about the date on which Buyer becomes a party under this Agreement (and from time to time thereafter upon the reasonable request of Seller), whichever of the following is applicable:

(1)    in the case of a Buyer that is claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments characterized as interest for U.S. tax purposes under any Transaction Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)    executed copies of IRS Form W-8ECI;

(3)    in the case of a Buyer claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, a certificate reasonably satisfactory to Seller to the effect that such Buyer is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Seller within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to the Seller as described in Section 881(c)(3)(C) of the Code (the “Portfolio Interest Certificate”)) and executed copies of IRS Form W-8BEN or W-8BEN-E;

(4)    to the extent a Buyer is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a Portfolio Interest Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Buyer is a partnership and one or more direct or indirect partners of such Buyer are claiming the portfolio interest exemption, such Buyer may provide a Portfolio Interest Certificate on behalf of each such direct and indirect partner;

(C)    if Buyer is not a U.S. Person, it shall, to the extent it is legally entitled to do so, deliver to Seller (in such number of copies as shall be requested by Seller) on or about the date on which such Buyer becomes a Buyer under this Agreement (and from time to time thereafter upon the reasonable request of Seller), executed copies of any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit Seller to determine the withholding or deduction required to be made; and

(D)    if a payment made to Buyer under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if Buyer were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), Buyer shall deliver to Seller at the time or times prescribed by law and at such time or times reasonably requested by Seller such documentation prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the

Code) and such additional documentation reasonably requested by Seller as may be necessary for Seller to comply with its obligations under FATCA and to determine that such Buyer has complied with such Buyer’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Buyer agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification and provide such successor form to Seller, or promptly notify Seller in writing of its legal inability to do so. For the avoidance of doubt, Initial Buyer shall provide to Seller a properly executed United States Internal Revenue Service Form W-9, dated on or before the Closing Date, evidencing a complete exemption from withholding or deduction of Tax from amounts payable by Seller to Initial Buyer under the Transaction Documents pursuant to applicable Requirements of Law in effect on the Closing Date.

(f)    If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 29 (including by the payment of additional amounts pursuant to this Section 29), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 29 with respect to the Taxes giving rise to such refund), net of all out of pocket costs and expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 29(f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 29(f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 29(f) the payment of which would place the indemnified party in a less favorable net after Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g)    Survival. Each party’s obligations under this Section 29 shall survive any assignment of rights by Buyer, the termination of this Agreement and the repayment, satisfaction or discharge of all obligations under any Transaction Document.

30.    MISCELLANEOUS

(a)    All rights, remedies and powers of Buyer hereunder and in connection herewith are irrevocable and cumulative, and not alternative or exclusive, and shall be in addition to all other rights, remedies and powers of Buyer whether under law, equity or agreement. In addition to the rights and remedies granted to it in this Agreement, to the extent this Agreement is determined to create a security interest, Buyer shall have all rights and remedies of a secured party under the UCC.

(b)    This Agreement may be executed in counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument. Delivery by electronic transmission (including a .pdf e-mail transmission) of an executed counterpart of a signature page to this Agreement or any other Transaction Document shall be effective as delivery of an original executed counterpart of such Transaction Document.

(c)    The headings in this Agreement are for convenience of reference only and shall not affect the interpretation or construction of this Agreement.

(d)    Without limiting the rights and remedies of Buyer under this Agreement or the other Transaction Documents, Seller shall pay Buyer’s reasonable actual out-of-pocket costs and expenses, including reasonable actual fees and expenses of accountants, attorneys, consultants and advisors, incurred in connection with the preparation, negotiation, execution and consummation of and any amendment, supplement or modification to, this Agreement and/or the other Transaction Documents and the Transactions thereunder. Except as otherwise set forth in this Agreement, Seller agrees to pay Buyer on demand all out-of-pocket costs and expenses (including reasonable actual attorneys’ fees and disbursements of outside counsel) (i) incurred in connection with the consummation and administration of the transactions contemplated thereby and (ii) of any subsequent enforcement of any of the provisions of this Agreement and/or the other Transaction Documents, or, of the performance by Buyer of any obligations of Seller in respect of the Purchased Loans, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of the Collateral and for the custody, care or preservation of the Collateral (including insurance costs) and defending or asserting rights and claims of Buyer in respect thereof, by litigation or otherwise. In addition, Seller agrees to pay Buyer on demand all reasonable costs and expenses (including reasonable attorneys’ fees and disbursements of outside counsel) actually incurred in connection with the maintenance of the Cash Management Account. All such expenses shall be recourse obligations of Seller to Buyer under this Agreement.

(e)    Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or be invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(f)    This Agreement together with the Transaction Documents contain a final and complete integration of all prior expressions by the parties with respect to the subject matter hereof and thereof and shall constitute the entire agreement among the parties with respect to such subject matter, superseding all prior oral or written understandings.

(g)    The parties understand that this Agreement is a legally binding agreement that may affect such party’s rights. Each party represents to the other that it has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement and that it is satisfied with its legal counsel and the advice received from it.

(h)    Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its agent prepared the same, it being agreed that all parties have participated in the preparation of this Agreement.

(i)    Buyer and Seller hereby agree that neither party shall assert any claims against the other or against any Affiliate of the other for special, indirect, consequential or punitive damages under this Agreement, any Transaction Document or any Transaction, all such damages and claims being hereby irrevocably waived.

31.    ACKNOWLEDGEMENT AND CONSENT TO BAIL-IN OF EEA FINANCIAL INSTITUTIONS

(a)    Notwithstanding anything to the contrary in any Transaction Document or in any other agreement, arrangement or understanding among the respective parties thereto, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Transaction Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(i)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(ii)    the effects of any Bail-In Action on any such liability, including, if applicable:

(A)    a reduction in full or in part or cancellation of any such liability;

(B)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Transaction Document; or

(C)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

(b)    As used in this Section 31 the following terms have the following meanings ascribed thereto: (i) “Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution; (ii)“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule; (iii) “EEA Financial Institution” means (x) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority; (y) any entity established in an EEA Member Country which is a parent of an institution described in clause (x) of this definition, or (x) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (x) or (y) of this definition and is subject to consolidated supervision with its parent; (iv) “EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway or any other member state of the European Economic Area; (v) “EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution; (vi) “EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time; and (vii) “Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

[NO FURTHER TEXT ON THIS PAGE]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day first written above.

MASTER SELLER:

DB LOAN NT-II, LLC, a Delaware limited liability company

By:	/s/ David A. Palamé
	Name:	David A. Palamé
	Title:	Vice President

CLNC CREDIT 5, LLC, a Delaware limited liability company

By:	/s/ David A. Palamé
	Name:	David A. Palamé
	Title:	Vice President

[Signatures Continue on Following Page]

BUYER:

DEUTSCHE BANK AG, CAYMAN ISLANDS BRANCH

By:	/s/ Robert Christopher Jones
	Name:	Robert Christopher Jones
	Title:	Director

By:	/s/ Thomas Rugg
	Name:	Thomas Rugg
	Title:	Managing Director

ANNEXES, EXHIBITS AND SCHEDULES

ANNEX I	Names and Addresses for Communications between Parties

EXHIBIT I	Form of Confirmation
EXHIBIT II	Authorized Representatives of Seller
EXHIBIT III	Form of Bailee Letter
EXHIBIT IV	Form of Custodial Delivery
EXHIBIT V	Form of Power of Attorney
EXHIBIT VI	Representations and Warranties Regarding Individual Purchased Loans
EXHIBIT VII	Organizational Chart
EXHIBIT VIII	Transaction Procedures
EXHIBIT IX	Form of Servicer Notice and Agreement
EXHIBIT X	Prohibited Transferees
EXHIBIT XI	Form of Joinder Agreement
EXHIBIT XII	Permitted Fund Managers

ANNEX I

Names and Addresses for Communications Between Parties

Buyer:

Deutsche Bank AG, Cayman Islands Branch

60 Wall Street

New York, New York 10005

Attention:            Tom Rugg

Telephone:          #######

Telecopy:            #######

Email:                 #######

With copies to:

Deutsche Bank AG, Cayman Islands Branch

60 Wall Street

New York, New York 10005

Attention: General Counsel

and

Deutsche Bank AG, Cayman Islands Branch

60 Wall Street

New York, New York 10005

Attention:            Robert W. Pettinato Jr.

Telephone:          #######

Telecopy:            #######

Email:                 #######

and

Sidley Austin LLP

787 Seventh Avenue

New York, New York 10019

Attention:            Robert L. Boyd, Esq.

Telephone:          #######

Fax:                     #######

Email:                 #######

Seller:

c/o CLNC Manager, LLC

590 Madison Avenue, 34th Floor

New York, New York 10022

Attention:            David Palamé

Telephone:                       #######

Email: #######

With copies to (such copies not to constitute notice):

Ropes & Gray LLP

1211 Avenue of the Americas

New York, New York 10036-8704

Attention:       #######

Telephone:                    #######

Email: #######

Seller Margin Notice Parties:

c/o CLNC Manager, LLC

590 Madison Avenue, 34th Floor

New York, New York 10022

Attention:            David Palamé, Brett Tonks and Matthew Heslin

Email:                  #######

EXHIBIT I

CONFIRMATION STATEMENT

DEUTSCHE BANK AG,

Cayman Islands Branch

Ladies and Gentlemen:

Deutsche Bank AG, Cayman Islands Branch, is pleased to deliver our written CONFIRMATION of our agreement to enter into the Transaction pursuant to which Deutsche Bank AG, Cayman Islands Branch shall purchase from you the Purchased Loans identified on Schedule 1 attached hereto, pursuant to the terms of that certain Master Repurchase Agreement, dated as of October 23, 2018 (as amended, modified and/or restated, the “Agreement”), between Deutsche Bank AG, Cayman Islands Branch (“Buyer”) and DB Loan NT-II, LLC and CLNC Credit 5, LLC, each a Delaware limited liability company organized in series (individually and/or collectively as the context may require, “Master Seller”); together with the Series Seller (as defined in the Agreement) identified below, collectively, “Seller”). Capitalized terms used herein without definition have the meanings given in the Agreement.

Series Seller:	[ ]

Purchase Date:	[ ]

Purchased Loan:	[ ]

Principal Balance of Purchased Loan:	[ ]

Repurchase Date:	[ ] (provided, if the Facility Termination Date is extended pursuant to Section 3 of the Letter Agreement, the Repurchase Date shall automatically be extended to such date)

Purchase Date Market Value: Purchase Date Market Value Percentage: Actual Original Purchase Percentage: Maximum Original Purchase Percentage: Purchase Price:	[ ] [ ] [ ] [ ] [ ]

Initial Pricing Rate:	[ ]

Approved Future Funding Amount:	[ ]

Applicable Spread:	[ ]

Financing Fee:	[ ]

Financing Fee Cap:	[ ]

Financing Fee Payee:	[ ]

Additional Confirmation Conditions:	[ ]

Representations and Warranties:	See Schedule 2 attached hereto

Exceptions to Representations and Warranties:	See Schedule 3 attached hereto

Name and address for communications:	Buyer:

Deutsche Bank AG, Cayman Islands Branch
60 Wall Street
New York, New York 10005
Attention: Tom Rugg
Telephone: #######
Telecopy: #######
Email: #######

With copies to:

Deutsche Bank AG, Cayman Islands Branch
60 Wall Street
New York, New York 10005
Attention: General Counsel

and

Deutsche Bank AG, Cayman Islands Branch
60 Wall Street
New York, New York 10005
Attention: Robert W. Pettinato Jr.
Telephone: #######
Telecopy: #######

Email: #######

and

Deutsche Bank AG, Cayman Islands Branch
60 Wall Street
New York, New York 10005
Attention:
Telephone: #######
Telecopy: #######
Email:

Seller:

c/o CLNC Manager, LLC
590 Madison Avenue, 34th Floor
New York, New York 10022
Attention: David Palamé
Telephone: #######
Email: #######

With copies to:

Ropes & Gray LLP
1211 Avenue of the Americas
New York, New York 10036-8704
Attention: Daniel L. Stanco, Esq.
Telephone: #######
Email: #######

Additional Terms and Conditions:

[ADD FOR PURCHASED LOANS WITH MEZZANINE LOANS:]

[Pledge of Mezzanine Loan as Additional Security.    As additional security and a credit enhancement for Buyer’s purchase of the Purchased Loan pursuant to the terms and conditions of this Confirmation and the Agreement, Seller hereby assigns, pledges and grants a security interest to Buyer, subject to the terms and conditions of this Confirmation and the Agreement, in all of its right, title and interest in, to and under the Mezzanine Loan (as defined on Schedule 1 attached hereto) including, without limitation, all of its right, title and interest in, to and under the Mezzanine Loan Documents (as defined on Schedule 1 attached hereto), to secure the payment by Seller of the Repurchase Price with respect to the Purchased Loan and the payment and performance of all of Seller’s obligations with respect to the Transaction relating to the Purchased Loan and all other Repurchase Obligations under the Agreement. Seller acknowledges that Buyer would not have entered into the Transaction without such additional security arrangement and credit enhancement. Buyer’s acceptance of the Mezzanine Loan as additional security for the Transaction shall not create any obligation on behalf of Buyer to accept any mezzanine loans or subordinate debt as additional security for any future Transactions. Buyer’s security interest in the Mezzanine Loan shall be released only upon Seller’s repurchase of the Purchased Loan in accordance with the Agreement. For purposes of the grant of the security interest hereunder, this paragraph shall be deemed to constitute a security agreement under the New York Uniform Commercial Code (the “UCC”). Buyer shall have all of the rights and, upon the occurrence and during the continuance of an Event of Default, may exercise all of the remedies of a secured creditor under the UCC and the other laws of the State of New York.

Transaction Documents Applicable to Mezzanine Loan. For all purposes under the Agreement and the Transaction Documents, the Mezzanine Loan shall be treated as part of the Purchased Loan except that, for purposes of application to the Mezzanine Loan, whenever the Agreement refers to (i) “Purchased Loan” same shall be deemed to refer to the Mezzanine Loan, (ii) “Mortgagor” same shall be deemed to refer to Mezzanine Borrower (as defined on Schedule 1), (iii) “Purchased Loan Documents” same shall be deemed to refer to the Mezzanine Loan Documents and the Intercreditor Agreement (as defined on Schedule 1); provided that, if there is any conflict between this Confirmation and any Transaction Document, this Confirmation shall control. For the avoidance of doubt, all collections with respect to the Mezzanine Loan shall constitute Income with respect to the Purchased Loan and Article 28 (Servicing) of the Agreement shall apply to the Mezzanine Loan. Notwithstanding the foregoing, for purposes of the definitions of “Market Value”, “Market Value Percentage”, “Net Market Value Decrease” and “Principal Balance” the term “Purchased Loan” shall be deemed to refer only to the Mortgage Loan.

Mezzanine Representations and Warranties. In addition to the representations and warranties with respect to the Purchased Loan as set forth on Part I of Exhibit VI to the Agreement, Seller hereby represents and warrants to Buyer that the representations and warranties set forth on Part I of Exhibit VI to the Agreement are true and correct with respect to the Mezzanine Loan except as set forth on Schedule [    ] hereto.]

BUYER:

DEUTSCHE BANK AG, CAYMAN ISLANDS BRANCH

By:
Name:
Title:

By:
Name:
Title:

AGREED AND ACKNOWLEDGED:

MASTER SELLER:

[DB LOAN NT-II, LLC/ CLNC CREDIT 5, LLC]

By:
Name:
Title:

SERIES SELLER:

[DB LOAN NT-II, LLC/ CLNC CREDIT 5, LLC] – SERIES [                    ],

a series of [DB LOAN NT-II, LLC/ CLNC CREDIT 5, LLC], a Delaware limited liability company

By:
Name:
Title:

SCHEDULE 1 TO CONFIRMATION

(PURCHASED LOAN)

Description of Purchased Loan: [                    ]

Future Advance Obligations: [                    ]

SCHEDULE 2 TO CONFIRMATION

(REPRESENTATIONS AND WARRANTIES)

[** Exhibit VI to Master Repurchase Agreement then in effect to be attached.**]

SCHEDULE 3 TO CONFIRMATION

(EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES)

EXHIBIT II

AUTHORIZED REPRESENTATIVES OF SELLER

Name	Specimen Signature

EXHIBIT III

GUARANTOR’S WEBSITE / FINANCIAL REPORTING

http://ir.clncredit.com/financial-information/sec-filings

EXHIBIT IV

FORM OF CUSTODIAL DELIVERY

On this      day of             , 20    , DB LOAN NT-II, LLC and CLNC CREDIT 5, LLC, each a Delaware limited liability company organized in series (individually and/or collectively as the context may require, “Master Seller”), on behalf of itself and [SERIES SELLER] (collectively with Master Seller, “Seller”), pursuant to (i) that certain Custodial Agreement, dated as of October 23, 2018, among Seller, Wells Fargo Bank, National Association, as custodian (“Custodian”), and Deutsche Bank AG, Cayman Islands Branch (“Buyer”) (as amended, modified or supplemented from time to time, the “Custodial Agreement”) and (ii) that certain Master Repurchase Agreement, dated as of October 23, 2018, between Seller and Buyer (as amended, modified or supplemented from time to time, the “Repurchase Agreement”), does hereby deliver the documents comprising the Purchased Loan File(s) to (a) the Bailee pursuant to that certain Bailee Agreement dated as of the date hereof by and among Seller, Buyer, and Bailee (the “Bailee Agreement”), for Bailee to hold and deliver to Custodian as set forth therein, and (b) the Custodian (through the Bailee aforesaid). Seller hereby instructs Bailee to comply with the terms of the Bailee Agreement, and hereby instructs Custodian to comply with the terms of the Custodial Agreement, in each case, holding the Purchased Loan File(s) for the benefit of Buyer.

With respect to the Purchased Loan Files delivered hereby, for the purposes of issuing the Trust Receipt, the Custodian shall review the Purchased Loan Files to ascertain delivery of the documents listed in 2.01(a) to the Custodial Agreement.

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Custodial Agreement.

IN WITNESS WHEREOF, each of Master Seller and Series Seller have caused its name to be signed hereto by its officer thereunto duly authorized as of the day and year first above written.

MASTER SELLER:

[DB LOAN NT-II, LLC/ CLNC CREDIT 5, LLC]

By:
Name:
Title:

SERIES SELLER:

[DB LOAN NT-II, LLC/ CLNC CREDIT 5, LLC] - SERIES] - [ ], a series of [DB LOAN NT-II, LLC/ CLNC CREDIT 5, LLC], a Delaware limited liability company

By:
Name:
Title:

EXHIBIT V

FORM OF POWER OF ATTORNEY

“Know All Men by These Presents, that DB LOAN NT-II, LLC and CLNC CREDIT 5, LLC, each a Delaware limited liability company organized in series (individually and/or collectively as the context may require, “Master Seller”), on behalf of itself and each Series Seller (as defined in the Repurchase Agreement (hereinafter defined)) (Master Seller together with each Series Seller which may hereafter be a party to the Repurchase Agreement, collectively, “Seller”) does hereby appoint Deutsche Bank AG, Cayman Islands Branch (“Buyer”), its attorney-in-fact, during the continuance of an Event of Default, to act in Seller’s name, place and stead in any way which Seller could do with respect to (i) the completion of the endorsements of the Mortgage Notes and the Assignments of Mortgages, (ii) the recordation of the Assignments of Mortgages and (iii) the enforcement of Seller’s rights under the Purchased Loans purchased by Buyer pursuant to that certain Master Repurchase Agreement, dated as of October 23, 2018 (as amended, modified and/or restated, the “Repurchase Agreement”), between Buyer and Master Seller, and to take such other steps as may be necessary or desirable to enforce Buyer’s rights against such Purchased Loans, the related Purchased Loan Files and the Servicing Records to the extent that Seller is permitted by law to act through an agent; provided, however, that, in the case of a Transaction Event of Default, such appointment shall be limited to actions to be taken only with respect to the applicable Series Seller and the applicable Purchased Loan which is the subject of such Transaction Event of Default. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Repurchase Agreement.

TO INDUCE ANY THIRD PARTY TO ACT HEREUNDER, SELLER HEREBY AGREES THAT ANY THIRD PARTY RECEIVING A DULY EXECUTED COPY OR FACSIMILE OF THIS INSTRUMENT MAY ACT HEREUNDER, AND THAT REVOCATION OR TERMINATION HEREOF SHALL BE INEFFECTIVE AS TO SUCH THIRD PARTY UNLESS AND UNTIL ACTUAL NOTICE OR KNOWLEDGE OR SUCH REVOCATION OR TERMINATION SHALL HAVE BEEN RECEIVED BY SUCH THIRD PARTY, AND SELLER ON ITS OWN BEHALF AND ON BEHALF OF SELLER’S ASSIGNS, HEREBY AGREES TO INDEMNIFY AND HOLD HARMLESS ANY SUCH THIRD PARTY FROM AND AGAINST ANY AND ALL CLAIMS THAT MAY ARISE AGAINST SUCH THIRD PARTY BY REASON OF SUCH THIRD PARTY HAVING RELIED ON THE PROVISIONS OF THIS INSTRUMENT.

IN WITNESS WHEREOF, Master Seller has caused this Power of Attorney to be executed as of             , 2018.

[DB LOAN NT-II, LLC/ CLNC CREDIT 5, LLC]

By:
Name:
Title:

EXHIBIT VI

PART I: REPRESENTATIONS AND WARRANTIES

REGARDING INDIVIDUAL PURCHASED LOANS

With respect to each Purchased Loan, the Seller hereby represents and warrants, as of the date herein specified or, if no such date is specified, as of the Purchase Date, that:

1.    Whole Loan; Ownership of Purchased Loans. Except with respect to any Purchased Loan that is a Senior Interest, each Purchased Loan is a whole loan and not a participation interest in a mortgage loan. Each Senior Interest which is a Purchased Loan is a senior portion (or a pari passu portion of a senior portion) of a whole mortgage loan evidenced by a senior note or a participation certificate, as applicable. At the time of the sale, transfer and assignment to Buyer, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Seller), participation (other than with respect to any Purchased Loan that is a Participation Interest) or pledge, and the Seller had good title to, and was the sole owner of, each Purchased Loan free and clear of any and all liens, charges, pledges, encumbrances, participations (other than with respect to a Purchased Loan that is a Participation Interest), any other ownership interests (other than with respect to a Purchased Loan that is a Senior Interest) on, in or to such Purchased Loan other than any servicing rights appointment or similar agreement. Seller has full right and authority to sell, assign and transfer each Purchased Loan, and, upon the completion of the assignee information therein and Buyer’s countersignature where applicable, the assignment to Buyer constitutes a legal, valid and binding assignment of such Purchased Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Purchased Loan.

2.    Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Purchased Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) anti-deficiency laws, bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) those certain provisions in such Purchased Loan Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Purchased Loan Documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Purchased Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Seller in connection with the origination of the Purchased Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Purchased Loan Documents.

3.    Mortgage Provisions. Subject to the limitations in the Standard Qualifications, the Purchased Loan Documents for each Purchased Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure.

4.    Mortgage Status; Waivers and Modifications. Since origination and except prior to the Purchase Date by written instruments set forth in the related Purchased Loan File (a) the material terms of such Mortgage, Mortgage Note, Purchased Loan guaranty, and related Purchased Loan Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Mortgagor nor the related guarantor has been released from its material obligations under the Purchased Loan.

5.    Hospitality Provisions. The Purchased Loan Documents for each Purchased Loan that is secured by a hospitality property operated pursuant to a franchise or license agreement includes an executed comfort letter or similar agreement signed by the related Mortgagor and franchisor or licensor of such property that, subject to the applicable terms of such franchise or license agreement and comfort letter or similar agreement, is enforceable by the holder of the Purchased Loan against such franchisor or licensor either (A) directly or as an assignee of the originator, (B) upon the Seller’s or its designee’s providing notice of the transfer of the Purchased Loan in accordance with the terms of such executed comfort letter or similar agreement, or (C) pursuant to a replacement comfort letter or similar agreement. The Mortgage or related security agreement for each Purchased Loan secured by a hospitality property creates a security interest in the revenues of such Mortgaged Property for which a UCC financing statement has been filed in the appropriate filing office. For the avoidance of doubt, no representation is made as to the perfection of any security interest in revenues to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

6.    Lien; Valid Assignment. Subject to the Standard Qualifications and upon the completion of the assignee information therein and assignee’s countersignature where applicable, each assignment of Mortgage and assignment of Assignment of Leases from the Seller will constitute a legal, valid and binding assignment from the Seller. Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the Purchased Loan Schedule, leasehold) interest in the Mortgaged Property in the

2

principal amount of such Purchased Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances) as of origination was, and as of the Purchase Date, to the actual knowledge of Seller (as defined in the Agreement to which this Exhibit VI is attached), is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to the actual knowledge of Seller (subject to and excepting Permitted Encumbrances), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required in order to effect such perfection.

7.    Permitted Liens; Title Insurance. Each Mortgaged Property securing a Purchased Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such Purchased Loan (or with respect to a Purchased Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; (f) if the related Purchased Loan is a Senior Interest, the rights of the holder of the Related Interest; and (g) if the related Purchased Loan is cross-collateralized with any other Purchased Loan, the lien of the Mortgage for such other Purchased Loan, provided that none of which items (a) through (g), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Seller thereunder and no claims have been paid thereunder. Neither the Seller, nor to the actual knowledge of Seller, any other holder of the Purchased Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

3

8.    Junior Liens. It being understood that B notes secured by the same Mortgage as a Purchased Loan are not subordinate mortgages or junior liens, except for any Purchased Loan that is cross-collateralized and cross-defaulted with another Purchased Loan, there are, as of origination, and to the actual knowledge of Seller, as of the Purchase Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances, taxes and assessments, mechanics and materialmen’s liens (which are the subject of the representation in paragraph (5) above), and equipment and other personal property financing. Except as set forth in the related Purchased Loan File, the Seller has no actual knowledge of any mezzanine debt secured by direct interests in the related Mortgagor.

9.    Assignments of Leases and Rents. There exists as part of the related Purchased Loan File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances, each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, subject to applicable law, provides that, upon an event of default under the Purchased Loan, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

10.    UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the Purchased Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Mortgagor and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Purchased Loan Documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

11.    Condition of Property. Seller or the originator of the Purchased Loan inspected or caused to be inspected each related Mortgaged Property within six (6) months of origination of the Purchased Loan and within twelve (12) months of the Purchase Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Purchased Loan no more than twelve months prior to the Purchase Date

4

which indicates that the related Mortgaged Property is free of any material damage, except to the extent that such material damage (i) would not have a material adverse effect on the use, operation or value of such Mortgaged Property as security for the related Purchased Loan, (ii) has been repaired in all material respects or (iii) has not yet been repaired but is addressed by the escrow of funds established in an aggregate amount consistent with the standards utilized by Seller with respect to similar loans it holds for its own account, which escrowed amount will in all events be in an aggregate amount not less than the estimated cost of the necessary repairs. Seller has no actual knowledge of any issues with the physical condition of the Mortgaged Property that Seller believes would have a material adverse effect on the use, operation or value of the Mortgaged Property other than those disclosed in the engineering report or property condition assessment and those addressed in sub-clauses (i), (ii) and (iii) of the preceding sentence.

12.    Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, that could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Purchase Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

13.    Condemnation. As of the date of origination and to the Seller’s actual knowledge as of the Purchase Date, there is no proceeding pending, and, to the Seller’s actual knowledge as of the date of origination and as of the Purchase Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

14.    Actions Concerning Purchased Loan. As of the date of origination and to the Seller’s actual knowledge as of the Purchase Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgagor’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Purchased Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Purchased Loan Documents or (f) the current principal use of the Mortgaged Property.

15.    Escrow Deposits. All escrow deposits and payments required to be escrowed with lender pursuant to each Purchased Loan are in the possession, or under the control, of the Seller, its servicer or, in the case of a Senior Interest, the Servicer of the Mortgage Loan to which the Purchased Loan relates, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Purchased Loan Documents are being conveyed by the Seller to Buyer or its servicer (although the same may be held by the related

5

Servicer in accordance with the related Servicing Agreement and the related Servicer Notice and Agreement).

16.    No Holdbacks. Except for Purchased Loans identified to Buyer as having future advances and only to the extent of scheduled future advances as set forth in the related Confirmation, the principal amount of the Purchased Loan stated on the Purchased Loan Schedule has been fully disbursed as of the Purchase Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Purchased Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by Seller to merit such holdback).

17.    Insurance. Each related Mortgaged Property is, and is required pursuant to the related Purchased Loan Documents to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Purchased Loan Documents and having a claims-paying or financial strength rating meeting the Insurance Rating Requirements (as defined below), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the Purchased Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Ratings Requirements” means either (i) a claims paying or financial strength rating of any of the following; (a) at least “A-:VIII” from A.M. Best Company, (b) at least “A3” (or the equivalent) from Moody’s Investors Service, Inc. or (c) at least “A-” from S&P Global Ratings or (ii) the Syndicate Insurance Ratings Requirements. “Syndicate Insurance Ratings Requirements” means insurance provided by a syndicate of insurers, as to which (i) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc., and (ii) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Purchased Loan Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Purchased Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management

6

Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by the prudent lenders originating commercial mortgage loans for securitization.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Purchased Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures owned by the Mortgagor and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Purchased Loan Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing either the scenario expected limit (“SEL”) or the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable, was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable, would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P’s Global Ratings Service in an amount not less than 100% of the SEL or PML, as applicable.

The Purchased Loan Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related Purchased Loan (or whole loan, if applicable) the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Purchased Loan (or whole loan, if applicable) together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Purchase Date have been paid, and such insurance policies name the lender under the Purchased Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of Buyer. Each related Purchased Loan obligates the related

7

Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the lender to maintain or cause to be maintained such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by Seller.

18.    Access; Utilities; Separate Tax Lots. To the Seller’s actual knowledge, based solely upon Seller’s review of the related Title Policy and current surveys obtained in connection with origination, each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Purchased Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

19.    No Encroachments. To the Seller’s actual knowledge, based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Purchased Loan (or related Mortgage Loan, as applicable), all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Purchased Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements obtained with respect to the Title Policy.

20.    No Contingent Interest or Equity Participation. No Purchased Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan (as defined below) may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date (as defined below)) or an equity participation by Seller.

21.    REMIC. The issue price of the Purchased Loan (or related whole loan) at origination did not exceed the non-contingent principal amount of the Purchased Loan and either:

8

(a) such Purchased Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property and going concern value) having a fair market value that either (i) on the date of origination was at least equal to 80% of the issue price of the Purchased Loan or (ii) on the Purchase Date was at least equal to 80% of the adjusted issue price of the Purchased Loan on such date; provided that for purposes hereof, the fair market value of such interest in real property must be determined after it is first reduced by (A) the amount of any lien on such real property interest that is senior to the Purchased Loan and (B) a proportionate amount of any lien that is in parity with the Purchased Loan; or (b) substantially all of the proceeds of such Purchased Loan were used to acquire, improve or protect the real property which served as the only security for such Purchased Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Section 1.860G-2(a)(1)(ii) of the Treasury Regulations, such as a government guarantee).

If the Purchased Loan (or related whole loan) was “significantly modified” prior to the Purchase Date so as to result in a “deemed” taxable exchange under Section 1001 of the Code, it either: (x) was modified as a result of the default or reasonably foreseeable default of such Purchased Loan; or (y) the interest in real property satisfied the 80% fair market value test on either (i) the date the Purchased Loan was “significantly modified” (and ignoring such value on the date of origination) or (ii) the Purchase Date; provided that for purposes of clause (y) hereof, the fair market value of such real property interest must be determined after it is first reduced by (A) the amount of any lien on such real property interest that is senior to the Purchased Loan and (B) a proportionate amount of any lien that is in parity with the Purchased Loan.

Any prepayment premium and yield maintenance charges applicable to the Purchased Loan (or related whole loan) constitute “customary prepayment penalties” for mortgage loans secured by similar collateral and subject to similar terms. All terms used in this paragraph shall have the same meanings as set forth in the Treasury Regulations interpreting Sections 860A through 860G of the Code.

22.    Compliance with Usury Laws. The interest rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such Purchased Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

23.    Authorized to do Business. To the extent required under applicable law, as of the Purchase Date or as of the date that such entity held the Mortgage Note, Seller is and any Affiliate of Seller was, and to Seller’s actual knowledge, any other holder of a Mortgage Note (that is not an Affiliate of Seller) was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Purchased Loan by any holder thereof.

24.    Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination of the related Mortgage Loan and, to the Seller’s actual knowledge, as of the Purchase Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.

9

25.    Local Law Compliance. To the Seller’s actual knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, with respect to the improvements located on or forming part of each Mortgaged Property securing a Purchased Loan as of the date of origination of such Purchased Loan and as of the Purchase Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) constitute a legal non-conforming use or structure, as to which the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to a casualty or the inability to restore or repair to the full extent necessary to maintain the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of the Mortgaged Property, (ii) are insured by the Title Policy or other insurance policy, (iii) are insured by law and ordinance insurance coverage in amounts customarily required by the prudent lenders for commercial mortgage loans originated for securitization that provided coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations, (iv) the cost of performing repairs or alterations to the Mortgaged Property necessary to cure such violations have been escrowed or reserved in accordance with the Purchased Loan Documents or (v) would not have a material adverse effect on the current use of the Mortgaged Property or the security intended to be provided by the related Mortgage. The terms of the Purchased Loan Documents require the Mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.

26.    Licenses and Permits. Each Mortgagor covenants in the Purchased Loan Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the Seller’s actual knowledge based upon a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by the Seller for similar commercial, multifamily or if applicable, manufactured housing community mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The Purchased Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

27.    Recourse Obligations. The Purchased Loan Documents for each Purchased Loan provide that such Purchased Loan is non-recourse to the related parties thereto except (a) the related Mortgagor and at least one individual or entity shall be fully liable for actual losses, liabilities, costs and damages arising from certain acts of the related Mortgagor and/or its principals specified in the related Purchased Loan Documents, which acts generally include the following: (i) acts of fraud or intentional material misrepresentation, (ii) misapplication or misappropriation of rents, insurance proceeds or condemnation awards, (iii) intentional material physical waste of the Mortgaged Property, and (iv) any breach of the environmental covenants contained in the related Purchased Loan Documents, and (b) the Purchased Loan shall become full recourse to the related Mortgagor and at least one individual or entity, if the related Mortgagor files a voluntary petition under federal or state bankruptcy or insolvency law.

10

28.    Mortgage Releases. The terms of the Loan Documents governing the related Mortgage or related Purchased Loan (or related whole loan) do not allow for release of any material portion of the Mortgaged Property from the lien of the Mortgage unless (a) in the case of a partial release, such release is conditioned on a principal repayment of not less than the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property or (ii) the outstanding principal balance of the Purchased Loan, (b) in the case of a complete release, such release is conditioned on either (i) repayment in full of such Purchased Loan or (ii) a full Defeasance (as defined in (33)), (c) in the case of a release of an out-parcel that is unimproved or other portion of the Mortgaged Property that is similar, both (i) such release will not have a material adverse effect on the underwritten value of the Mortgaged Property and (ii) the released property was not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and is not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (d) such release is required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof.

In the case of any release of less than all the property described above: (x) such release is not allowed unless it would neither (i) constitute a “significant modification” of the subject Purchased Loan so as to result in a “deemed” taxable exchange under Section 1001 of the Code, subject to the exceptions described in Section 1.860G-2(b)(3) of the Treasury Regulations (such as because the Purchased Loan continues to be principally secured by an interest in real property following the release, substitution, addition, or other alteration of a substantial amount of the collateral for such Purchased Loan), nor (ii) cause the subject Purchased Loan to fail to meet the 80% fair market value test as described (together with adjustments) in section 21 above, with such fair market value measured on the day immediately after such release; or (y) the mortgagee or servicer can, in accordance with the related Purchased Loan Documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect that such release will not cause the Purchased Loan to fail to be a “qualified mortgage” within the meaning of section 860G of the Code after the release.

In the event of a condemnation or taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the Purchased Loan (or related whole loan) so that the Purchased Loan satisfies the 80% fair market value requirement as described (together with adjustments) in section 21 above after such condemnation or taking: provided that for purposes hereof, the fair market value of such interest in real property can be increased by the fair market of any realistic, proposed restoration.

No Purchased Loan (or related whole loan) that is secured by more than one Mortgaged Property or that is cross-collateralized with another Purchased Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof including due to a partial condemnation, unless on the date following such release the Purchased Loan satisfies the 80% fair market value requirement as described (together with adjustments) in section 21 above.

29.    Financial Reporting and Rent Rolls. The Purchased Loan Documents for each Mortgage require the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than

11

for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements.

30.    Acts of Terrorism Exclusion. With respect to each Purchased Loan with a Purchase Date Principal Balance over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Purchased Loan, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the Purchased Loan, and, to the Seller’s actual knowledge, do not, as of the Purchase Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Purchased Loan, the related Purchased Loan Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each Purchased Loan is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Purchased Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at the time of the origination of the Purchased Loan, and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

31.    Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Purchased Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Purchased Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Purchased Loan Documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Purchased Loan Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Purchased Loan Documents, (iii) transfers of less than, or other than, a controlling interest in the related Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Purchased Loan Documents or a Person satisfying specific criteria identified in the related Purchased Loan Documents, such as a qualified equityholder, (v) transfers

12

of stock or similar equity units in publicly traded companies or (vi) a substitution or release of collateral within the parameters of paragraphs (28) and (33) herein by reason of any mezzanine debt that existed at the origination of the related Purchased Loan (and which is disclosed in writing to Buyer and approved by Buyer in its sole discretion prior to the Purchase Date of such Purchased Loan), or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any subordinate debt that existed at origination and is permitted under the related Purchased Loan Documents, (ii) purchase money security interests, (iii) any Purchased Loan that is cross-collateralized and cross-defaulted with another Purchased Loan, or (iv) Permitted Encumbrances. The Mortgage or other Purchased Loan Documents provide that to the extent any rating agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

32.    Single-Purpose Entity Each Purchased Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the Purchased Loan is outstanding. Both the Purchased Loan Documents and the organizational documents of the Mortgagor with respect to each Purchased Loan with a Principal Balance as of the Purchase Date in excess of $5 million provide that the Mortgagor is a Single-Purpose Entity, and each Purchased Loan with a Principal Balance as of the Purchase Date of $20 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the Purchased Loan has a Principal Balance as of the Purchase Date equal to $5 million or less, its organizational documents or the related Purchased Loan Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Purchased Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Purchased Loan Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Purchased Loan Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Purchased Loan that is cross-collateralized and cross-defaulted with the related Purchased Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

33.    Defeasance. With respect to any Purchased Loan that, pursuant to the Purchased Loan Documents, can be defeased (a “Defeasance”), (i) the Purchased Loan Documents provide for defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Purchased Loan Documents; (ii) the Purchased Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Section 1.860G-2(a)(8)(ii) of the Treasury Regulations, the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the Purchased Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium) or, if the Purchased Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or

13

prepayment premium), and if the Purchased Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the Purchased Loan; (iv) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (v) if the Mortgagor would continue to own assets in addition to the defeasance collateral, the portion of the Purchased Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the Mortgagor is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the Mortgagor is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

34.    Intentionally Omitted.

35.    Ground Leases.    For purposes of this Agreement, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land, or with respect to air rights leases, the air, and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any Purchased Loan where the Purchased Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of the originator, its successors and assigns, Seller represents and warrants that:

(a)

The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;

(b)

The lessor under such Ground Lease has agreed in a writing included in the related Purchased Loan File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender, and no such consent has been granted by the Seller since the origination of the Purchased Loan except as reflected in any written instruments which are included in the related Purchased Loan File;

14

(c)

The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related Purchased Loan, or 10 years past the stated maturity if such Purchased Loan fully amortizes by the stated maturity (or with respect to a Purchased Loan that accrues on an actual 360 basis, substantially amortizes);

(d)

The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)

The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the Purchased Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the Purchased Loan and its successors and assigns without the consent of the lessor;

(f)

The Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Seller’s actual knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the actual knowledge of Seller, such Ground Lease is in full force and effect as of the Purchase Date;

(g)

The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any material default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

(h)

A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)	The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Seller in connection with loans originated for securitization;

(j)

Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged

15

Property with (so long as such proceeds are in excess of the threshold amount specified in the related Purchased Loan Documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Purchased Loan, together with any accrued interest;

(k)

In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Purchased Loan, together with any accrued interest; and

(l)

Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

36.    Servicing. The servicing and collection practices used by the Seller with respect to the Purchased Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial mortgage loans similar to the Purchased Loan.

37.    Origination and Underwriting. The origination practices of the Seller, or any Affiliate of Seller (or, to Seller’s actual knowledge, the related originator if the Seller or an Affiliate of Seller was not the originator) with respect to each Purchased Loan have been, in all material respects, legal and as of the date of its origination, such Purchased Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Purchased Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Exhibit VI.

38.    No Material Default; Payment Record. No Purchased Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the date hereof, no Purchased Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Purchase Date. To the actual knowledge of Seller, there is (a) no material default, breach, violation or event of acceleration existing under the related Purchased Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the Purchased Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Seller in this Exhibit VI. No person other than the holder of such Purchased Loan may declare any event

16

of default under the Purchased Loan or accelerate any indebtedness under the Purchased Loan Documents.

39.    Bankruptcy. As of the date of origination of the related Purchased Loan and to the Seller’s actual knowledge as of the Purchase Date, no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

40.    Organization of Mortgagor. With respect to each Purchased Loan, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such Purchased Loan, the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico.

41.    Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Purchased Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Purchased Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA either (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation with respect to any Environmental Condition that was identified, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable Environmental Laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Purchase Date, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) a secured creditor environmental policy or a lender’s pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s Investor Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Mortgagor was identified as the responsible party for such Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Seller’s actual knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

17

42.    Appraisal. The Purchased Loan File contains an appraisal of the related Mortgaged Property with an appraisal date within six (6) months of the Purchased Loan origination date, and within six (6) months of the Purchase Date. The appraisal is signed by an appraiser who is either a Member of the Appraisal Institute (“MAI”) and/or has been licensed and certified to prepare appraisals in the state where the Mortgaged Property is located. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation and has certified that such appraiser had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and its compensation is not affected by the approval or disapproval of the Purchased Loan.

43.    Purchased Loan Schedule. The information pertaining to each Purchased Loan which is set forth in the Purchased Loan Schedule is true and correct in all material respects as of the Purchase Date.

44.    Cross-Collateralization. No Purchased Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is not a Purchased Loan.

45.    Advance of Funds by the Seller. After origination of such Mortgage Loan, no advance of funds has been made by Seller to the related Mortgagor other than in accordance with the Purchased Loan Documents, and, to the Seller’s actual knowledge, no funds have been received from any person other than the related Mortgagor or an Affiliate for, or on account of, payments due on the Mortgage Loan (other than as contemplated by the Purchased Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Purchased Loan Documents). Neither Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Mortgage Loan, other than contributions made on or prior to the Purchase Date.

46.    Compliance with Anti-Money Laundering Laws. Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Purchased Loan, the failure to comply with which would have a material adverse effect on the Purchased Loan.

For purposes of this Exhibit VI, the following terms shall have the following meanings:

“Anticipated Repayment Date”: With respect to any Purchased Loan that is indicated on the Purchased Loan Schedule as having a Revised Rate, the date upon which such Purchased Loan commences accruing interest at such Revised Rate.

“ARD Loan”: Any Purchased Loan the terms of which provide that if, after an Anticipated Repayment Date, the Mortgagor has not prepaid such Purchased Loan in full, any principal outstanding on that date will accrue interest at the Revised Rate rather than the Initial Rate.

“REMIC Provisions”: Provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Section 860A through 860G of Subchapter M of

18

Chapter 1 of the Code, and related provisions, and regulations (including any applicable proposed regulations) and rulings promulgated thereunder, as the foregoing may be in effect from time to time.

“Revised Rate”: With respect to those Purchased Loans on the Purchased Loan Schedule indicated as having a revised rate, the increased interest rate after the Anticipated Repayment Date (in the absence of a default) for each applicable Purchased Loan, as calculated and as set forth in the related Purchased Loan Documents.

19

EXHIBIT VI

PART II: REPRESENTATIONS AND WARRANTIES

REGARDING MEZZANINE LOANS

With respect to each Mezzanine Loan, the Seller hereby represents and warrants, as of the date herein specified or, if no such date is specified, as of the Purchase Date, that:

1.

The Mezzanine Loan is a mezzanine loan secured by a pledge of all (or such lesser percentage as Buyer may agree to) of the Equity Interests of the owner of the Mortgaged Property (the “Underlying Property Owner”).

2.	The Mezzanine Loan complies in all material respects with, or is exempt from, all requirements of federal, state or local law relating to such Mezzanine Loan.

3.

Immediately prior to the sale, transfer and assignment to Buyer thereof, Seller had good and marketable title to, and was the sole owner and holder of, such Mezzanine Loan, and Seller is transferring such Mezzanine Loan free and clear of any and all liens, pledges, encumbrances, charges, security interests or any other ownership interests of any nature encumbering such Mezzanine Loan. Upon consummation of the purchase contemplated to occur in respect of such Mezzanine Loan on the Purchase Date therefor, Seller will have validly and effectively conveyed to Buyer all legal and beneficial interest in and to such Mezzanine Loan free and clear of any pledge, lien, encumbrance or security interest.

4.

No fraudulent acts were committed by Seller in connection with its acquisition or origination of such Mezzanine Loan nor were any fraudulent acts committed by any Person in connection with the origination of such Mezzanine Loan.

5.	All information contained in the related Preliminary Due Diligence Package (or as otherwise provided to Buyer) in respect of such Mezzanine Loan is accurate and complete in all material respects.

6.

Except as included in the Preliminary Due Diligence Package, Seller is not a party to any document, instrument or agreement, and there is no document, that by its terms modifies or affects the rights and obligations of any holder of such Mezzanine Loan and Seller has not consented to any material change or waiver to any term or provision of any such document, instrument or agreement and no such change or waiver exists.

7.

Such Mezzanine Loan is presently outstanding, the proceeds thereof have been fully and properly disbursed and, except for amounts held in escrow by Seller or identified to Buyer as future advances and only to the extent of future advances set forth in the related Confirmation, there is no requirement for any future advances thereunder.

8.	Seller has full right, power and authority to sell and assign such Mezzanine Loan and such Mezzanine Loan or any related Mezzanine Note has not been cancelled, satisfied or

20

rescinded in whole or part nor has any instrument been executed that would effect a cancellation, satisfaction or rescission thereof.

9.

Other than consents and approvals obtained as of the related Purchase Date (including, without limitation under any intercreditor agreement with the holder of an Underlying Mortgage Loan) or those already granted in the documentation governing such Mezzanine Loan (the “Mezzanine Loan Documents”), no consent or approval by any Person is required in connection with Seller’s sale and/or Buyer’s acquisition of such Mezzanine Loan, for Buyer’s exercise of any rights or remedies in respect of such Mezzanine Loan or for Buyer’s sale, pledge or other disposition of such Mezzanine Loan. No third party holds any “right of first refusal”, “right of first negotiation”, “right of first offer”, purchase option, or other similar rights of any kind, and no other impediment exists to any such transfer or exercise of rights or remedies.

10.

The Mezzanine Collateral is secured by a pledge of equity ownership interests in the related borrower under the Mortgage Loan or a direct or indirect owner of the related borrower and the security interest created thereby has been fully perfected in favor of Seller as Mezzanine Lender.

11.

The Mezzanine Loan Documents provide for the acceleration of the payment of the unpaid principal balance of the Mezzanine Loan if (i) the related borrower voluntarily transfers or encumbers all or any portion of any related Mezzanine Collateral, or (ii) any direct or indirect interest in the related borrower is voluntarily transferred or assigned, other than, in each case, as permitted under the terms and conditions of the related loan documents.

12.

Pursuant to the terms of the Mezzanine Loan Documents: (a) no material terms of any related Mortgage may be waived, canceled, subordinated or modified in any material respect and no material portion of such Mortgage or the Mortgaged Property may be released without the consent of the holder of the Mezzanine Loan; (b) no action in furtherance of an Act of Insolvency may be taken by the Underlying Property Owner with respect to the Mortgaged Property without the consent of the holder of the Mezzanine Loan; (c) the holder of the Mezzanine Loan is entitled to approve the budget of the Underlying Property Owner as it relates to the Mortgaged Property; and (d) the holder of the Mezzanine Loan’s consent is required prior to the Underlying Property Owner incurring any additional indebtedness.

13.

No Mezzanine Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the date hereof, no Mezzanine Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Purchase Date. To the actual knowledge of Seller, there is (a) no material default, breach, violation or event of acceleration existing under the related Mezzanine Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the Mezzanine Loan or the value, use or operation of the related Mortgaged Property,

21

provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Seller in this Exhibit VI. No person other than the holder of such Mezzanine Loan may declare any event of default under the Mezzanine Loan or accelerate any indebtedness under the Mezzanine Loan Documents.

14.

Seller’s security interest in the Mezzanine Loan is covered by a UCC-9 insurance policy (the “UCC-9 Policy”) in the maximum principal amount of the Mezzanine Loan insuring that the related pledge is a valid first priority lien on the collateral pledged in respect of such Mezzanine Loan (the “Mezzanine Collateral”), subject only to the exceptions stated therein (or a pro forma title policy or marked up title insurance commitment on which the required premium has been paid exists which evidences that such UCC-9 Policy will be issued), such UCC-9 Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, no material claims have been made thereunder and no claims have been paid thereunder, Seller has not done, by act or omission, anything that would materially impair the coverage under the UCC-9 Policy and as of the Purchase Date, the UCC-9 Policy (or, if it has yet to be issued, the coverage to be provided thereby) will inure to the benefit of any assignee of Seller without the consent of or notice to the insurer.

15.	No borrower under the Mezzanine Loan nor any Mortgagor under any Mortgage Loan is a debtor in any state or federal bankruptcy or insolvency proceeding.

16.

There was no pending action, suit or proceeding, or governmental investigation of which the Seller, the Mezzanine Borrower or the Underlying Property Owner has received notice, against the Mortgagor or the related Mortgaged Property the adverse outcome of which could reasonably be expected to materially and adversely affect the Mezzanine Loan or the Mortgage Loan.

17.

Other than the Mortgage and the Permitted Encumbrances, the related Mortgaged Property is not encumbered, and none of the Mezzanine Loan Documents or any Mortgage Loan documents permits the related Mortgaged Property to be encumbered subsequent to the Purchase Date of the related Purchased Loan without the prior written consent of the holder thereof, by any lien securing the payment of money junior to or of equal priority with, or superior to, the lien of the related Mortgage (other than title exceptions, Permitted Encumbrances, taxes, assessments and contested mechanics and materialmens liens that become payable after such Purchase Date).

22

EXHIBIT VII

ORGANIZATIONAL CHART

23

EXHIBIT VIII

TRANSACTION PROCEDURES

I.    Preliminary Approval of New Collateral Which is an Eligible Loan.

(a)    Seller may, from time to time, submit to Buyer a Preliminary Due Diligence Package for Buyer’s review and approval in order to enter into discussions regarding a Transaction with respect to any New Collateral that Seller proposes to be included as Collateral under the Agreement.

(b)    Upon Buyer’s receipt of a complete Preliminary Due Diligence Package, Buyer shall have the right to request (one or more times), additional diligence materials and deliveries that Buyer shall specify on a Supplemental Due Diligence List. Upon Buyer’s receipt of all of the Diligence Materials or Buyer’s waiver thereof, Buyer shall within ten (10) Business Days, or if later, following receipt of internal credit approval, either (i) notify Seller of Buyer’s preliminary determination of Purchase Price and Market Value for the New Collateral or (ii) deny, in Buyer’s sole and absolute discretion exercised in good faith, Seller’s request for a Transaction. Buyer’s failure to respond to Seller within ten (10) Business Days shall be deemed to be a denial of Seller’s request to enter into a Transaction.

II.    Final Approval of New Collateral which is an Eligible Loan. Upon Buyer’s notification to Seller of Buyer’s preliminary determination of Purchase Price and the Market Value for any New Collateral which is an Eligible Loan, Seller shall, if Seller desires to enter into a Transaction with respect to such New Collateral, satisfy the conditions set forth below (in addition to satisfying the conditions precedent to obtaining each advance, as set forth in Section 3(b) of this Agreement) as a condition precedent to Buyer’s approval of such New Collateral as Collateral, all in a manner and pursuant to documentation in form and substance reasonably satisfactory to Buyer:

a.

Delivery of Purchased Loan Documents. Buyer shall have received, reviewed and approved each of the Purchased Loan Documents (including for any Senior Interest, the Senior Interest Documents), except Purchased Loan Documents that Seller expressly and specifically disclosed in the Diligence Materials were not in Seller’s possession;

(c)    Environmental and Engineering. Buyer shall have received, reviewed and approved a “Phase 1” (and, if necessary, “Phase 2”) environmental report, an asbestos survey and operation and maintenance plan, if applicable, an engineering report, and a seismic/PML report, if applicable, each in form reasonably satisfactory to Buyer, by an engineer or environmental consultant as may be reasonably approved by Buyer.

(d)    Appraisal. Buyer shall have received, reviewed and approved an appraisal from an Independent Appraiser as may be reasonably approved by Buyer, dated within six (6) months of the proposed Purchase Date.

(e)    Insurance. Buyer shall have received, reviewed and approved certificates or other evidence of insurance demonstrating insurance coverage in respect of the

Mortgaged Property of types, in amounts, with insurers and otherwise in compliance with the terms, provisions and conditions set forth in the Purchased Loan Documents. Such certificates or other evidence shall indicate that Seller (or its Affiliate) will be named as an additional insured as its interest may appear and shall contain a loss payee endorsement in favor of such additional insured with respect to the policies required to be maintained under the Purchased Loan Documents.

(f)    Survey. Buyer shall have received, reviewed and approved all surveys of the Mortgaged Property that are in Seller’s possession, and which surveys shall contain flood zone certification.

(g)    Lien, Judgment and Litigation Search Reports. Buyer or Buyer’s counsel shall have received, reviewed and approved, satisfactory reports of UCC, tax lien, judgment, litigation searches and title updates as Buyer may reasonably require from Seller conducted by search firms and/or title companies acceptable to Buyer with respect to the Eligible Loan, Mortgaged Property, and Mortgagor, and their respective affiliates, such searches to be conducted in each location Buyer shall reasonably designate.

(h)    Credit and “Know Your Client” Searches. Buyer shall have received from Seller, reviewed and approved a credit agency report, Lexis-Nexis (or similar) searches and OFAC and “Know Your Client” searches conducted by search firms and/or title companies acceptable to Buyer with respect to Mortgagor and any guarantor (if applicable).

(i)    Opinions of Counsel. Buyer shall have received copies of all legal opinions in Seller’s possession with respect to the Eligible Loan which shall be in form and substance reasonably satisfactory to Buyer.

(j)    Additional Real Estate Matters. Seller shall have delivered to Buyer, in each case to the extent in Seller’s possession, such other real estate related certificates and documentation as may have been requested by Buyer, such as: (i) certificates of occupancy issued by the appropriate Governmental Authority and either letters certifying that the Mortgaged Property is in compliance with all applicable zoning laws issued by the appropriate Governmental Authority or evidence that the related title policy includes a zoning endorsement, (ii) abstracts of any ground leases and all space leases in effect at the Mortgaged Property (including a description of any co-tenancy/go-dark clauses, if applicable) and estoppel certificates, in form and substance acceptable to Buyer, from any ground lessor and from any tenant that occupies 7.5% or more of the rentable space at the Mortgaged Property, and in any event from tenants whose occupancies aggregate not less than 70% of the occupied rentable square footage at the Mortgaged Property, (iii) copies of any management agreements and service agreements in effect relating to the Mortgaged Property, (iv) a copy of the title policy (or, if the final printed version of the title policy has not been issued, the irrevocable marked commitment to issue the same) together with copies of all reciprocal easement agreements and operating agreements, if applicable, and all other recorded documents and agreements affecting title to the Mortgaged Property, (v) a copy of the purchase and sale agreement for the Mortgaged Property in connection with a Purchased Loan used to acquire a Mortgaged Property, if applicable, (vi) a copy of the marketing and leasing plan for the Mortgaged Property, if applicable, (vii) copies of tenant sales reports, if applicable, (viii) a copy of any franchise agreement relating to the Mortgaged Property, if applicable; and (ix) STR/PACE reports, if applicable; (x) Low Income Housing Tax Credit information, if applicable, and all of the foregoing documents and information shall be in form and substance satisfactory to Buyer.

(k)    Other Documents. Buyer shall have received such other documents as Buyer or its counsel shall reasonably deem necessary.

Within five (5) Business Days of Seller’s satisfaction of all of the conditions enumerated in clauses (a) through (j) above, Buyer shall either (i) if the Purchased Loan Documents with respect to the New Collateral are not reasonably satisfactory in form and substance to Buyer, notify Seller that Buyer has not approved the New Collateral as Collateral or (ii) notify Seller that Buyer has approved the New Collateral as Collateral (which notice shall specify any changes in the Purchase Price resulting from such further review). Buyer’s failure to respond to Seller within five (5) Business Days shall be deemed to be a denial of Seller’s request that Buyer approve the New Collateral, unless Buyer and Seller have agreed otherwise in writing.

EXHIBIT IX

FORM OF SERVICER NOTICE AND AGREEMENT

October [    ], 2018

Wells Fargo Bank, National Association

Commercial Mortgage Servicing

MAC D1050-084

Three Wells Fargo

401 South Tryon Street, 8th Floor

Charlotte, North Carolina 28202

Attention: DB Loan NT-II, LLC and CLNC Credit 5, LLC – Relationship Manager

RE:

Master Repurchase Agreement, dated as of October 23, 2018 (as amended, modified and/or restated, the “Repurchase Agreement”) among DB Loan NT-II, LLC and CLNC Credit 5, LLC, as Master Seller (individually and/or collectively as the context may require, “Master Seller”), and Deutsche Bank AG, Cayman Islands Branch, as Buyer (“Buyer”)

Ladies and Gentlemen:

Wells Fargo Bank, National Association (“Servicer”) has entered into that certain Servicing Agreement, dated as of October 23, 2018 (the “Servicing Agreement”), with Master Seller (together with any Series Seller (as defined in the Repurchase Agreement) party thereto, collectively, “Seller”) pursuant to which Servicer will be servicing certain commercial mortgage loans which loans are subject to Transactions with Buyer under the Repurchase Agreement. Capitalized terms used but not defined herein shall have the meaning set forth in the Repurchase Agreement. Servicer is hereby notified of, and agrees to comply with, the following:

The Purchased Loan Documents of each Purchased Loan provide, or Seller or Servicer has delivered a notice to the Mortgagor under each Purchased Loan and/or to the applicable sub-servicer with respect to each Purchased Loan which provides, that such Mortgagor or other obligor under a Purchased Loan, or such sub-servicer, shall pay all amounts payable under the related Purchased Loan to that certain account of Servicer more particularly described on Exhibit A hereof (the “Servicer Account”). Notwithstanding anything contained in the Servicing Agreement to the contrary, Servicer hereby acknowledges and agrees that Servicer shall cause all Available Income received by the Servicer on account of the Purchased Loans to be remitted to that certain account held at Wells Fargo Bank, National Association entitled “DB LOAN NT-II, LLC, as Master Seller, for the benefit of Deutsche Bank AG, Cayman Islands Branch, as Buyer”, which account is more particularly described on Exhibit A hereof (the “Cash Management Account”), on the Remittance Date (as defined in the Servicing Agreement). Notwithstanding the foregoing, any funds received by Servicer in connection with a payoff of any Purchased Loan shall be remitted by Servicer to the Cash Management Account by wire transfer of immediately available federal funds within two (2) Business Days after receipt. Subject to Servicer’s right to receive any fees payable to Servicer under the Servicing Agreement, Servicer acknowledges that all Income collected on account of the Purchased Loans, whether or not deposited into the Servicer Account is held for the benefit of Buyer.

Servicer agrees to deliver directly to Buyer, at the notice address provided herein, all servicing statements, reports and other information with respect to the Purchased Loans that Servicer is required to deliver to Seller under the Servicing Agreement, on the same date such information is required to be delivered to Seller.

Buyer is the owner of all servicing records, including but not limited to any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of Purchased Loans (the “Servicing Records”) so long as the Purchased Loans are subject to the Repurchase Agreement. Pursuant to the Repurchase Agreement, Seller has granted Buyer a security interest in all servicing rights relating to the Purchased Loans and all Servicing Records to secure the obligation of Seller or its designee to service in conformity with the Repurchase Agreement and any other obligation of Seller to Buyer. Seller has covenanted to safeguard such Servicing Records and to deliver them promptly to Buyer or its designee at Buyer’s request upon the occurrence and during the continuance of an Event of Default.

Upon the occurrence and continuance of a Facility Event of Default (or a Transaction Event of Default affecting the Purchased Loans under the Servicing Agreement) under the Repurchase Agreement, Buyer shall deliver notice of such Facility Event of Default or Transaction Event of Default to Servicer and Buyer may, in its sole discretion, (i) in the case of a Facility Event of Default, sell its right to the Purchased Loans (or for a Transaction Event of Default, the affected Purchased Loans) on a servicing released basis or (ii) in the case of a Facility Event of Default, terminate Servicer as the servicer of the Purchased Loans (or for a Transaction Event of Default, the affected Purchased Loans), with or without cause, in each case without payment of any termination fee. Upon receipt of a notice of a Facility Event of Default or Transaction Event of Default from Buyer, Servicer shall follow the instructions of Buyer, without any further consent from Seller or any other Person, with respect to the Purchased Loans (or affected Purchased Loans) and shall deliver to Buyer any information with respect to the Purchased Loans requested by Buyer to the extent such information is in the possession of or otherwise reasonably available to Servicer.

Notwithstanding any contrary information or direction which may be delivered to Servicer by Seller, Servicer may conclusively rely on any information, direction or notice of an Event of Default delivered by Buyer without any independent investigation or inquiry, and Seller shall indemnify and hold Servicer harmless for any and all claims asserted against Servicer for any actions taken in good faith by Servicer in connection with the delivery of such information or notice of an Event of Default.

No provision of this Servicer Notice and Agreement or the Servicing Agreement may be amended, countermanded or otherwise modified without the prior written consent of Seller, Servicer and Buyer. Buyer is an intended third party beneficiary of this letter.

Please acknowledge receipt and your agreement to the terms of this instruction letter by signing in the signature block below and forwarding an executed copy to Buyer promptly upon receipt. Any notices should be delivered to the following address:

(a)	if to Buyer:

Deutsche Bank AG, Cayman Islands Branch

60 Wall Street

New York, New York 10005

Attention:      Tom Rugg

Telephone:    #######

Telecopy:      #######

Email:           #######

with a copy to:

Deutsche Bank AG, Cayman Islands Branch

60 Wall Street

New York, New York 10005

Attention:      Robert W. Pettinato Jr.

Telephone:    #######

Telecopy:      #######

Email:           #######

and

Sidley Austin LLP

787 Seventh Avenue

New York, New York 10019

Attention:      Robert L. Boyd, Esq.

Telephone:    #######

Fax:               #######

Email:           #######

(b)	if to Servicer:

Wells Fargo Bank, National Association

Commercial Mortgage Servicing

MAC D1050-084

Three Wells Fargo

401 South Tryon Street, 8th Floor

Charlotte, North Carolina 28202

Attention: DB Loan NT-II, LLC and CLNC Credit 5, LLC – Relationship Manager

Facsimile Number: #######

with a copy to:

Wells Fargo Bank, National Association

Law Department

MAC D1053-300

One Wells Fargo Bank Center

301 South College Street

Charlotte, North Carolina 28288

Attention: Commercial Mortgage Servicing Legal Support

In the event of a conflict between the terms and conditions of this Servicer Notice and Agreement and the Servicing Agreement, this Servicer Notice and Agreement shall prevail. Except as specifically set forth in this Servicer Notice and Agreement with respect to the Purchased Loans, all terms and conditions of the Servicing Agreement shall remain in full force and effect.

This Servicer Notice may be executed in counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument. Delivery by electronic transmission (including a .pdf e-mail transmission) of an executed counterpart of a signature page to this Servicer Notice shall be effective as delivery of an original executed counterpart of this Servicer Notice.

This Servicer Notice shall be governed by the laws of the State of New York without giving effect to the conflict of law principles thereof.

[Reminder of page intentionally blank]

Very truly yours,

[DB LOAN NT-II, LLC/ CLNC CREDIT 5, LLC]

By:
Name:
Title:

ACKNOWLEDGED AND AGREED TO:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

EXHIBIT A

Description of Accounts

Servicer Account

Bank:	########
ABA:	########
Account Name:	########
Account #:	########
Attention:	########

Cash Management Account

Bank:	########
City/State:	########
ABA:	########
Account Name:	########
Account #:	########
Attention:	########

EXHIBIT X

PROHIBITED TRANSFEREES

The following entities and their Affiliates including each of their respective successors and assigns shall be Prohibited Transferees:

########

EXHIBIT XI

FORM OF JOINDER AGREEMENT

JOINDER AND MODIFICATION AGREEMENT

This JOINDER AND MODIFICATION AGREEMENT (this “Agreement”), dated as of                     , 20     by [            ] (“New Series Seller”) and DB LOAN NT-II, LLC and CLNC CREDIT 5, LLC, each a Delaware limited liability company organized in series (individually and/or collectively as the context may require, “Master Seller”).

BACKGROUND

A.     Master Seller and Deutsche Bank AG, Cayman Islands Branch, a branch of a foreign banking institution (“Buyer”), entered into that certain Master Repurchase Agreement, dated as of October 23, 2018 (as amended, modified and/or restated from time to time, the “Repurchase Agreement”), pursuant to which Master Seller, on behalf of each Series Seller (as defined therein) heretofore or hereafter established thereunder (Master Seller, together with each such Series Seller, collectively, “Seller”), agreed to sell to Buyer certain Eligible Loans upon the terms and subject to the conditions set forth therein (each such transaction, a “Transaction”). Capitalized terms used but not otherwise defined herein shall have the respective meanings given to such terms in the Repurchase Agreement.

B.    Pursuant to Section 3(n) of the Repurchase Agreement, on or prior to the Purchase Date for any Transaction, Member is required to establish a new Series Seller to enter into such Transaction and Master Seller and such new Series Seller are required to execute and deliver a Joinder Agreement pursuant to which such new Series Seller shall be added as a party to the Repurchase Agreement and the other Transaction Documents.

C.    On or prior to the date hereof, Member has established New Series Seller in accordance with the terms of the Master Seller LLC Agreement and applicable Delaware law for the purpose of entering into a Transaction with Buyer with respect to the Purchased Loan[s] described on Exhibit A attached hereto and New Series Seller wishes to execute and deliver this Agreement pursuant to which New Series Seller shall become a party to and agree to be bound as a Series Seller for all purposes under the Repurchase Agreement and the other Transaction Documents.

AGREEMENT

NOW, THEREFORE, in order to induce Buyer to enter into a Transaction with New Series Seller, and in consideration of the substantial benefit New Series Seller will derive from Buyer entering into such Transaction, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, New Series Seller hereby agrees as follows:

1.    In consideration of New Series Seller becoming a Series Seller entitled to enter into a Transaction with Buyer under and subject to the terms and conditions of the Repurchase Agreement, New Series Seller hereby agrees that, effective as of the date hereof, New Series Seller is, and shall be deemed to be, a Series Seller under the Repurchase Agreement and each of the other Transaction Documents to which the Seller is a party, and agrees that from the date hereof and so long as the Repurchase Obligations remain outstanding, New Series Seller hereby assumes the obligations of a Series Seller under, and New Series Seller shall perform, comply with and be subject to and bound by each of the terms, covenants and conditions of the Repurchase Agreement and each of the other Transaction Documents which are stated to apply to or are made by a Series Seller. Without limiting the generality of the foregoing, New Series Seller hereby represents and warrants that (i) each of the representations and warranties set forth in Section 9(b) of the Repurchase Agreement are true and correct as to New Series Seller and its related Purchased Loan on and as of the date hereof and (ii) New Series Seller has heretofore received true and correct copies of the Repurchase Agreement and each of the other Transaction Documents as in effect on the date hereof. Master Seller hereby confirms, on behalf of itself and the New Series Seller, its pledge and grant of a security interest in the Collateral.

2.    Without limiting the foregoing, New Series Seller agrees that it is and shall be obligated to pay the Repurchase Price applicable to its Purchased Loan on the Repurchase Date therefor and perform and pay all of the other Repurchase Obligations applicable to New Series Seller and such Purchased Loan as if it were an original party to the Repurchase Agreement and agrees to execute and deliver such documents, instruments and other things as Buyer may reasonably request in connection with such New Series Seller’s obligations hereunder and under the Repurchase Agreement and the other Transaction Documents.

3.    In furtherance of the foregoing, New Series Seller shall execute and deliver or cause to be executed and delivered, at any time and from time to time, such further instruments and documents, and shall do or cause to be done such further acts, as may be reasonably necessary or proper in the opinion of Buyer to carry out more effectively the provisions and purposes of this Agreement and the Repurchase Agreement.

4.    Master Seller, on behalf of itself and each Series Seller that has become a party to the Repurchase Agreement on or prior to the date hereof, and New Series Seller acknowledge and agree that, except as modified hereby, the Repurchase Agreement and each of the other Transaction Documents remains unmodified and in full force and effect and all of the terms, covenants and conditions thereof are hereby ratified and confirmed in all respects.

5.    This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to conflicts of law principles.

[SIGNATURES ON FOLLOWING PAGES]

IN WITNESS WHEREOF, each of New Seller and Master Seller, on behalf of itself and each Series Seller that has heretofore become a party to the Repurchase Agreement, has duly executed this Agreement and delivered the same to the Buyer, as of the date and year first above written.

NEW SERIES SELLER:

[CLNY SPE SELLER] – SERIES [ ], a series of [CLNY SPE SELLER], a Delaware limited liability company

By:
Name:
Title:

MASTER SELLER:

[[DB LOAN NT-II, LLC/ CLNC CREDIT 5, LLC], a Delaware limited liability company, on behalf of itself and each Series Seller that has become a party to the Repurchase Agreement prior to the date hereof

By:
Name:
Title:

EXHIBIT A

NEW SERIES SELLER/PURCHASED LOAN

New Series Seller:

Purchased Loan:

EXHIBIT XII

PERMITTED FUND MANAGERS

########

EXHIBIT XIII

FORM OF BAILEE LETTER

[DB LOAN NT-II, LLC/CLNC CREDIT 5, LLC]

c/o CLNC Manager, LLC

590 Madison Avenue, 34th Floor

New York, New York 10022

             , 20

Deutsche Bank AG, Cayman Islands Branch

60 Wall Street

New York, New York 10005

Attention: Tom Rugg

Email: ########

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036-8704

Attn: Daniel L. Stanco, Esq.

Email: ########

Re:

Bailee Agreement (the “Bailee Agreement”) in connection with the sale of [Name of Purchased Loan(s)] by [DB LOAN NT-II, LLC/CLNC CREDIT 5, LLC], a Delaware limited liability company organized in series (“Master Seller”), on behalf of itself and [SERIES SELLER] (collectively, “Seller”) to DEUTSCHE BANK AG, CAYMAN ISLANDS BRANCH, as buyer (“Buyer”)

Ladies and Gentlemen:

Reference is made to that certain Master Repurchase Agreement dated as of October 23, 2018, by and between Master Seller, [DB LOAN NT-II, LLC/CLNC CREDIT 5, LLC], and Buyer (as the same may be amended, modified or supplemented from time to time, the “Repurchase Agreement”). In consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller, Buyer and Ropes & Gray LLP (“Bailee”) hereby agree as follows:

1.    Seller shall deliver to Bailee and Bailee shall hold, in connection with the Purchased Loan[s] delivered to Bailee hereunder (for Bailee’s delivery to the Custodian), the custodial delivery certificate (the “Custodial Delivery Certificate”) attached hereto as Attachment 1, in connection with the Purchased Loan[s] identified thereon.

2.    On or prior to the date indicated on the Custodial Delivery Certificate delivered by Seller (the “Funding Date”), Seller shall have delivered to Bailee, as bailee for hire, the documents set forth on Exhibit B to the Custodial Delivery Certificate (collectively, the “Purchased Loan

File[s]”) for the Eligible Loan[s] (the “Purchased Loan[s]”) listed in Exhibit A to the Custodial Delivery Certificate.

3.    Bailee shall issue and deliver to Buyer and the Custodian (as defined in Section 5 below) on or prior to the Funding Date by electronic mail in the name of Buyer, an initial trust receipt and certification in the form of Attachment 2 attached hereto (the “Trust Receipt”), which Trust Receipt shall state that Bailee has received the documents comprising the Purchased Loan File[s] as set forth in the Custodial Delivery Certificate.

4.    On the applicable Funding Date, in the event that Buyer fails to purchase any Eligible Loan from Seller that is identified in the related Custodial Delivery Certificate (as confirmed by Buyer in writing (which may include electronic mail)), Bailee shall release the Purchased Loan File[s] to Seller in accordance with Seller’s instructions.

5.    Following the Funding Date and the funding of the Purchase Price for the applicable Purchased Loan[s], Bailee shall forward the Purchased Loan File[s] to Wells Fargo Bank, N.A. (the “Custodian”), at 1055 10th Avenue SE, Minneapolis, Minnesota 55414, Attention: CMBS DBCI-NSIncome warehouse, by insured overnight courier for receipt by the Custodian no later than 1:00 p.m. on the third (3rd) Business Day following the applicable Funding Date (the “Delivery Date”).

6.    From and after the applicable Funding Date until the time of receipt of Buyer’s written confirmation as described in Section 4 hereof or the applicable Delivery Date, as applicable, Bailee (a) shall maintain continuous custody and control of the related Purchased Loan File[s] as bailee for Buyer (excluding any period when the same [is/are] under the delivery process described in Section 5 hereof) and (b) shall hold the related Purchased Loan File[s] as sole and exclusive bailee for Buyer unless and until otherwise instructed in writing by Buyer.

7.    In the event that Bailee fails to deliver to Buyer a Mortgage Note or Mezzanine Note, as applicable, or other material portion of a Purchased Loan File[s] that was in its possession to the Custodian within five (5) Business Days following the applicable Funding Date and the funding of the Purchase Price for the applicable Purchased Loan[s], the same shall constitute a “Bailee Delivery Failure” under this Bailee Agreement.

8.    Seller agrees to indemnify and hold Bailee and its partners, directors, officers and employees harmless against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable attorneys’ fees and costs, that may be imposed on, incurred by, or asserted against it or them in any way relating to or arising out of this Bailee Agreement or any action taken or not taken by it or them hereunder unless such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (other than special, indirect, punitive or consequential damages, which shall in no event be paid by Bailee) were imposed on, incurred by or asserted against Bailee because of the breach by Bailee of its obligations hereunder, which breach was caused by gross negligence or willful misconduct on the part of Bailee or any of its partners, directors, officers, agents or employees. The foregoing indemnification shall survive any resignation or removal of Bailee or the termination or assignment of this Bailee Agreement.

9.    Seller hereby represents, warrants and covenants that Bailee is not an affiliate of or otherwise controlled by Seller. Notwithstanding the foregoing, the parties hereby acknowledge that Bailee hereunder may act as counsel to Seller in connection with a proposed Transaction and may represent Seller in connection with any dispute related to this Bailee Agreement or the Transaction Documents.

10.    This Bailee Agreement may not be modified, amended or altered, except by written instrument, executed by all of the parties hereto.

11.    This Bailee Agreement may not be assigned by Seller or Bailee without the prior written consent of Buyer.

12.    For the purpose of facilitating the execution of this Bailee Agreement as herein provided and for other purposes, this Bailee Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute and be one and the same instrument. Electronically transmitted signature pages shall be binding to the same extent.

13.    This Bailee Agreement shall be construed in accordance with the laws of the State of New York, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

14.    Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Repurchase Agreement.

[SIGNATURES COMMENCE ON NEXT PAGE]

Very truly yours,

[DB LOAN NT-II, LLC, as Seller

By:
Name:
Title:]

[CLNC CREDIT 5, LLC, as Seller

By:
Name:
Title:]

ACCEPTED AND AGREED:

ROPES & GRAY LLP, as Bailee

By:
Name:
Title:

ACCEPTED AND AGREED:

DEUTSCHE BANK AG, CAYMAN ISLANDS BRANCH, as Buyer

By:
Name:
Title:

Attachment 1 to Bailee Agreement

CUSTODIAL DELIVERY CERTIFICATE

[See attached]

ATTACHMENT 2 TO BAILEE AGREEMENT

FORM OF BAILEE TRUST RECEIPT

            , 201

Deutsche Bank AG, Cayman Islands Branch

60 Wall Street

New York, New York 10005

Attention: Tom Rugg

Email: ########

Re:

Bailee Agreement, dated             , 201     (the “Bailee Agreement”) among [DB LOAN NT-II, LLC/CLNC CREDIT 5, LLC], a Delaware limited liability company organized in series (“Master Seller”), on behalf of itself and [SERIES SELLER] (collectively, “Seller”), Deutsche Bank AG, Cayman Islands Branch, as buyer (“Buyer”) and Ropes & Gray LLP (“Bailee”)

Ladies and Gentlemen:

In accordance with the provisions of Section 3 of the above-referenced Bailee Agreement, the undersigned, as Bailee, hereby certifies that as to the Purchased Loan[s] described in Exhibit A to the Custodial Delivery Certificate, it has reviewed the Purchased Loan File[s] and has determined that all documents listed in Exhibit B to the Custodial Delivery Certificate are in its possession.

Bailee hereby confirms that it is holding the Purchase Loan File[s] as agent and bailee for the exclusive use and benefit of Buyer pursuant to the terms of the Bailee Agreement.

All capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the above-referenced Bailee Agreement.

ROPES & GRAY LLP,
as Bailee

By:
Name:
Title: